Exhibit 10.2

TERM LOAN CREDIT AGREEMENT

dated as of

December 3, 2020,

among

DART INDUSTRIES INC.,

as the Borrower,

TUPPERWARE BRANDS CORPORATION,

as Parent

The LENDERS Party Hereto

and

ALTER DOMUS (US) LLC,

as Administrative Agent,

JPMORGAN CHASE BANK, N.A.,

as Lead Arranger and Bookrunner

i

SCHEDULES:

Schedule 1.01	-	Pricing Schedule
Schedule 2.01	-	Commitments
Schedule 3.03	-	Government Authorizations and Other Consents
Schedule 3.13	-	Subsidiaries
Schedule 5.17	-	Post Closing Matters
Schedule 6.01	-	Existing Liens
Schedule 6.02	-	Existing Debt
Schedule 9.04	-	Specified Permitted Assignee

EXHIBITS:

Exhibit A	-	Form of Assignment and Assumption
Exhibit B	-	Form of Borrowing Request
Exhibit C	-	Form of Interest Election Request
Exhibit D	-	Form of Promissory Note
Exhibit E	-	Form of Compliance Certificate
Exhibit F-1	-	Form of U.S. Tax Certificate (for Non-U.S. Lenders that are Not Partnerships)
Exhibit F-2	-	Form of U.S. Tax Certificate (for Non-U.S. Participants that are Not Partnerships)
Exhibit F-3	-	Form of U.S. Tax Certificate (for Non-U.S. Participants that are Partnerships)
Exhibit F-4	-	Form of U.S. Tax Certificate (for Non-U.S. Lenders that are Partnerships)
Exhibit G	-	Form of Master Guaranty Agreement
Exhibit H	-	Form of Perfection Certificate
Exhibit I	-	Form of Discount Range Prepayment Notice
Exhibit J	-	Form of Discount Range Prepayment Offer
Exhibit K	-	Form of Solicited Discounted Prepayment Notice
Exhibit L	-	Form of Solicited Discounted Prepayment Offer
Exhibit M	-	Form of Specified Discount Prepayment Notice
Exhibit N	-	Form of Specified Discount Prepayment Response
Exhibit O	-	Form of Intercompany Note
Exhibit P	-	Form of Notice of Prepayment of Facility A Loans

THIS TERM LOAN CREDIT AGREEMENT dated as of December 3, 2020 (this “Agreement”), among DART INDUSTRIES INC., a Delaware corporation (the “Borrower”), TUPPERWARE BRANDS CORPORATION, a Delaware corporation (the “Parent”), the LENDERS party hereto and ALTER DOMUS (US) LLC (“Alter Domus”), as Administrative Agent.

R E C I T A L S:

Borrower has requested, and the Lenders have agreed to make available to Borrower, a term loan facility upon and subject to the terms and conditions set forth in this Agreement (a) to redeem the Senior Notes, (b) for other general corporate purposes and any other purposes not prohibited by this Agreement and (c) to fund certain fees, premiums, expenses and other transaction costs associated with the funding of the Loans and consummation of the Transactions, including upfront fees and original issue discount with respect to the Loans and Commitment (the “Transaction Expenses”).

In consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” refers to whether the Loan bears interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Discount” has the meaning assigned to such term in Section 2.11(a)(iii)(D)(2).

“Acceptable Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(iii)(D)(3).

“Acceptance Date” has the meaning specified in Section 2.11(a)(iii)(D)(2).

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person (other than by means of the exercise of secured creditor or similar remedies in respect of any Indebtedness owed by such Person), (b) the acquisition of more than 50% of the issued and outstanding Equity Interests in any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) in which the surviving entity is Parent, the Borrower or a Subsidiary (including any Person that becomes a Subsidiary as a result of the consummation thereof).

“Acquisition Transaction” means the purchase or other acquisition (in one transaction or a series of transactions, including by merger or otherwise) by Parent, the Borrower or any Subsidiary of all or substantially all the property, assets or business of another Person, or assets constituting a business unit, line of business or division of, any Person, or of a majority of the outstanding Equity Interests of any Person (including any Investment which serves to increase Parent’s, the Borrower’s or any Subsidiary’s respective equity ownership in any joint venture or other Person to an amount in excess (or further in excess) of the majority of the outstanding Equity Interests of such joint venture or other Person).

“Additional Guarantee and Collateral Requirement” means the requirement that:

(a) on the Closing Date, the Administrative Agent shall have received from Parent and each Designated Subsidiary the Master Guaranty Agreement, duly executed and delivered on behalf of Parent and such Subsidiary Guarantor, as applicable, and (ii) the Borrower the Master Collateral Agreement, duly executed and delivered on behalf of the Borrower;

(b) on the Closing Date, the Administrative Agent shall have received, with respect to the Borrower, (i) a completed Perfection Certificate, dated as of the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby and (ii) such customary legal opinions, evidence of authority, officer’s certificates, secretary’s certificates and other documents and instruments as the Required Lenders may reasonably request;

(c) the Administrative Agent shall, to the extent required by the Master Collateral Agreement, have received (i) certificates or other instruments representing all Equity Interests owned by the Borrower, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank, and (ii) all promissory notes, if any, owned by the Borrower, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by applicable law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Master Collateral Agreement and perfect such Liens to the extent required by, and with the priority required by, the Master Collateral Agreement, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(e) after the Closing Date in the case of any Subsidiary that becomes a Designated Subsidiary, subject to Section 5.15(b), the Administrative Agent shall have received from such Designated Subsidiary a supplement to the Master Guaranty Agreement, in the form specified therein, duly executed and delivered on behalf of such Subsidiary.

Notwithstanding the foregoing:

(i) nothing in this definition or in any Security Document shall require the creation or perfection of Liens on any Excluded Assets;

(ii) this definition shall not require the creation or perfection of Liens on, or the obtaining of legal opinions or other deliverables with respect to, particular assets of the Borrower if and for so long as the Required Lenders determine, after consultation with the Borrower, that the cost of creating or perfecting such Liens on such assets, or obtaining such legal opinions or other deliverables in respect of such assets, shall be excessive in relation to the benefit to be afforded to the Lenders therefrom;

(iii) nothing in this definition shall require obtaining any landlord waivers, estoppels, collateral access letters or similar third party agreements;

(iv) nothing in this definition shall require delivery of (A) certificates or other instruments representing, or any stock powers or other instruments of transfer in respect of, any Equity Interests in any Subsidiary that is not a Material Subsidiary or that is an Excluded Asset or (B) any promissory note evidencing Indebtedness of less than $2,500,000 (or equivalent thereof) (it being understood that such Equity Interests or promissory notes may nonetheless constitute Collateral);

(v) nothing in this definition shall require perfection of a Lien on any letter of credit rights, other than the filing of Uniform Commercial Code financial statements or an equivalent thereof in appropriate form in the applicable jurisdictions;

(vi) no Security Documents governed under the laws of any jurisdiction outside of the United States, and no actions in any jurisdiction outside of the United States or that are necessary to create or perfect any security interest in assets located or titled outside of the United States, shall be required;

(vii) nothing in this definition shall require obtaining control agreements with respect to deposit accounts or securities accounts; and

(viii) no certificate, power, instrument, promissory note or other deliverable shall be required to be delivered in connection with the Loan Document Obligations prior to the Discharge of Revolving Obligations (as defined in the Master Collateral Agreement).

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Alter Domus, in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents, or any successor appointed in accordance with Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any U.K. Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such Person.

“Agent Fee Letter” means that certain fee letter dated as of the date hereof, by and between Borrower and Alter Domus, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Agent Indemnitee” has the meaning set forth in Section 9.03(b).

“Agreement” has the meaning given to such term in the preliminary statements hereto.

“Alter Domus” has the meaning given to such term in the preliminary statements hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% per annum, (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit with a maturity of one month plus 1% per annum and (d) 2.00%. For purposes of clause (c) above, the Adjusted LIBO Rate for any day shall be based on the Screen Rate at approximately 11:00 a.m., London time, on such day for deposits with a maturity of one month (or, if the Screen Rate is not available for a maturity of one month but is available for periods both longer and shorter than such period, the Interpolated Screen Rate as of such time). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until any amendment has become effective pursuant to Section 2.14(b)), then for purposes of clause (c) above the Adjusted LIBO Rate shall be deemed to be 1.00%.

“Anti-Corruption Laws” means, with respect to a Person, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and all other laws, rules, and regulations of any jurisdiction applicable to such Person concerning or relating to bribery or corruption.

“Applicable Discount” has the meaning assigned to such term in Section 2.11(a)(iii)(C)(2).

“Applicable Indemnitor” has the meaning set forth in Section 7.01(h).

“Applicable Rate” means, for any day, with respect to interest on any Loan payable hereunder, the applicable rate per annum set forth on Schedule 1.01 opposite the appropriate caption, based upon the Status (as defined in such Schedule) in effect on such day.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means JPMorgan Chase Bank, N.A., in its capacity as the lead arranger and bookrunner.

“Asset Sale Reinvestment Percentage” means (a) 50% or (b) to the extent the Borrower requests and the Required Lenders consent, 100%.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.11(a)(iii)(A); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Audited Financial Statements” means, collectively, the audited consolidated balance sheet of Parent and its then Subsidiaries for the fiscal year ended December 29, 2019, and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for such fiscal year of Parent and its then Subsidiaries, including the notes thereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” means, with respect to any Person, that such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Required Lenders, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark Replacement” means the sum of (a) the alternate benchmark rate (which may be a SOFR-Based Rate) that has been selected by the Administrative Agent, the Required Lenders and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the applicable Screen Rate for syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that if the Benchmark Replacement as so determined would be less than 1.00%, the Benchmark Replacement will be deemed to be 1.00% for all purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion. For the avoidance of doubt, any such Benchmark Replacement shall meet the standards set forth in Proposed United States Treasury Regulations under Section 1.1001-6 (or any successor United States Treasury Regulations or other official IRS guidance promulgated that supersedes such Proposed United States Treasury Regulations) so as not to be treated as a “modification” (and therefor an exchange) of any Loans for purposes of Treasury Regulations Section 1.1001-3.

“Benchmark Replacement Adjustment” means the spread adjustment or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent, the Required Lenders and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the applicable Screen Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the applicable Screen Rate with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Rate); provided that any such Benchmark Replacement Adjustment shall meet the standards set forth in Proposed United States Treasury Regulations under Section 1.1001-6 (or any successor United States Treasury Regulations or other official IRS guidance promulgated that supersedes such Proposed United States Treasury Regulations) so as not to be treated as a “modification” (and therefor an exchange) of any Loans for purposes of Treasury Regulations Section 1.1001-3.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent and the Required lenders decide in their reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent and the Required Lenders decide is reasonably necessary in connection with the administration of this Agreement); provided that any such Benchmark Replacement Conforming Changes shall meet the standards set forth in Proposed United States Treasury Regulations under Section 1.1001-6 (or any successor United States Treasury Regulations or other official IRS guidance promulgated that supersedes such Proposed United States Treasury Regulations) so as not to be treated as a “modification” (and therefor an exchange) of any Loans for purposes of Treasury Regulations Section 1.1001-3.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the applicable Screen Rate permanently or indefinitely ceases to provide the applicable Screen Rate; or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:

(a) a public statement or publication of information by or on behalf of the administrator of the applicable Screen Rate announcing that such administrator has ceased or will cease to provide the applicable Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the applicable Screen Rate;

(b) a public statement or publication of information by the regulatory supervisor for the administrator of the applicable Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the applicable Screen Rate, a resolution authority with jurisdiction over the administrator for the applicable Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the applicable Screen Rate, in each case which states that the administrator of the applicable Screen Rate has ceased or will cease to provide the applicable Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the applicable Screen Rate; and/or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of the applicable Screen Rate announcing that the applicable Screen Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent and the Required Lenders, as applicable, by notice to the Borrower and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the applicable Screen Rate has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the applicable Screen Rate for all purposes hereunder in accordance with Section 2.14 and (b) ending at the time that a Benchmark Replacement has replaced the applicable Screen Rate for all purposes hereunder pursuant to Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning set forth in the preamble hereto.

“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower to make a voluntary prepayment of Loans at a Specified Discount to par pursuant to Section 2.11(a)(iii)(B).

“Borrowing” shall mean the borrowing of one Loan of the same Type on a given date (or resulting from a conversion or conversions on such date).

“Borrowing Request” means a written request by the Borrower for a Borrowing in accordance with Section 2.03 or 2.04, which shall be substantially in the form of Exhibit B or any other form approved by the Administrative Agent.

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Loans at a specified range at a discount to par pursuant to Section 2.11(a)(iii)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Loans at a discount to par pursuant to Section 2.11(a)(iii)(D).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the London interbank market.

“Call Premium Event” means (a) any voluntary prepayment or any mandatory prepayment pursuant to Section 2.11 (other than any Specified Asset Sales Prepayment) by the Borrower of all, or any part, of the principal balance of any Loans whether in whole or in part, and whether before or after (i) the occurrence of an Event of Default, or (ii) the commencement of any proceeding under any Debtor Relief Law, and notwithstanding any acceleration (for any reason) of the Loans; (b) the acceleration of all of the Loans for any reason, including, but not limited to, acceleration in accordance with Section 7.01, including as a result of the commencement of a proceeding under any Debtor Relief Law; (c) the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Loans in any proceeding under any Debtor Relief Law, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any proceeding under any Debtor Relief Law to the Lenders (whether directly or indirectly, including through the Administrative Agent or any other distribution agent), in full or partial satisfaction of the Loans; (d) the termination of this Agreement for any reason (other than as a result of the payment in full at maturity of the Obligations in respect of the Loans (other than contingent indemnity or reimbursement obligations for which no claim has been asserted) on the Maturity Date); or (e) any forced assignment of Loans occurs pursuant to Section 2.19. Solely for purposes of the definition of the term “Make-Whole Amount”, if a Call Premium Event occurs under clause (b), (c) or (d) above, the entire outstanding principal amount of the Loans shall be deemed to have been prepaid on the date on which such Call Premium Event occurs.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, as in effect from time to time, subject to Section 1.04, recorded as capitalized leases.

“Captive Insurance Subsidiary” means any Subsidiary of Parent that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents” means any of the following types of Investments (including for the avoidance of doubt, cash), to the extent owned by Parent or any of its Subsidiaries:

(a) Dollars;

(b) local currencies held by Parent or any of its Subsidiaries from time to time in the ordinary course of business and not for speculation;

(c) readily marketable direct obligations issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(d) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 (or the foreign currency equivalent thereof as of the date of such investment);

(e) repurchase obligations for underlying securities of the types described in clauses (c) and (d) above or clause (h) below entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within 12 months after the date of creation thereof;

(g) marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(h) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof, in each case having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 12 months or less from the date of acquisition;

(i) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(j) investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (i) above; and

(k) solely with respect to any Captive Insurance Subsidiary, any investment that a Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law and which is substantially consistent with Investments of the type described in clauses (a) through (j) above.

“Cash Management Services” means cash management and related services provided to Parent or the Borrower, including treasury, depository, return items, overdraft, controlled disbursement, cash sweeps, zero balance arrangements, merchant stored value cards, e-payables, electronic funds transfer, interstate depository network and automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) services and credit cards, credit card processing services, debit cards, stored value cards and commercial cards (including so-called “‘purchase cards”, “procurement cards” or “p-cards”) arrangements.

“Casualty Event” means any event that gives rise to the receipt by a Loan Party of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CFC” means (a) any Person that is a “controlled foreign corporation” (within the meaning of Section 957), but only if a U.S. Person that is an Affiliate of a Loan Party is, with respect to such person, a “United States shareholder” (within the meaning of Section 951(b)) described in Section 951(a)(1), and (b) each Subsidiary of any Person described in clause (a). For purposes of this definition, all Section references are to the Code.

“CFC Holdco” means any direct or indirect Domestic Subsidiary substantially all of the assets of which consist (directly or indirectly through Persons that are treated as disregarded entities for United States Federal income tax purpose) of Equity Interests in and/or Indebtedness of one or more CFCs.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of Parent or its Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 35% or more of the Voting Equity Interests in Parent;

(b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c) any “Change of Control” (or similar term) shall occur under (and as defined in) any document or instrument governing or evidencing any Material Indebtedness.

“Charges” has the meaning set forth in Section 9.13.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with such Section 4.01 and the initial Loans are advanced which is December 3, 2020.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the “Collateral” as defined in the Master Collateral Agreement.

“Commitment” means, for each Lender, the amount set forth opposite such Lender’s name in Schedule 2.01 as terminated in accordance with the terms hereof. The aggregate amount of the Commitments as of the Closing Date is $75,000,000.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications, including through an Electronic System.

“Company Person” means any future, current or former officer, director, manager, member, member of management, employee, consultant or independent contractor of Parent or any of its Subsidiaries.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E or any other form approved by the Required Lenders.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Required Lenders in accordance with:

(a) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; or

(b) if, and to the extent that, the Required Lenders determine that Compounded SOFR cannot be determined in accordance with clause (a) above, then the rate, or methodology for this rate, and conventions for this rate that the Required Lenders determines in their reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for syndicated credit facilities; provided that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (a) or (b) above is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement”.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, with respect to any Measurement Period, an amount equal to Consolidated Net Income of Parent and its Subsidiaries for such Measurement Period, plus, without duplication, (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges; (ii) the provision for Federal, state, local and foreign income taxes payable (including franchise and similar taxes based on net income); (iii) depreciation and amortization expense; (iv) extraordinary, unusual or non-recurring non-cash charges, expenses or losses (including, without duplication, non-cash reengineering and impairment charges and write-off of goodwill and intangibles) and non-cash charges for deferred tax asset valuation allowances; (v) any non-cash impairment charges or asset write-off resulting from the application of ASC 350; (vi) any non-cash expense realized or resulting from any employee benefit plans, post-employment benefit plans, deferred stock compensation plan or grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors and employees of Parent or any of its Subsidiaries; (vii) any write-off of deferred costs incurred in connection with the Existing Credit Agreement and related interest rate Swap Contracts and any other losses arising from the early extinguishment of Indebtedness or obligations under Swap Contracts; and (viii) non-cash losses or expenses resulting from fair value accounting required by Auditing Standards Update No. 133; in each case, of or by Parent and its Subsidiaries for such Measurement Period, and minus, without duplication, (b) (i) to the extent included in calculating such Consolidated Net Income, Federal, state, local and foreign income tax credits; (ii) any amounts paid in cash during such Measurement Period in respect of any non-cash charges, expenses or losses added back pursuant to clause (a)(iv) above in any prior period; (iii) to the extent included in calculating such Consolidated Net Income, all extraordinary, unusual or non-recurring non-cash items increasing Consolidated Net Income; and (iv) gains arising from the early extinguishment of Indebtedness or obligations under Swap Contracts, in each case of or by Parent and its Subsidiaries for such Measurement Period; provided that Consolidated EBITDA shall be calculated so as to exclude the effect of any gain or loss that represents after-tax gains or losses attributable to any Disposition, other than Dispositions of inventory or other Dispositions in the ordinary course of business. For the purposes of calculating Consolidated EBITDA for any Measurement Period, if at any time during such Measurement Period Parent or any Subsidiary shall have made any Material Disposition or Material Acquisition, then the Consolidated EBITDA for such Measurement Period shall be calculated after giving Pro Forma Effect thereto.

“Consolidated Funded Indebtedness” means, as of any date of determination, for Parent and its Subsidiaries on a consolidated basis, the sum, in each case, without duplication, of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Loans outstanding hereunder) and all obligations evidenced by bonds, debentures, notes or other similar instruments, (b) all purchase money Indebtedness, (c) all outstanding reimbursement obligations in respect of drawings made under letters of credit (including standby and commercial letters of credit constituting Indebtedness), bankers’ acceptances, bank guaranties and similar instruments, (d) all obligations to pay the deferred purchase price of property or services to the extent constituting Indebtedness (other than any obligations in respect of an Employee Benefit Arrangement), (e) all Attributable Indebtedness, (f) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than Parent or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which Parent or a Subsidiary is a general partner or joint venturer to the extent that Parent, the Borrower or such Subsidiary is legally liable therefor as a result of its ownership interest in such entity or is contractually liable therefor by operation of its charter or other governing documents, unless such Indebtedness is expressly made non-recourse to Parent or such Subsidiary.

“Consolidated Interest Charges” means, for any Measurement Period, the sum, without duplication, of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money or Swap Contracts (excluding any impairment charge arising by reason of the refinancing of any Indebtedness), or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP and (b) the portion of rent expense under Capitalized Leases that is treated as interest in such Measurement Period in accordance with GAAP, in each case, of or by Parent and its Subsidiaries. For the purposes of calculating Consolidated Interest Charges for any Measurement Period, if at any time during such Measurement Period Parent or any Subsidiary shall have made any Material Disposition or Material Acquisition, then the Consolidated Interest Charges for such Measurement Period shall be calculated after giving Pro Forma Effect thereto.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of the last day of the then most recently completed Measurement Period to (b) Consolidated EBITDA for such Measurement Period.

“Consolidated Net Income” means, with respect to any Measurement Period, the net income of Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, for such Measurement Period.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Investments permitted under Section 6.10) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Parent and its Subsidiaries at such date, excluding the current portion of deferred income taxes and deferred rent balances over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Parent and its Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Indebtedness, (ii) all Indebtedness consisting of Loans, Facility A Loans and obligations under letters of credit to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (A) arising from acquisitions or dispositions by Parent and its Subsidiaries shall be measured from the date on which such acquisition or disposition occurred until the first anniversary of such acquisition or disposition with respect to the Person subject to such acquisition or disposition and (B) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of Consolidated Net Income and (III) any changes in current assets or current liabilities as a result of (x) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under hedging agreements or other derivative obligations, (y) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of acquisition method accounting.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” means, with respect to a Benchmark Replacement, a tenor (including overnight) having approximately the same length (disregarding any business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the applicable Screen Rate.

“Covered Entity” means (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 9.22.

“Dart Security Agreement” means the Security Agreement dated as of June 2, 2011, made by and between Dart and JPMorgan Chase Bank, N.A., as collateral agent for the benefit of the Secured Parties (as defined therein) with respect to Dart’s interest in the Material Marks and other Collateral (as defined therein), as amended, restated, amended and restated, supplemented or otherwise modified, including to replace JPMorgan Chase Bank N.A., as collateral agent.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, examinership, court protection, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, judicial management, reorganization, or similar debtor relief laws of the United States.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans or (ii) to pay over to any Specified Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied, (b) has notified the Borrower or any Specified Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Specified Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Specified Party’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event or Bail-In Action.

“Designated Non-Cash Consideration” means the fair market value of any non-cash consideration received by Parent or a Subsidiary in connection with a Disposition pursuant to Section 6.04(m) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within one hundred eighty days following the consummation of the applicable Disposition).

“Designated Person” means any Person listed on a Sanctions List.

“Designated Subsidiary” means each Domestic Subsidiary of Parent, other than (i) the Borrower, (ii) any Domestic Subsidiary that is not wholly owned by the Parent, (iii) unless otherwise agreed by the Borrower, any Domestic Subsidiary that is not a Material Subsidiary, (iv) any Domestic Subsidiary that is prohibited or restricted by applicable law or, in the case of any Domestic Subsidiary that is acquired after the Closing Date, by any Contractual Obligation existing on the date such Domestic Subsidiary is acquired (and not created in anticipation thereof) from providing a Guarantee of the Obligations or that would require consent, approval, license or authorization of any Governmental Authority to provide a Guarantee of the Obligations (unless such consent, approval, license or authorization has been received), (v) any Domestic Subsidiary that is a Captive Insurance Subsidiary, (vi) any Domestic Subsidiary that is a not-for-profit Subsidiary, (vii) any Domestic Subsidiary with respect to which the Administrative Agent, after consultation with the Borrower, determines that the cost of providing a Guarantee of the Obligations shall be excessive in relation to the benefit to be afforded to the Lenders therefrom and (viii) any Domestic Subsidiary that is a CFC or CFC Holdco; provided that (A) any Domestic Subsidiary that is excluded from being a Designated Subsidiary under any of the foregoing clauses shall automatically cease to be so excluded at such time as the condition causing it to be so excluded shall be remedied or shall cease to be in effect and (B) any Subsidiary that Guarantees any Indebtedness under the Revolving Credit Agreement shall, notwithstanding anything to the contrary set forth above, be a Designated Subsidiary.

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.11(a)(iii)(B)(2).

“Discount Range” has the meaning assigned to such term in Section 2.11(a)(iii)(C)(1).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(iii)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.11(a)(iii)(C) substantially in the form of Exhibit I.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit J, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(iii)(C)(1).

“Discount Range Proration” has the meaning assigned to such term in Section 2.11(a)(iii)(C)(3).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.11(a)(iii)(D)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment or Borrower Solicitation of Discount Range Prepayment Offer, five (5) Business Days following the receipt by each relevant Lender of notice from the Auction Agent in accordance with Section 2.11(a)(iii)(B), Section 2.11(a)(iii)(C) or Section 2.11(a)(iii)(D), as applicable unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning assigned to such term in Section 2.11(a)(iii)(A).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including pursuant to a sale and leaseback transaction or by way of merger or consolidation) of any property (including the Equity Interests in a Subsidiary, but excluding Equity Interests in Parent) of any Person by such Person (including the issuance by any Subsidiary of Equity Interests, other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law).

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition,

(a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale as long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event is subject to the prior repayment in full of the Loans and all other Loan Document Obligations that are accrued and payable),

(b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part,

(c) provides for the scheduled payments of dividends in cash, or

(d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests,

in each case, prior to the Maturity Date of the Loans at the time of issuance; provided that if such Equity Interests are issued pursuant to a plan for the benefit of future, current or former employees, directors, or officers of Parent or its Subsidiaries or by any such plan to such employees, directors or officers, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s or officer’s termination, death or disability.

“Dividing Person” has the meaning set forth in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person that retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollars” or “$” means lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of any State of the United States or the District of Columbia.

“Early Opt-in Election” means the occurrence of:

(a) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that credit facilities being executed at such time, or that include language similar to that contained in Section 2.14(b), are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and

(b) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent and to the Borrower.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) above and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Electronic Signature” means an electronic signature, sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, Intralinks®, ClearPar®, DebtDomain, SyndTrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any of its Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or the Borrower or any Subsidiary or other Affiliate thereof.

“Employee Benefit Arrangement” means any employee benefit plan, program, policy, practice or other arrangement providing benefits to any current or former employee, officer or director of Parent or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries contributes or is obligated to contribute, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, restricted stock, severance, employment, change of control or fringe benefit plan, agreement, program or policy.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions by any Governmental Authority relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock in (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock in (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock in (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting; provided that Indebtedness that is convertible into any such Equity Interests shall not, prior to the conversion thereof, constitute an Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Parent within the meaning of Section 414(b) or 414(c) of the Code (and Sections 414(m) and 414(o) of the Code for purposes of provisions relating to Section 412 or 430 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Parent or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Parent or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA or routine claims for benefits, upon Parent or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency”, when used in reference to any Loan, refers to whether such Loan is bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning set forth in Section 7.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such period,

(ii) an amount equal to all non-cash charges (such as depreciation, amortization, and impairment) deducted in arriving at such Consolidated Net Income,

(iii) decreases in Consolidated Working Capital and long-term accounts receivable for such period, and

(iv) an amount equal to the aggregate net non-cash loss on dispositions by Parent and its Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, less:

(b) the sum, without duplication, of:

(i) the amount of all non-cash gains or credits included in arriving at such Consolidated Net Income (excluding any such non-cash amount in respect of which cash or other assets were received in a prior period or will be received in a future period or which represents the reversal of an accrual or cash reserve for anticipated cash charges in any prior period) and the aggregate amount of all cash items excluded in the calculation of Consolidated Net Income,

(ii) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate amount of capital expenditures not prohibited by this Agreement made in cash during such period, to the extent that such capital expenditures were not financed with Funded Debt,

(iii) the aggregate amount of all principal payments of Indebtedness (including (1) the principal component of payments in respect of Capitalized Leases and (2) the amount of any mandatory prepayment of Loans and/or Facility A Loans to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding all other prepayments of Loans and all prepayments of revolving loans and swingline loans) made during such period, other than (A) in respect of any revolving credit facility except to the extent there is an equivalent permanent reduction in commitments thereunder and (B) to the extent financed with the proceeds of other Indebtedness of Parent or its Subsidiaries,

(iv) an amount equal to the aggregate net non-cash gain on dispositions by Parent and its Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v) increases in Consolidated Working Capital and long-term accounts receivable for such period,

(vi) cash payments by Parent and its Subsidiaries during such period in respect of long-term liabilities of Parent and its Subsidiaries other than Indebtedness,

(vii) without duplication of amounts deducted from Excess Cash Flow in prior periods, the amount of Investments (other than Investments permitted pursuant to Section 6.10) and acquisitions in each case paid in cash and not prohibited by this Agreement to the extent that such Investments and acquisitions were not financed with Funded Debt,

(viii) the amount of dividends and other Restricted Payments paid in cash during such period not prohibited by this Agreement, to the extent such dividends and Restricted Payments were not financed with Funded Debt,

(ix) the aggregate amount of payments and expenditures actually made by Parent and its Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such payments and expenditures are not expensed during such period,

(x) cash payments by Parent and its Subsidiaries during such period in respect of non-cash charges included in the calculation of Consolidated Net Income in any prior period,

(xi) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Parent and its Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,

(xii) at the option of Parent, and without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Parent or any of the Subsidiaries pursuant to binding contracts, commitments, letters of intent or purchase orders (the “Contract Consideration”), in each case, entered into during such period or prior to the date of prepayment required pursuant to Section 2.11(b)(i), relating to Permitted Acquisitions, other Investments (other than Investments permitted pursuant to Section 6.10) or capital expenditures in each case not prohibited by this Agreement to be consummated or made during a subsequent period; provided, that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions, Investments or capital expenditures during such subsequent period is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period, and

(xiii) the amount of Taxes (including penalties and interest) paid in cash in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Excluded Assets” means (a) any motor vehicles and other assets subject to certificates of title, except to the extent perfection of a security interest therein may be accomplished by the filing of a Uniform Commercial Code financing statement or an equivalent thereof in appropriate form in the applicable jurisdiction; (b) commercial tort claims as to which the claim thereunder is less than $2,500,000, (c) (i) any assets to the extent a security interest may not be granted in such assets as a matter of applicable law and (ii) any lease, license, contract or agreement or any rights or interests thereunder if and for so long as the grant of a security interest therein would (A) constitute or result in (1) the unenforceability of any right, title or interest of Borrower in or (2) a breach or termination pursuant to the terms of, or a default under, such lease, license, contract or agreement (other than to the extent that any such law or term would be rendered ineffective pursuant to the anti-non assignment provisions of the Uniform Commercial Code or other applicable law), or (B) require a governmental or other third party consent, approval, license or authorization (after giving effect to the anti-non assignment provisions of the Uniform Commercial Code or other applicable law), (d) any property subject to a purchase money security interest or Capitalized Lease if and for so long as the grant of a security interest therein would constitute or result in a breach or a default under the related agreements (other than to the extent that such breach or default would be rendered ineffective pursuant to the anti-non assignment provisions of the Uniform Commercial Code or other applicable law), (e) any governmental licenses or state or local franchises, charters and authorizations if and for so long as the grant of a security interest therein is prohibited or restricted thereby (other than to the extent that such restriction or prohibition would be rendered ineffective pursuant to the anti-non assignment provisions of the Uniform Commercial Code or other applicable law), (f) Equity Interests in any Person that is not a wholly owned Subsidiary to the extent a security interest therein would be prohibited under Organization Documents or shareholder agreements of such Person (and the Borrower shall not be required to seek the consent of third parties thereunder), (g) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, but only to the extent that the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable United States Federal law, (h) any assets to the extent a security interest in such assets would result in material adverse tax consequences to the Parent and its Subsidiaries, as reasonably determined by the Borrower, provided that such assets shall have been identified by the Borrower in writing to the Administrative Agent, (i) “letter of credit rights”, except to the extent constituting a “supporting obligation” of other Collateral as to which perfection of a security interest therein may be accomplished by the filing of a Uniform Commercial Code financing statement or an equivalent thereof in appropriate form in the applicable jurisdiction, (j) any voting Equity Interests of (i) any CFC and (ii) any CFC Holdco, in each case, in excess of 65% of the issued and outstanding voting Equity Interests of any such Person and/or (k) any real property, whether owned or leased; provided that the term “Excluded Assets” shall not include any proceeds or products of any of the foregoing (unless such proceeds or products themselves would constitute assets described in clauses (a) through (k) above).

“Excluded Information” has the meaning assigned to such term in Section 2.11(a)(iii)(A).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender or U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19) or (ii) such Lender changes its lending office, except, in each case, to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of September 11, 2013, by and among Parent, the other borrowers from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, amended and restated or otherwise modified prior to March 29, 2019.

“Facility A Credit Agreement” means that certain Credit Agreement, dated as of the date hereof, by and among inter alia Parent, as borrower, the other entities party thereto as loan parties, the lenders from time to time party thereto and Alter Domus, as administrative agent and collateral agent, as amended, restated, supplemented or otherwise modified from time to time.

“Facility A Loans” means the “Loans” (as defined in the Facility A Credit Agreement).

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero.

“Foreign Casualty Event” has the meaning set forth in Section 2.11(b)(v).

“Foreign Disposition” has the meaning set forth in Section 2.11(b)(v).

“Foreign Government Scheme or Arrangement” has the meaning set forth in Section 3.12(d).

“Foreign Plan” has the meaning set forth in Section 3.12(d).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funded Debt” means all Indebtedness of Parent and its Subsidiaries for borrowed money that matures more than one year from the date of its creation (other than loans under the Revolving Credit Agreement or loans under any other revolving facility available to Parent or any of its Subsidiaries).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that, subject to Section 1.04, are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien) up to the value of such assets; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, mold, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hostile Acquisition” means any Acquisition that has not been approved by the board of directors or similar body of the Person to be acquired.

“Identified Participating Lenders” has the meaning assigned to such term in Section 2.11(a)(iii)(C)(3).

“Identified Qualifying Lenders” has the meaning specified in Section 2.11(a)(iii)(D)(3).

“Idle Properties” means the following properties: (a) an unimproved parcel located in Rio de Janeiro, Brazil, (b) the unimproved real estate located in Jerome, Idaho, (c) the unimproved real estate located in Neshanic Station, New Jersey, (d) an unimproved parcel in Reservoir, Victoria, Australia, (e) the real estate located in or around Tours, France, together with the buildings, warehouse, office space and improvements thereof, and (f) the real estate located in or around Carrollton, Texas, together with the buildings, warehouse, office space and improvements thereof (i.e., the former BeautiControl, Inc. facility).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial letters of credit, but excluding cash-collateralized letters of credit to the extent such cash collateral is permitted under Section 6.01), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and not past due for more than 90 days after the date on which such trade account was by its terms due, (ii) deferred compensation payable to directors, officers or employees of such Person and (iii) any earn-out or other purchase price adjustment incurred in connection with an Acquisition);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness of such Person; and

(g) all Guarantees of such Person in respect of any of the foregoing of any other Person.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer to the extent that such Person is legally liable therefor as a result of its ownership interest in such entity or is contractually liable therefor by operation of its charter or other governing documents, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Loan Party under any Loan Document and (b) Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of Parent, qualified to perform the task for which it has been engaged and that is independent of the Parent and its Affiliates.

“Information” has the meaning set forth in Section 9.12.

“Intercompany Note” means a promissory note substantially in the form of Exhibit O.

“Intercreditor Agreement” means the Intercreditor and Collateral Agency Agreement dated as of June 2, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified), among the Borrower, Parent, JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association, and any Additional Secured Debt Representative (as defined therein) party thereto.

“Interest Election Request” means a written request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07, which shall be substantially in the form of Exhibit C or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurocurrency Loan, the period commencing on the Closing Date or the making of, or conversion into, any Eurocurrency Loan, and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, or, if available to the Administrative Agent and the Lenders, any shorter period, in each case as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of an Interest Period of one month or longer, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) in the case of any Interest Period of one month or longer that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting, in each case as described in the Securities Laws.

“Interpolated Screen Rate” means, with respect to any LIBOR Borrowing for any Interest Period or clause (c) of the definition of the term “Alternate Base Rate”, a rate per annum (rounded to the same number of decimal places as the applicable Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than the applicable period; and (b) the Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than the applicable period, in each case, as of the time the Interpolated Screen Rate is otherwise required to be determined in accordance with this Agreement; provided that the Interpolated Screen Rate shall in no event be less than 1.00%.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, by means of:

(a) the purchase or other acquisition (including by merger or otherwise) of Equity Interests or debt or other securities of another Person;

(b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person; or

(c) the purchase or other acquisition (in one transaction or a series of transactions, including by merger or otherwise) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of another Person; provided that the following shall not constitute an Investment: (i) intercompany advances between and among Parent and its Subsidiaries relating to their cash management, tax and accounting operations in the ordinary course of business and (ii) intercompany loans, advances or Indebtedness between and among Parent and its Subsidiaries having a term not exceeding 364 days and made in the ordinary course of business.

“IP Collateral” means any Collateral in the form of IP Rights.

“IP Rights” has the meaning set forth in Section 3.17.

“IRS” means the United States Internal Revenue Service.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Lender Fee Letter” means that certain fee letter dated as of November 2, 2020, among the Borrower, Parent, Angelo Gordon & Co., L.P., on behalf of certain of its managed funds and accounts, and JPMorgan Chase Bank, N.A., within its Strategic Situations Initiative, as may be amended, restated, supplemented or otherwise modified.

“Lender Indemnitee” has the meaning set forth in Section 9.03(b).

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Loan for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day.

“LIBOR” refers to whether the Loans bear interest at a rate determined by reference to the LIBO Rate or the Adjusted LIBO Rate.

“Lien” means any mortgage, pledge, deed of trust, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of the principal of and interest (including interest accruing, at the rate specified herein, during the pendency of any proceeding under any Debtor Relief Law, regardless of whether allowed or allowable in such proceeding) and the Make-Whole Amount and any other premium, if any, on all Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (b) the due and punctual payment or performance by the Borrower of all other monetary obligations under this Agreement and by each Loan Party of all other monetary obligations under any other Loan Document to which it is a party, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations accruing, at the rate specified herein or therein, or incurred during the pendency of any proceeding under any Debtor Relief Law, regardless of whether allowed or allowable in such proceeding).

“Loan Documents” means, collectively, (a) this Agreement, (b) the Master Collateral Agreement, (c) the Master Guaranty Agreement, (d) the IP Security Agreements, (e) the Agent Fee Letter and (f) other than for purposes of Section 9.02, any promissory note issued pursuant to this Agreement.

“Loan Parties” means, collectively, Parent, the Borrower and each Subsidiary Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Local Time” means New York City time.

“Make-Whole Amount” means an amount equal to the sum of (a) the present value (calculated as provided below) as of such prepayment date of the sum of all remaining interest payments that would have accrued or been due on the Loans repaid from the date of prepayment through and including the first anniversary of the Closing Date (assuming that for such period the Loans will bear interest based on the Adjusted LIBO Rate in effect for three (3) month interest periods as of the date that is three Business Days prior to the date of the applicable payment and utilizing the Applicable Margin in effect as of the date that is three Business Days prior to the date of the applicable payment, including any default interest payable pursuant to Section 2.13(c), to the extent then applicable) assuming that such Loans were to remain outstanding through the first anniversary of the Closing Date, with such present value being computed using an annual discount rate equal to the Treasury Rate as of the applicable prepayment date plus 0.50%, and (b) 1% of the principal amount of such Loans being repaid as of such prepayment date.

“Management Stockholders” means (a) any Company Person who is an investor in Parent, (b) family members of any of the individuals identified in the foregoing clause (a), (c) trusts, partnerships or limited liability companies for the benefit of any of the individuals identified in the foregoing clause (a) or (b), and (d) heirs, executors, estates, successors and legal representatives of the individuals identified in the foregoing clause (a) or (b).

“Master Collateral Agreement” means that certain Master Collateral Agreement, dated as of the date hereof, among the Borrower and the Administrative Agent.

“Master Copyright Security Agreement” means that certain Master Copyright Security Agreement, dated as of the date hereof, among the Borrower and the Administrative Agent.

“Master Guaranty Agreement” means the Master Guaranty Agreement, dated as of the date hereof, among Parent, the Subsidiary Guarantors party thereto and the Administrative Agent, substantially in the form of Exhibit G, together with all supplements thereto.

“Master IP Security Agreements” means, collectively, (a) the Master Copyright Security Agreement and (b) the Master Patent and Trademark Security Agreement.

“Master Patent and Trademark Security Agreement” means that certain Master Patent and Trademark Security Agreement, dated as of the date hereof, among the Borrower and the Administrative Agent.

“Material Acquisition” means any Acquisition that involves the payment of consideration by Parent and its Subsidiaries in excess of $15,000,000.

“Material Adverse Effect” means (a) any event, development or circumstance that has had a material adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent, the Collateral Agent or the Lenders, taken as a whole, under any Loan Document, including any impairment with respect to the validity or the enforceability of any material Loan Document; or (c) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; provided that, in determining whether a “Material Adverse Effect” has occurred or exists, any event, development or circumstance that has had a material adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries, substantially and directly related to the impacts of COVID-19 shall not be considered to be a Material Adverse Effect so long as any such event, development or circumstance is not materially disproportionately adverse to the Loan Parties, taken as a whole, compared to other companies in the same industry in which the Loan Parties operate.

“Material Disposition” means any Disposition or a series of related Dispositions by Parent or any of its Subsidiaries of all or substantially all the issued and outstanding Equity Interests in any Person that are owned by Parent and its Subsidiaries or all or substantially all of the assets of a Person, or of any business or division of a Person; provided that the aggregate consideration therefor exceeds $15,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans and Guarantees under the Loan Documents), or obligations in respect of one or more Swap Contracts, of any one or more of Parent and the Subsidiaries in an aggregate principal amount at least equal to the Threshold Amount. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Parent or any Subsidiary in respect of any Swap Contract at any time shall be the Swap Termination Value in respect thereof as of such time.

“Material Intellectual Property” means the Material Marks and all other IP Collateral, other than any such IP Collateral that is not material to the operation of the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole (whether owned as of the Closing Date or thereafter acquired).

“Material Marks” has the meaning set forth in the Dart Security Agreement.

“Material Subsidiary” means, at any date of determination, any Subsidiary of Parent that, together with its Subsidiaries, (a) has consolidated revenues in an amount equal to at least 5% of the consolidated revenues of Parent and its Subsidiaries, (b) has consolidated operating profits in an amount equal to at least 5% of the consolidated operating profits of Parent and its Subsidiaries or (c) has consolidated total assets in an amount equal to at least 5% of the consolidated total assets of Parent and its Subsidiaries, in each case, as determined for or as of the end of the most recent Measurement Period; provided that if, at any time after the Closing Date, at the end of or for any Measurement Period the combined consolidated revenues, operating profits or total assets of all Subsidiaries that under clauses (a), (b) and (c) above would not constitute Material Subsidiaries shall have exceeded 10% of the consolidated revenues, consolidated operating profits or consolidated total assets of Parent and its Subsidiaries, then one or more of such excluded Subsidiaries shall for all purposes of this Agreement be deemed to be Material Subsidiaries in descending order based on the amounts of their consolidated revenues, consolidated operating profits or consolidated total assets, as the case may be, until such excess shall have been eliminated.

“Maturity Date” means December 3, 2023; provided that if such date shall not be a Business Day, then the “Maturity Date” shall be the immediately succeeding Business Day.

“Maximum Rate” has the meaning set forth in Section 9.13.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of Parent for which financial statements have been delivered (or are required to have been delivered) pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first such delivery, the period of four fiscal quarters of Parent ended December 28, 2019).

“MNPI” means material information concerning Parent or any of the Subsidiaries or any of its or their respective securities that has not been disseminated in a manner that would constitute “public disclosure,” within the meaning of Regulation FD under the Exchange Act. For purposes of this definition, “material information” means information concerning Parent, the Subsidiaries or any of its or their respective securities that could reasonably be expected to be material for purposes of the United States federal securities laws.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its ratings agency business.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which Parent or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means, with respect to:

(a) the Disposition of any asset by Parent or any of its Subsidiaries or any Casualty Event, the excess, if any, of:

(i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash and Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of Parent or any of its Subsidiaries), over

(ii) the sum of,

(A) the principal amount, premium or penalty, if any, interest, breakage costs and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and required to be repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents),

(B) the out-of-pocket fees and expenses (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and re-cording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by Parent or its Subsidiaries in connection with such Disposition or Casualty Event and restoration costs following a Casualty Event,

(C) in the case of any Disposition or Casualty Event by a non-wholly owned Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (C)) attributable to minority interests and not available for distribution to or for the account of Parent or a wholly owned Subsidiary as a result thereof, and

(D) any reserve for adjustment in respect of (1) the sale price of such asset or assets established in accordance with GAAP and (2) any liabilities associated with such asset or assets and retained by Parent or any of its Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (D); provided that for purposes of Section 2.11, (I) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such amount exceeds $5,000,000 (or such lesser amount as the Borrower may elect) and (II) no such net cash proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year exceeds $10,000,000 (or such lesser amount as the Borrower may elect); and

(b) the sale, incurrence or issuance of any Indebtedness by Parent or any of its Subsidiaries, the excess, if any, of:

(i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over

(ii) taxes paid or reasonably estimated to be payable as a result thereof, fees (including investment banking fees, attorneys’ fees, accountants’ fees, underwriting fees and discounts), commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by Parent or such Subsidiary in connection with such sale, incurrence or issuance.

“Non-Consenting Lender” has the meaning set forth in Section 2.19(c).

“Netted Tax Amount” has the meaning set forth in Section 2.11(b)(v)(B).

“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Notice of Prepayment” means a written notice by any applicable Lender with respect to a voluntary or mandatory prepayment in accordance with Section 2.11, substantially in the form of Exhibit P.

“NPL” means the National Priorities List under CERCLA.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if both such rates are not published for any day that is a Business Day, the NYFRB Rate shall be the rate quoted for such day for federal funds transactions at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero.

“NYFRB Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Offered Amount” has the meaning assigned to such term in Section 2.11(a)(iii)(D)(1).

“Offered Discount” has the meaning assigned to such term in Section 2.11(a)(iii)(D)(1).

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, this Agreement or any other Loan Document, or sold or assigned an interest in this Agreement or any other Loan Document).

“Other Taxes” means any present or future stamp, transfer, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 2.19(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by US-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day as an Overnight Bank Funding Rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent” means Tupperware Brands Corporation, a Delaware corporation.

“Participant” has the meaning set forth in Section 9.04(g).

“Participant Register” has the meaning set forth in Section 9.04(g).

“Participating Lender” has the meaning assigned to such term in Section 2.11(a)(iii)(C)(2).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Parent or any ERISA Affiliate or to which Parent or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perfection Certificate” means a certificate in the form of Exhibit H or any other form approved by the Administrative Agent.

“Permitted Acquisition” means an Acquisition Transaction together with other Investments undertaken to consummate such Acquisition Transaction; provided that:

(a) after giving Pro Forma Effect to any such Acquisition Transaction or Investment, at the applicable time, no Event of Default under Section 7.01(a) or (f) shall have occurred and be continuing;

(b) the business of such Person, or such assets, as the case may be, constitute a business permitted by Section 6.05; and

(c) with respect to each such purchase or other acquisition, all actions required to be taken with respect to any such newly created or acquired Subsidiary or assets in order to satisfy the requirements set forth in Section 5.15 to the extent applicable shall have been taken (or shall be taken), to the extent required by such section (or arrangements for the taking of such actions after the consummation of the Permitted Acquisition shall have been made).

“Permitted Equity Issuance” means any,

(a) public or private sale or issuance of any Qualified Equity Interests of Parent;

(b) contribution to the equity capital of Parent (other than in exchange for Disqualified Equity Interests); or

(c) sale or issuance of Indebtedness of Parent (other than intercompany Indebtedness) that has been converted into or exchanged for Qualified Equity Interests of Parent or a Subsidiary; provided that the amount of any Permitted Equity Issuance will be the amount of cash and Cash Equivalents received by Parent in connection with such sale, issuance or contribution and the fair market value of any other property received by Parent in connection with such sale, issuance or contribution (measured at the time made), without adjustment for subsequent changes in the value.

“Permitted Reorganizations” means, with respect to Parent and its Subsidiaries any reorganization or other activities related to tax planning and reorganization; provided such reorganization or other activities will not be materially adverse to the Lenders as reasonably determined by the Borrower in good faith. For the avoidance of doubt, the restructuring contemplated in connection with the sale of Avroy Shlain Cosmetics (Pty) Ltd. (or its assets thereof) disclosed to the Lenders prior to November 2, 2020 (or any type of restructuring similar thereto) is deemed to be a “Permitted Reorganization”.

“Permitted Revolving Indebtedness” means any Indebtedness of Parent that refinances any of the Indebtedness under the Revolving Credit Agreement (any such Indebtedness so refinanced, the “Original Indebtedness”, and any such refinancing Indebtedness, “Refinancing Indebtedness”); provided that, (i) such Refinancing Indebtedness shall be a customary revolving facility, (ii) such Refinancing Indebtedness shall be provided by commercial banks that are in the business of providing corporate revolving facilities, (iii) the final maturity date of such Refinancing Indebtedness shall not be earlier than the Maturity Date, (iv) such Refinancing Indebtedness shall not be guaranteed by any person other than Parent, the Borrower and the Subsidiary Guarantors,

(v) such Refinancing Indebtedness shall not be secured by any Lien on assets of Parent or any Subsidiary, other than the “Collateral” (as defined in the Revolving Credit Agreement as of the Closing Date), and (vi) such Refinancing Indebtedness shall not provide for scheduled principal payments or prepayment premium or other similar yield maintenance provisions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Parent or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent, in consultation with the Borrower) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent in consultation with the Borrower). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Effect” means, with respect to any computation of any financial metric set forth herein to give effect to any Material Acquisition, Material Disposition, Investment, Restricted Payment, any payment of or in respect of any Indebtedness or any other specified purpose consummated subsequent to the commencement of the Measurement Period for which such financial metric is determined, the computation of such financial metric giving effect to such Material Acquisition, Material Disposition, Investment, Restricted Payment or other specified purpose, as the case may be, as if it occurred on the first day of the applicable Measurement Period, which shall reflect, among other things, to the extent applicable, (a) the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence, assumption or reduction of Indebtedness, and (b) any projected synergies or similar benefits expected to be realized as a result of such event to the extent such synergies or similar benefits would be permitted to be reflected in financial statements prepared in compliance with Regulation S-X under the Securities Act.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Non-Wholly Owned Subsidiary” means any Foreign Subsidiary that is a non-wholly owned Subsidiary so long as 100% of the Equity Interests issued by such Subsidiary (other than directors’ qualifying shares and Equity Interests that are required to be held by foreign nationals under the laws of the jurisdiction of incorporation, organization or formation of such Foreign Subsidiary) is beneficially owned, directly or indirectly, by Parent and its wholly owned Subsidiaries, and the economic interests in such Foreign Subsidiary are, directly or indirectly, owned for the benefit of Parent and its wholly owned Subsidiaries.

“Qualifying Lender” has the meaning assigned to such term in Section 2.11(a)(iii)(D)(3).

“Quotation Day” means with respect to any Loan denominated in Dollars for any Interest Period, the day two Business Days prior to the first day of such Interest Period.

“Real Properties” means, at any time, a collective reference to each of the facilities and parcels of real properties owned, leased or operated by Parent or any Subsidiary at such time.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender, (c) any Affiliate of a Lender or Applicable Lending Installation and (d) any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder.

“Register” has the meaning set forth in Section 9.04(e).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of Parent as prescribed by the Securities Laws.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Interbank Market” means the London interbank market.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, at any time, Lenders having Loans representing more than 50% of the outstanding Loans at such time; provided that to the extent set forth in Section 9.02 or Section 9.04 whenever there are one or more Defaulting Lenders, the total outstanding Loans of each Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any U.K. Financial Institution, a U.K. Resolution Authority.

“Responsible Officer” means (a) the chief executive officer, president, chief financial officer, treasurer or assistant treasurer, chief legal officer or controller of a U.S. Loan Party and (b) the foreign equivalents of such officers of any Loan Party that is a Foreign Subsidiary. Without limiting the representations and warranties of the Loan Parties set forth in the Loan Documents, any document delivered under any Loan Document that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate or other organizational action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property, including Material Intellectual Property) with respect to any Equity Interest of Parent or any of the Subsidiaries other than dividends or distributions payable solely in Equity Interests (other than Disqualified Equity Interests) of Parent, or any payment (whether in cash, securities or other property, including Material Intellectual Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to Parent’s stockholders, partners or members (or the equivalent Persons thereof). For the avoidance of doubt, any Contractual Obligation that is based on, or measured with respect to the value of an Equity Interest, including any such Contractual Obligations constituting compensation arrangements, shall not constitute a Restricted Payment solely because the payment thereof is based on or measured with respect to the value of an Equity Interest unless such payment otherwise constitutes a Restricted Payment hereunder.

“Revolving Agent” means JPMorgan Chase Bank, N.A., together with its successors and assigns in accordance with the Revolving Credit Agreement.

“Revolving Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of March 29, 2019, among Parent, as parent borrower, Tupperware Nederland B.V., Administradora Dart, S. DE R.L. DE C.V., Tupperware Brands Asia Pacific PTE. LTD, the financial institutions party thereto as lenders and the Revolving Agent, as amended, restated, supplemented or otherwise modified from time to time; provided that, indebtedness pursuant to the Revolving Credit Agreement shall satisfy the following conditions after any amendment or modification: (i) such indebtedness shall be a customary revolving facility, (ii) such indebtedness shall be provided by commercial banks that are in the business of providing corporate revolving facilities, (iii) the final maturity date of such indebtedness shall not be earlier than the Maturity Date, (iv) such indebtedness shall not be guaranteed by any person other than the Parent, Borrower and the Subsidiary Guarantors (as defined in the Facility A Credit Agreement), (v) such indebtedness shall not be secured by any Lien on assets of Parent or any Subsidiary, other than the “Collateral” (as defined in the Revolving Credit Agreement as of the Closing Date), and (vi) such indebtedness shall not provide for scheduled principal payments or prepayment premium or other similar yield maintenance provisions.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to its ratings agency business.

“Sale Leaseback Transaction” means a sale leaseback transaction with respect to all or any portion of any real property owned by a Loan Party or other property customarily included in such transactions.

“Sanctioned Country” means, at any time, a country, region or territory that is at such time itself the subject or target of any Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes against any country, region or territory imposed, administered or enforced from time to time by (a) the US federal government and administered by OFAC, the US State Department, the US Department of Commerce or the US Department of the Treasury, (b) the United Nations Security Council, (c) the European Union, (d) Her Majesty’s Treasury of the United Kingdom (e) the Netherlands or (f) Singapore.

“Sanctions List” means any of the lists of specifically designated nationals or designated persons or entities (or equivalent) officially published in the public record by the US federal government and administered by OFAC, the US State Department, the US Department of Commerce or the US Department of the Treasury or the United Nations Security Council or any similar list maintained by the European Union, Her Majesty’s Treasury of the United Kingdom, the Netherlands or Singapore, in each case as the same may be amended, supplemented or substituted from time to time.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“Securities Act” means the United States Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Screen Rate” means in respect of the LIBO Rate for any Interest Period, or in respect of any determination of the Alternate Base Rate pursuant to clause (c) of the definition thereof, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to the relevant period as displayed on the Bloomberg LIBOR screen page that displays such rate (or, in the event such rate does not appear on the Bloomberg LIBOR screen page, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent and Required Lenders from time to time in their reasonable discretion, in consultation with the Borrower); provided that (i) if no Screen Rate shall be available for a particular period at such time but Screen Rates shall be available for maturities both longer and shorter than such period at such time, than the Screen Rate for such period shall be the Interpolated Screen Rate as of such time and (ii) if the Screen Rate, determined as provided above, would be less than 1%, the Screen Rate shall be deemed to be 1%.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, (a) the Administrative Agent, (b) the Lenders, (c) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, (d) the holder of any other Loan Document Obligation and (e) the successors and assigns of any of the foregoing.

“Securities Laws” means the Securities Act, the Exchange Act, Sarbanes-Oxley, and, in each case, the rules and regulations of the SEC promulgated thereunder, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date under this Agreement.

“Security Documents” means (a) the Master Collateral Agreement, (b) the Master IP Security Agreements and (c) each other security agreement or other instrument or document executed and delivered pursuant to Section 5.15 to secure the Loan Document Obligations.

“Senior Indenture” means the Indenture dated as of June 2, 2011, among the Borrower, Parent and Wells Fargo Bank, National Association, as Trustee.

“Senior Notes” means those certain senior secured notes of Parent due June 2, 2021, issued pursuant to the Senior Indenture on June 2, 2011.

“Similar Business” means any business controlled by a third party that (i) is similar to the business of Parent and its Subsidiaries as of the Closing Date, (ii) is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (iii) in the Borrower’s good faith business judgment constitutes a reasonable diversification of businesses conducted by Parent and its Subsidiaries.

“SOFR” means, with respect to any day, the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the NYFRB Website.

“SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.

“Solicited Discount Proration” has the meaning assigned to such term in Section 2.11(a)(iii)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(iii)(D)(1).

“Solicited Discounted Prepayment Notice” means an irrevocable written notice of a Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 2.11(a)(iii)(D) substantially in the form of Exhibit K.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit L, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(iii)(D)(1).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Asset Sales Proceeds” means the Net Cash Proceeds received in connection with Dispositions of the properties disclosed to the Lenders on November 17, 2020 (such list of properties, the “Specified Asset Sales List”).

“Specified Discount” has the meaning assigned to such term in Section 2.11(a)(iii)(B)(1).

“Specified Discount Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(iii)(B)(1).

“Specified Discount Prepayment Notice” means an irrevocable written notice of the Borrower of Specified Discount Prepayment made pursuant to Section 2.11(a)(iii)(B) substantially in the form of Exhibit M.

“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit N, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(iii)(B)(1).

“Specified Discount Proration” has the meaning assigned to such term in Section 2.11(a)(iii)(B)(3).

“Specified Florida Properties” means the Real Properties located in Orange and/or Osceola Counties, Florida owned by Parent or any of its Subsidiaries as of March 29, 2019 and that are unimproved as of March 29, 2019.

“Specified Party” means the Administrative Agent or any other Lender.

“Specified Permitted Assignee” means the Persons listed on Schedule 9.04.

“Specified Time” means with respect to the LIBO Rate, 11:00 a.m., London time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Lenders are subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Submitted Amount” has the meaning assigned to such term in Section 2.11(a)(iii)(C)(1).

“Submitted Discount” has the meaning assigned to such term in Section 2.11(a)(iii)(C)(1).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of Parent.

“Subsidiary Guarantor” means (i) Tupperware Nederland B.V., (ii) Premiere Brands International Holdings B.V. and (iii) any other Subsidiary that is party to the Master Guaranty Agreement. Notwithstanding anything to the contrary herein or in any other Loan Document, a Subsidiary Guarantor shall automatically be released from its obligations under the Master Guaranty Agreement upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary; provided that if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise.

“Supplemental Perfection Certificate” means a certificate in the form of Exhibit H or any other form approved by the Required Lenders.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined in accordance therewith or, in the absence of any such determination, as determined based upon one or more mid-market or other readily available quotations reasonably provided by any recognized dealer in such Swap Contracts, which may include a Lender or any Affiliate of a Lender.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges, imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Threshold Amount” means $50,000,000.

“Transaction” means, collectively, (a) the execution and delivery by each Loan Party of the Loan Documents to which it is to be a party, the granting of the Guarantees and the creation of Liens pursuant to the Loan Documents and, in case of the Borrower, the borrowing of the Loans, (b) the execution and delivery by Parent and its Subsidiaries of Facility A Credit Agreement and any related loan documents and the borrowing of the Facility A Loans, (c) the redemption of the Senior Notes and (d) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Transaction Expenses” has the meaning set forth in the recitals hereto.

“Treasury Rate” means, for any date on which the Make-Whole Amount is paid (the “Make-Whole Repayment Date”), the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to the Make-Whole Repayment Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Make-Whole Repayment Date to the first anniversary of the Closing Date; provided, however, that if the period from the Make-Whole Repayment Date to the first anniversary of the Closing Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Make-Whole Repayment Date to the first anniversary of the Closing Date is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the LIBO Rate or the Alternate Base Rate.

“U.K. Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.

“U.K. Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any U.K. Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that if the Unadjusted Benchmark Replacement as so determined would be less than 1.00%, the Unadjusted Benchmark Replacement will be deemed to be 1.00% for all purposes of this Agreement.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 or 430 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“USA PATRIOT Act” means the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).

“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States or the laws of the District of Columbia.

“U.S. Special Resolution Regime” has the meaning set forth in Section 9.22.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” has the meaning set forth in Section 2.17(f)(ii)(D)(2).

“Voting Equity Interests” means, with respect to any Person, Equity Interests in such Person the holders of which are ordinarily, and not only upon the occurrence of contingencies, entitled to vote for the election of members of the board of directors or equivalent governing body of such Person.

“wholly owned” means, as to any Subsidiary, that all the Equity Interests in such Subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, directly or indirectly, by Parent.

“Withholding Agent” means the Loan Parties and the Administrative Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any U.K. Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of such Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Year 1 Specified Asset Sales Proceeds” means Specified Assets Sales Proceeds received on or after the Closing Date and prior to the first anniversary of the Closing Date; provided any amount in excess of $75,000,000 during the applicable time period may, at the option of the Borrower, be applied to Year 2 Specified Asset Sales Proceeds.

“Year 2 Specified Asset Sales Proceeds” means Specified Assets Sales Proceeds received on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date.

SECTION 1.02 [Reserved].

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, treaties, rules, regulations, ordinances, codes, executive orders and administrative or judicial precedents or authorities and other laws, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement (including any Loan Document), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein), (c) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Required Lenders that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Required Lenders notify the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change or the application thereof shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided further that the Borrower and the Lenders constituting the Required Lenders will negotiate in good faith any such amendment to preserve the original intent thereof in light of such change in GAAP or in the application thereof. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, in a manner (a) such that any obligations relating to a lease (or similar arrangement conveying the right to use) that, in accordance with GAAP as in effect on December 31, 2017, would be accounted for by Parent or any Subsidiary as an operating lease shall be accounted for as obligations relating to an operating lease and not as obligations relating to a Capitalized Lease (and shall not constitute Indebtedness hereunder) and (b) without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness of Parent or any of its Subsidiaries at “fair value” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

SECTION 1.05 [Reserved].

SECTION 1.06 Interest Rates; LIBOR Notification. The interest rate on the Loans may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurocurrency Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event or an Early Opt-In Election, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the LIBO Rate or with respect to any alternative or successor rate thereto, or replacement rate thereof (including (a) any such alternative, successor or replacement rate implemented pursuant to Section 2.14(b)), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (b) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.14(b)), including whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the applicable Screen Rate prior to its discontinuance or unavailability.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments.

Subject to the terms and conditions set forth herein, each Lender severally agrees to make a Loan to the Borrower on the Closing Date denominated in Dollars in an aggregate principal amount not exceeding such Lender’s Commitment. Amounts repaid or prepaid in respect of Loans may not be reborrowed.

SECTION 2.02 Loans and Borrowings. (a) The Loans shall be incurred pursuant to a single drawing on the Closing Date and shall be denominated in Dollars. Subject to Section 2.14, the Loans shall be comprised entirely of ABR Loans or Eurocurrency Loans, as the Borrower may request in accordance herewith. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03 Requests for Borrowings. To request the Loans, the Borrower shall submit to the Administrative Agent, by email, a completed Borrowing Request signed by a Responsible Officer of the Borrower (a) in the case of a Eurocurrency Borrowing, not later than 1:00 p.m., Local Time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 1:00 p.m., Local Time, one Business Day before the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the aggregate principal amount of the requested Loan;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Loan or a Eurocurrency Loan;

(iv) in the case of a Eurocurrency Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Loan is specified, then the requested Borrowing shall be a Eurocurrency Loan. If no Interest Period is specified with respect to any requested Eurocurrency Loan, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 [Reserved].

SECTION 2.05 [Reserved].

SECTION 2.06 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds by (i) in the case of Eurocurrency Loans, 9:00 a.m., Local Time, and (ii) in the case of ABR Loans, by the later of (x) 9:00 a.m., Local Time, or (y) the time that is one hour after the time the applicable Borrowing Request shall have been received by the Administrative Agent, in each case, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Upon receipt of all requested funds, the Administrative Agent will make such Loans available to the Borrower by promptly wiring the amounts so received, in like funds, to the account designated by the Borrower in the applicable Borrowing Request.

SECTION 2.07 Interest Elections. (a) The Loans initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Loan, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type, or to continue such Borrowing and, in the case of a Eurocurrency Loan, may elect Interest Periods therefor, all as provided in this Section 2.07. Notwithstanding any other provision of this Section 2.07 to the contrary, the Borrower may not elect an Interest Period for any Eurocurrency Loan that does not comply with the last sentence of Section 2.02.

(b) To make an election pursuant to this Section 2.07, the Borrower shall submit to the Administrative Agent, by email an Interest Election Request signed by a Responsible Officer of the Borrower by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.03:

(i) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(ii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iii) if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration, in the case of Eurocurrency Borrowing.

(c) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting borrowing.

(d) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Loan is repaid as provided herein, at the end of such Interest Period such Loan shall be continued or converted to a Eurocurrency Borrowing with a one month Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower (provided that no such notice or request shall be required in the case of an Event of Default described in Section 7.01(f)), then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Loan made to the Borrower shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08 Termination of Term Commitments. (a) General. The Commitments shall terminate on the Closing Date (after giving effect to the incurrence by the Borrower of the Loans on such date).

SECTION 2.09 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each applicable Lender the then unpaid principal amount of each Loan made to the Borrower on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender by the Borrower from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and, in the case of Eurocurrency Loans, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that (i) the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement and (ii) in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to Section 2.09(c) and any Lender’s records pursuant to Section 2.09(b), the accounts maintained by the Administrative Agent pursuant to Section 2.09(c) shall govern and control.

(e) Any Lender may request that the Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10 Amortization of Loans. The principal amount of the Loans hereunder shall not amortize.

SECTION 2.11 Prepayment of Loans.

(a) Optional Prepayments.

(i) Subject to Section 2.11(a)(ii), the Borrower shall have the right at any time and from time to time, to prepay (the “Specified Asset Sales Prepayment”) an amount equal to up to (i) $75,000,000 in aggregate principal amount of the Loans with Year 1 Specified Asset Sales Proceeds, together with a prepayment premium of 1.00% of the principal amount being so prepaid, at any time after the Closing Date and prior to the one-year anniversary of the Closing Date, and (ii) $75,000,000 in aggregate principal amount of the Loans with Year 2 Specified Asset Sales Proceeds, without premium or penalty, at any time on or after the one-year anniversary of the Closing Date and prior to the second-year anniversary of the Closing Date.

(ii) To the extent the Year 1 Specified Asset Sales Proceeds exceed $75,000,000, the Borrower shall have the option to (i) prepay the Loans at any time after the Closing Date and prior to the one-year anniversary of the Closing Date subject to the prepayment premium set forth in Section 2.11(d)(2)(A), (ii) reinvest such proceeds in a manner consistent with Section 2.11(b)(ii) or (iii) carry over such amounts to be applied as Year 2 Specified Asset Sales Proceeds.

(iii) Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, Parent, the Borrower or any of its Subsidiaries may offer to prepay all or a portion of the outstanding Loans, with the consummation of any such prepayment subject to the consent of the Required Lenders, on the following basis:

(A) the Borrower or any of its Subsidiaries shall have the right to make a voluntary prepayment of Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.11(a)(iii); provided that the Borrower or any of its respective Subsidiaries shall not initiate any action under this Section 2.11(a)(iii) in order to make a Discounted Term Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower or any of its Subsidiaries on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Borrower or any of its Subsidiaries were notified that no Lender was willing to accept any prepayment of any Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s or any of its Subsidiaries’ election not to accept any Solicited Discounted Prepayment Offers and (z) each Lender participating in any Discounted Term Loan Prepayment acknowledges and agrees that in connection with such Discounted Term Loan Prepayment, (1) the Borrower then may have, and later may come into possession of, information regarding the Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to participate in such Discounted Term Loan Prepayment (“Excluded Information”), (2) such Lender has independently and, without reliance on the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to participate in such Discounted Term Loan Prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of the Borrower, its

Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by requirements of law, any claims such Lender may have against the Borrower, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information; provided, further that any Loan that is prepaid will be automatically and irrevocably cancelled; provided, further, that no such prepayment will be effective without the consent of the Required Lenders.

(B) (1) Subject to the proviso to subsection (A) above, the Borrower or any of its Subsidiaries may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with three (3) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrower or any of its Subsidiaries, to each Lender and/or each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each relevant Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., Local Time, on the third Business Day after the date of delivery of such notice to the relevant Lenders (the “Specified Discount Prepayment Response Date”).

(2) Each relevant Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3) If there is at least one Discount Prepayment Accepting Lender, the Borrower or any of its Subsidiaries will make prepayment of outstanding Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2); provided that, if the aggregate principal amount of Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro-rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with the Borrower or any of its Subsidiaries and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the Borrower or any of its Subsidiaries of the respective Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender and the Administrative Agent of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower or any of its Subsidiaries and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower or any of its Subsidiaries shall be due and payable by the Borrower or any of its Subsidiaries on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C) (1) Subject to the proviso to subsection (A) above, the Borrower or any of its Subsidiaries may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower or any of its Subsidiaries, to each Lender and/or each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Loans with respect to each relevant tranche of Loans willing to be prepaid by the Borrower or any of its Subsidiaries (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by the Borrower or any of its Subsidiaries shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each relevant Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., Local Time, on the third Business Day after the date of delivery of such notice to the relevant Lenders (the “Discount Range Prepayment Response Date”). Each relevant Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount. Any Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Loans at any discount to their par value within the Discount Range.

(2) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with the Borrower or any of its Subsidiaries and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The Borrower or any of its Subsidiaries agree to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by the Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3) If there is at least one Participating Lender, the Borrower or any of its Subsidiaries will prepay the respective outstanding Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Loans for those

Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro-rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with the Borrower or any of its Subsidiaries and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the Borrower or any of its Subsidiaries of the respective Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender and the Administrative Agent of the aggregate principal amount and tranches of such Lender to be prepaid at the Applicable Discount on such date, and (z) if applicable, each Identified Participating Lender and the Administrative Agent of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower or any of its Subsidiaries and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower or any of its Subsidiaries shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D) (1) Subject to the proviso to subsection (A) above, the Borrower or any of its Subsidiaries may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower or any of its Subsidiaries, to each Lender and/or each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate dollar amount of the Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Loans the Borrower or any of its Subsidiaries is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by the Borrower or any of its Subsidiaries shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each relevant Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., Local Time on the third Business Day after the date of delivery of such notice to the relevant Lenders (the “Solicited Discounted Prepayment Response Date”). Each Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) such Lender is willing to allow to be applied to the prepayment of its then outstanding Loan and the maximum aggregate principal amount and tranches of such Loans (the “Offered Amount”) such Lender is willing to have prepaid subject to such Offered Discount. Any Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Loans at any discount.

(2) The Auction Agent shall promptly provide the Borrower or any of its Subsidiaries with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. The Borrower or any of its Subsidiaries shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Borrower or any of its Subsidiaries (the “Acceptable Discount”), if any. If the Borrower or any of its Subsidiaries elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower or any of its Subsidiaries from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Borrower or any of its Subsidiaries shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower or any of its Subsidiaries by the Acceptance Date, the Borrower or any of its Subsidiaries shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with the Borrower or any of its Subsidiaries and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrower or any of its Subsidiaries at the Acceptable Discount in accordance with this Section 2.11(a)(iii)(D). If the Borrower or any of its Subsidiaries elects to accept any Acceptable Discount, then the Borrower or any of its Subsidiaries agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer with a Offered Discount that is greater than or equal to the Acceptable

Discount shall be deemed to have irrevocably consented to prepayment of Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Borrower or any of its Subsidiaries will prepay outstanding Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro-rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with the Borrower or any of its Subsidiaries and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the Borrower or any of its Subsidiaries of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Lender who made a Solicited Discounted Prepayment Offer of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Loans and the tranches to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender and the Administrative Agent of the aggregate principal amount and the tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender and the Administrative Agent of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E) In connection with any Discounted Term Loan Prepayment, the Borrower or any of its Subsidiaries and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of reasonable and customary fees and expenses from the Borrower or any of its Subsidiaries in connection therewith.

(F) If any Loan is prepaid in accordance with paragraphs (B) through (D) above, the Borrower or any of its Subsidiaries shall prepay such Loans on the Discounted Prepayment Effective Date. The Borrower or any of its Subsidiaries shall make such prepayment to the Auction Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 a.m. Local Time on the Discounted Prepayment Effective Date and

all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Loans on a pro rata basis across such installments. The Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Loans pursuant to this Section 2.11(a)(iii) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.

(G) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.11(a)(iii), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower or any of its Subsidiaries.

(H) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.11(a)(iii), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I) Each of the Borrower or any of its Subsidiaries and the Lenders acknowledges and agrees that the Auction Agent may perform any and all of its duties under this Section 2.11(a)(iii) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.11(a)(iii) as well as activities of the Auction Agent.

(J) The Borrower or any of its Subsidiaries shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date, Discount Range Prepayment Response Date or Solicited Discounted Prepayment Response Date, as applicable (and if such offer is revoked pursuant to the preceding clauses, any failure by such Borrower to make any prepayment to a Lender, as applicable, pursuant to this Section 2.11(a)(iii) shall not constitute a Default or Event of Default under Section 7.01 or otherwise).

(iv) The Borrower shall have the right at any time and from time to time, to prepay additional Loans (other than the Specified Asset Sales Prepayment pursuant to Section 2.11(a) and 2.11(b)) in whole or in part with prepayment premium set forth in Section 2.11(d).

(v) The Borrower shall notify the Administrative Agent in writing submitted by email of any prepayment under this Section 2.11(a) not later than 11:00 a.m., Local Time, three Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of optional prepayment of any Borrowing may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice relating to a prepayment, the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment shall be applied on a pro rata basis to the Loans and any Facility A Loans (for purposes of this proviso pro rata basis shall be determined on the basis of the aggregate outstanding principal amount of the Loans and Facility A Loans at such time); provided that any Lender that also holds Facility A Loans at the time of prepayment shall have the option of directing all or a portion of any optional prepayment to prepay the Loans or the Facility A Loans in their sole discretion by delivering a Notice of Prepayment to the Administrative Agent and the Borrower, by 2:00 p.m., on the date that is two Business Days prior to the date of prepayment. For the avoidance of doubt, the prepayment shall be applied to solely pay down the principal of the Facility A Loans and will not be inclusive of interest.

(b) Mandatory Prepayments.

(i) Excess Cash Flow. Within ten Business Days after financial statements have been delivered or are required to be delivered pursuant to Section 5.01(a) and the related Compliance Certificate has been delivered or is required to be delivered pursuant to Section 5.02(a), in each case, commencing with the first full fiscal year ending after the Closing Date, the Borrower shall, subject to Sections 2.11(b)(vi) and 2.11(d), prepay (from a payment source as determined by the Borrower in its sole discretion so long as the amount of the mandatory prepayment from Excess Cash Flow is not reduced) an aggregate principal amount of Loans equal to:

(A) 50% of Excess Cash Flow, if any, for the fiscal year covered by such financial statements, minus

(B) at the option of the Borrower, the sum of,

(1) all voluntary prepayments of Loans and any Facility A Loans (including (A) those made through debt buybacks and in the case of below-par repurchases in an amount equal to the discounted amount actually paid in cash in respect of such below-par repurchase and (B) cash payments by the Borrower pursuant to Section 2.19 or other applicable “yank-a-bank” provisions (solely to the extent the Loans, or Facility A Loans are retired instead of assigned), and

(2) all voluntary payments and prepayments of revolving loans, in each case to the extent accompanied by (i) a corresponding permanent reduction in commitments and (ii) an amendment of this Agreement to reduce the amount of Indebtedness that may be incurred pursuant to Section 6.02(c) by the same amount, in each case, (I) during such fiscal year or following the end of such fiscal year and prior to the date of such calculation (provided that, with respect to any such amount following the end of such fiscal year, such amount is not included in any calculation pursuant to this clause (b)(i) for the subsequent fiscal year), (II) to the extent such prepayments are not funded with the proceeds of Funded Debt and (III) including, for the avoidance of doubt, assignments of such Indebtedness to the Borrower or a Subsidiary (and prepayments of such Indebtedness below par) to the extent of the amount paid in cash in connection with such assignment (or prepayment);

provided that no such payment shall be required if such amount is equal to or less than $5,000,000 (or such lesser amount as the Borrower may elect); provided further that if at the time that any such prepayment would be required, the Borrower is required to repay or repurchase or to offer to repurchase or repay the Facility A Loans pursuant to the Facility A Credit Agreement with all or a portion of such Excess Cash Flow (such other Indebtedness, “Other Applicable ECF Indebtedness”), then the Borrower may apply such Excess Cash Flow on a pro rata basis to the prepayment of the Loans and to the repayment or re-purchase of Other Applicable ECF Indebtedness, and the amount of prepayment of the Loans that would have otherwise been required pursuant to this Section 2.11(b)(i) shall be reduced accordingly (for purposes of this proviso pro rata basis shall be determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable ECF Indebtedness at such time, with it being agreed that the portion of Excess Cash Flow allocated to the Other Applicable ECF Indebtedness shall not exceed the amount of such Excess Cash Flow required to be allocated to the Other Applicable ECF Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Cash Proceeds shall be allocated to the Loans in accordance with the terms hereof).

(ii) Asset Sales; Casualty Events. If Parent or any Subsidiary

(A) makes a non-ordinary course Disposition pursuant to Section 6.04(m) (excluding, for the avoidance of doubt, any Disposition of the properties on the Specified Asset Sales List), or

(B) any Casualty Event occurs,

which in either case results in the realization or receipt by Parent or such Subsidiary of Net Cash Proceeds in excess of (1) $5,000,000 (or such lesser amount as the Borrower may elect) for any transaction or series of related transactions and (2) $10,000,000 (or such lesser amount as the Borrower may elect) for all such transactions in any fiscal year, the Borrower shall, subject to Section 2.11(d), prepay on or prior to the date which is ten Business Days after the date of the realization or receipt of such Net Cash Proceeds, subject to Section 2.11(b)(vi), an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds realized or received; provided that if at the time that any such prepayment would be required, Parent is required to repay or repurchase or to offer to repurchase or repay the Facility A Loans pursuant to the Facility A Credit Agreement with the proceeds of such Disposition or Casualty Event (such Indebtedness required to be repaid or repurchased or to be offered to be so repaid or repurchased, “Other Applicable Indebtedness”), then the Borrower and Parent may apply such Net Cash Proceeds on a pro rata basis to the prepayment of the Loans and to the repayment or repurchase of Other Applicable Indebtedness, and the amount of prepayment of the Loans that would have otherwise been required pursuant to this Section 2.11(b)(ii) shall be reduced accordingly (for purposes of this proviso pro rata basis shall be determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Indebtedness at such time, with it being agreed that the portion of such Net Cash Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Cash Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Cash Proceeds shall be allocated to the Loans in accordance with the terms hereof); provided, further, that no prepayment shall be required pursuant to this Section 2.11(b)(ii) with respect to such portion of such Net Cash Proceeds that the Borrower or Parent shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with this Section 2.11(b)(ii).

With respect to any Net Cash Proceeds realized or received with respect to any Disposition or any Casualty Event that, in either case, is subject to the application of the foregoing provisions of this Section 2.11(b)(ii), at the option of Parent or any of its Subsidiaries, Parent or any of its Subsidiaries may (in lieu of making a prepayment pursuant to the foregoing provisions) elect to (I) reinvest an amount equal to the Asset Sale Reinvestment Percentage of all or any portion of such Net Cash Proceeds in assets used or useful for the business of Parent and its Subsidiaries (1) within nine months following receipt of such Net Cash Proceeds or (2) if Parent or any of its Subsidiaries enters into a legally binding commitment to reinvest such Net Cash Proceeds within nine months following receipt of such Net Cash Proceeds, no later than one hundred and eighty days after the end of such nine month period; provided that if any portion of such amount is not so reinvested by such dates, subject to Section 2.11(b)(vi), an amount equal to 100% of any such Net Cash Proceeds shall be applied within five Business Days after such dates to the prepayment of the Loans and Other Applicable Indebtedness as set forth above.

(iii) Indebtedness. If any of Parent or any Subsidiary incurs or issues any Indebtedness (other than Indebtedness which is permitted to be incurred or issued pursuant to Section 6.02 (other than Indebtedness incurred to refinance the Loans or the Facility A Loans)), the Borrower shall, subject to Section 2.11(d), prepay an aggregate principal amount of Loans and Facility A Loans (unless such prepayment is not required pursuant to the Facility A Credit Agreement) on a pro rata basis equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is ten Business Days after the receipt of such Net Cash Proceeds.

(iv) Application of Payments. (A) Each prepayment of Loans pursuant to Section 2.11(b) shall be applied ratably to the Loans then outstanding, and (B) each such prepayment shall be paid to the Lenders in accordance with their respective pro rata shares of such prepayment.

(v) Foreign and Tax Considerations. Notwithstanding any other provisions of this Section 2.11(b),

(A) to the extent that any or all of the Net Cash Proceeds of any Disposition by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.11(b)(ii) (a “Foreign Disposition”), the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”) or Excess Cash Flow of a Foreign Subsidiary are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in this Section 2.11(b) but may be retained by the applicable Foreign Subsidiary so long as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to use its commercially reasonable efforts to promptly take all actions reasonably required by the applicable local law to permit such repatriation) and, if within 12 months of the applicable prepayment event, such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than ten Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 2.11(b) to the extent provided herein, and

(B) to the extent that the Borrower has determined in good faith and in consultation with the Administrative Agent that repatriation to the United States of any or all of the Net Cash Proceeds of any Foreign Disposition or any Foreign Casualty Event or any or all of the Excess Cash Flow of a Foreign Subsidiary would have material adverse tax consequences (relative to the relevant Foreign Disposition, Foreign Casualty Event or Excess Cash Flow and taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary; provided that, in the case of this clause (B), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to this Section 2.11(b) (or such Excess Cash Flow would have been required to be applied to prepayments pursuant to this Section 2.11(b)), (1) the Borrower applies, to the extent Borrower has such cash or Cash Equivalents available, an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments (in the case of Net Cash Proceeds) and to such prepayments (in the case of Excess Cash Flow) as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower or Parent rather than such Foreign Subsidiary, less the amount (the “Netted Tax Amount”) of additional taxes that would have been payable or reserved against it if such Net Cash Proceeds or Excess Cash Flow had been repatriated to the United States by such Foreign Subsidiary; provided that, in the case of this clause (1), to the extent that within 12 months of the applicable prepayment event, the repatriation of any Net Cash Proceeds or Excess Cash Flow from such Foreign Subsidiary would no longer have material adverse tax consequences (relative to the relevant Foreign Disposition, Foreign Casualty Event or Excess Cash Flow), such Foreign Subsidiary shall promptly repatriate an amount equal to the Netted Tax Amount to the Administrative Agent, which amount shall be applied to the pro rata prepayment of the Loans pursuant to Section 2.11(b)(iv) or (2) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Foreign Subsidiary.

(vi) Mandatory Prepayment Procedures; Declining Lenders. The Borrower shall give written notice to the Administrative Agent of any mandatory prepayment of the Loans pursuant to Section 2.11(b)(i), (ii), or (iii) by 1:00 p.m. Local Time at least seven Business Days prior to the date on which such payment is due. Such notice shall state that the Borrower is offering to make or will make such mandatory prepayment on or before the date specified in Section 2.11(b)(i), (ii), or (iii), as the case may be (each, a “Prepayment Date”). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall immediately give notice to each Lender of the prepayment, the Prepayment Date and of such Lender’s pro rata share of the prepayment. Each Lender may elect (in its sole discretion) to decline all (but not less than all) of its pro rata share of any mandatory prepayment pursuant to Section 2.11(b)(i) or (ii) by giving notice of such election in writing (each, a “Rejection Notice”) to the Administrative Agent by 1:00 p.m., on the date that is five Business Days prior to the date of prepayment (“Initial Rejection Notice Deadline”). If a Lender fails to deliver a Rejection Notice declining receipt of its pro rata share of such mandatory prepayment to the Administrative Agent by the Initial Rejection Notice Deadline, any such failure will be deemed to constitute an acceptance of such Lender’s pro rata share of the total amount of such mandatory prepayment of Loans. Any declined proceeds shall be offered to the non-declining Lenders on a pro rata basis and such non-declining Lenders shall provide written notice to the Administrative Agent of its election to decline such declined proceeds (“Second Rejection Notice”) by 1:00 p.m., two Business Days prior to the date of prepayment (“Second Rejection Notice Deadline”). If the non-declining Lender fails to deliver a Second Rejection Notice to the Administrative Agent by the Second Rejection Notice Deadline, any such failure will be deemed to constitute an acceptance of such non-declining Lender’s pro rata share of the declined proceeds. Upon receipt by the Administrative Agent of such Second Rejection Notice, the Administrative Agent shall immediately notify the Borrower of such election. Any amount so declined after the Second Rejection Notice (the “Declined Amount”) shall be retained by the Borrower and its Subsidiaries and/or applied by the Borrower or any of its Subsidiaries in any manner not inconsistent with the terms of this Agreement. Any Lender that also holds Facility A Loans at the time of prepayment shall have the option of directing all or a portion of any mandatory prepayment required pursuant to Section 2.11(b)(i) or (ii) to prepay the Loans or the Facility A Loans in their sole discretion by delivering a Notice of Prepayment to the Administrative Agent and the Borrower, by 2:00 p.m., on the date that is two Business Days prior to the date of prepayment. For the avoidance of doubt, the prepayment shall be applied to solely pay down the principal of the Facility A Loans and will not be inclusive of interest.

(c) Interest, Funding Losses, Etc. All prepayments under this Section 2.11 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurocurrency Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Loan pursuant to Section 2.16.

(d) Prepayment Premium. If prior to the two-year anniversary of the Closing Date any Call Premium Event occurs, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the Lenders holding Loans, a fee equal to (1) with respect to any prepayment pursuant to Section 2.11(b)(i), 1.00% of the amount of the Loans being so prepaid and (2) with respect to any other prepayment (including pursuant to Section 2.11(a)(ii)(i), Section 2.11(a)(iii), Section 2.11(b)(ii), Section 2.11(b)(iii) or Section 2.19(b)), (A) if the applicable prepayment is made after the Closing Date and prior to the one year anniversary of the Closing Date, the Make-Whole Amount and (B) if the applicable prepayment is made on or after the one year anniversary of the Closing Date but prior to the two year anniversary of the Closing Date, 1.00% of the amount of the Loans being so prepaid. For the avoidance of doubt, (i) the Borrower shall not be subject to the requirements of this Section 2.11(d) with respect to any such prepayment occurring on or after the two-year anniversary of the Closing Date and (ii) no such prepayment premium shall be payable with respect to the Declined Amount.

(e) Payment of any Make-Whole Amount or other premium payable under Section 2.11(a) or 2.11(d), as applicable, above hereunder constitutes liquidated damages, not unmatured interest or a penalty, and the actual amount of damages to the Lenders as a result of the relevant prepayment or repayment would be impracticable and extremely difficult to ascertain. Accordingly, the Make-Whole Amount and such other premium, including any premium payable pursuant to Section 2.11(a) and 2.11(d) hereunder are provided by mutual agreement of the Borrower and the Lenders as a reasonable estimation and calculation of such actual lost profits and other actual damages of the Lenders. Without limiting the generality of the foregoing, it is understood and agreed that upon the occurrence of any Call Premium Event, any optional or mandatory prepayment of the Loans pursuant to Section 2.11 or repayment of the Loans following acceleration pursuant to Section 7.01 (including, for the avoidance of doubt, the acceleration of claims as a result of the commencement of a proceeding under any Debtor Relief Law, by operation of law or as a result of an automatic acceleration thereunder), the Make-Whole Amount or such other premium payable pursuant to Section 2.11(d) shall be automatically and immediately due and payable as though any prepaid or repaid Loans were prepaid as of such date and shall constitute part of the Obligations secured by the Collateral. The Make-Whole Amount or such other premium payable pursuant to Section 2.11(d) shall also be automatically and immediately due and payable if the Loans are satisfied or released by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other means. THE BORROWER HEREBY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR OTHER LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING MAKE-WHOLE AMOUNT OR OTHER PREMIUM PAYABLE PURSUANT TO SECTION 2.11(A) or 2.11(D) OR IN CONNECTION WITH ANY SUCH EVENTS. The Borrower and the Loan Parties expressly agree (to the fullest extent it may lawfully do so) that with respect to the Make-Whole Amount or such other premium payable pursuant to Section 2.11(a) or 2.11(d), payable under the terms of this Agreement: (i) the Make-Whole Amount or such other premium, as applicable, is reasonable and is the product of an arm’s length transaction between sophisticated business parties, ably represented by counsel; (ii) the Make-Whole Amount or such other premium, as applicable, shall be payable notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Make-Whole Amount or such other premium, including any premium payable pursuant to Section 2.11(a) or 2.11(d); and (iv) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Loan Parties expressly acknowledge that their agreement to pay the Make-Whole Amount or such other premium, as applicable, as herein described is a material inducement to the Lenders to provide the Commitments and make the Loans.

SECTION 2.12 Fees.

(a) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times set forth in the Agent Fee Letter.

(b) Without duplication of any fees paid or payable in connection with the Facility A Loans, the Borrower agrees to pay to each Lender, for its own account, fees payable in the amounts and at the times set forth in the Lender Fee Letter.

SECTION 2.13 Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due (after giving effect to any grace period with respect thereto provided in Section 7.01(a)), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall (upon, if applicable, the expiration of such grace period) bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan or any interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or in Section 2.05(h) or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.13.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14 Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that deposits are not being offered to banks in the Relevant Interbank Market for the applicable amount and Interest Period for such Eurocurrency Borrowing or adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as the case may be, for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as the case may be, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period; then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by email as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing and for such Interest Period shall be ineffective and (B) the affected Eurocurrency Borrowing that is requested to be continued shall (1) if such Borrowing made to the Borrower, unless repaid, be converted to an ABR Borrowing or (2) otherwise, be repaid, in each case, on the last day of the then current Interest Period applicable thereto.

(b) (i) Notwithstanding anything to the contrary herein, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent, the Required Lenders and the Borrower may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m., New York City time, on the fifth Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Required Lenders; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. No replacement of the LIBO Rate with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.

(ii) In connection with the implementation of a Benchmark Replacement, the Administrative Agent and the Required Lenders will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii) The Administrative Agent and the Required Lenders will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes and (D) the commencement or conclusion of any Benchmark Unavailability Period.

(iv) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing of the applicable Type shall be ineffective, (B) any Eurocurrency Borrowing of the applicable Type that is requested to be continued shall (1) if made to the Borrower, be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto or (2) otherwise, be repaid on the last day of the Interest Period applicable thereto, and (C) if any Borrowing Request requests a Eurocurrency Borrowing of the applicable Type, such Borrowing Request shall (1) in the case of a Borrowing made to the Borrower, be deemed a request for an ABR Borrowing or (2) in all other cases, be ineffective (and no Lender shall be obligated to make a Loan on account thereof).

(v) Any determination, decision or election that may be made by the Administrative Agent or the Lenders pursuant to this Section 2.14(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.14(b).

SECTION 2.15 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the Relevant Interbank Market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender; or

(iii) subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes); and (A) the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise) and (B) such Lender is generally demanding similar compensation from its other similar borrowers in similar circumstances, then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity) and such Lender or applicable holding company, as the case may be, is generally demanding similar amounts from its other similar borrowers in similar circumstances, then the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.15 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment or deemed assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto pursuant to Section 2.08(d) or as a result of a request by the Borrower pursuant to Section 2.19(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (but not any lost profit) attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the Relevant Interbank Market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 and the reasons therefor delivered to the Borrower shall be prima facie evidence of such amounts. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.17 Taxes. (a) Withholding of Taxes; Gross-Up. Each payment by or on account of any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section 2.17), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by the Loan Parties. (i) Each Loan Party shall timely pay any Other Taxes applicable to such Loan Party, or arising as a result of such Loan Party being a party to any of the Loan Documents, in each case, to the relevant Governmental Authority in accordance with applicable law and (ii) to the extent any Other Taxes are not paid or payable under clause (i) above, the Borrower or Parent shall timely pay such Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(d) shall be paid within 30 days after the applicable Recipient delivers to the Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that a Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender (including any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(g) relating to the maintenance of a Participant Register) that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) Status of Lenders. (i) Any Recipient that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Recipient, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Recipient is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.16(f)(ii)(A) through (f)(ii)(E) below) shall not be required if in the Recipient’s judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient. Upon the reasonable request of the Borrower or the Administrative Agent, the applicable Recipient shall update any form or certification previously delivered pursuant to this Section 2.17(f). If any form or certification previously delivered pursuant to this Section 2.17(f) expires or becomes obsolete or inaccurate in any respect with respect to a Recipient, such Recipient shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, if Parent is a U.S. Person, any Lender shall, if it is legally eligible to do so, deliver to Parent and the Administrative Agent (in such number of copies reasonably requested by Parent and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed originals of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, and (2) a certificate substantially in the form of Exhibit F-1, F-2, F-3 or F-4, as applicable (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of Parent within the meaning of Section 871(h)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under any Loan Document (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable Parent or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(iii), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iv) Status of Administrative Agent. The Administrative Agent shall deliver to the Borrower on or before the date on which it becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower) (x) if the Administrative Agent is a U.S. Person, executed originals of IRS Form W-9, and (y) if the Administrative Agent is not a U.S. Person, (A) executed originals of IRS Form W-8ECI with respect to any amounts payable to the Administrative Agent for its own account and (B) executed originals of IRS Form W-8IMY with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a “U.S. branch,” that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a U.S. person with respect to such payments as contemplated by Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations).

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.17(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the

Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under this Agreement.

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment or, if no such time is expressly required, prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to such account as the Administrative Agent shall from time to time specify in one or more notices delivered to the Borrower, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable at the then applicable rate for the period of such extension. All payments or prepayments of any Loan shall be made in Dollars, all payments of accrued interest payable on a Loan shall be made in Dollars, and all other payments under each Loan Document shall be made in Dollars.

(b) Subject to Section 7.03, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as it may be amended from time to time) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower’s rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Lender the amount due. In such event, if the Borrower has not in fact made such payment, then each applicable Lender severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, (i) at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) the greater of the rate determined (which determination shall be conclusive absent manifest error) by the Administrative Agent to be the cost to it of funding such amount and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d), 2.05(e), 2.06(b), 2.19(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f) In the event that any financial statements delivered under Section 5.01(a) or 5.01(b), or any Compliance Certificate delivered under Section 5.02(b), shall prove to have been inaccurate, and such inaccuracy shall have resulted in the payment of any interest or fees at rates lower than those that were in fact applicable for any period (based on the actual Consolidated Leverage Ratio), then, if such inaccuracy is discovered prior to the repayment in full of the principal of all Loans, the Borrower shall pay to the Administrative Agent, for distribution to the Lenders (or former Lenders) as their interests may appear, the accrued interest or fees that should have been paid but were not paid as a result of such misstatement.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and accrued interest thereon, fees (including fees payable pursuant to Section 2.11(d)) and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of fees (including fees payable pursuant to Section 2.11(d)) and all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

(c) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, all affected Lenders or all the Lenders and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

SECTION 2.20 Defaulting Lenders.

(a) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02; and

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Loan Party as a result of any judgment of a court of competent jurisdiction obtained by any Loan Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans and such Lender is a Defaulting Lender under clause (a) of the definition thereof, such payment shall be applied solely to pay the relevant Loans of the relevant non-Defaulting Lenders on a pro rata basis prior to being applied pursuant to this Section 2.20(a)(ii).

(b) If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such actions as the Administrative Agent may determine to be necessary, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower and Parent represent and warrant to the Administrative Agent and the Lenders on the Closing Date that:

SECTION 3.01 Existence, Qualification and Power. Parent, the Borrower and each of its Subsidiaries (a) is duly incorporated, organized or formed, validly existing and in good standing, to the extent such concept is relevant in such jurisdiction, under the laws of the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transaction and (c) is duly qualified and is licensed and in good standing, to the extent such concept is relevant in such jurisdiction, under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except (i) in the case of the Loan Parties, in each case referred to in clause (a) (other than with respect to Parent or the Borrower), (b)(i) or (c), to the extent that failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (ii) in the case of any Subsidiary that is not a Loan Party, to the extent that failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party and, in the case of the Borrower, the borrowing of the Loans hereunder have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than Liens created under the Loan Documents), or require any payment (other than any payments referred to in Section 4.01(e)) to be made under, (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (c) violate any material law in any material respect.

SECTION 3.03 Governmental Authorization; Other Consents. Other than as set forth in Schedule 3.03 or as required to perfect Liens created under the Loan Documents, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person which has not already been obtained is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction.

SECTION 3.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, judicial management, examinership, court protection, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.05 Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries, as of the date thereof, and their consolidated results of operations and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect. Between the date of the Audited Financial Statements and the Closing Date, no Internal Control Event has occurred.

SECTION 3.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened in writing at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) as of the Closing Date, purport to affect or pertain to the consummation of the Transaction, (b) purport to affect or pertain to this Agreement or any material Loan Document or (c) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.07 No Default. Neither Parent, the Borrower nor any Subsidiary is in default under, or with respect to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08 Ownership of Property. Parent, the Borrower and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property used in the ordinary conduct of its business, except for Liens permitted under Section 6.01 and such defects in title or interests as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.09 Environmental Compliance. Except where Parent, the Borrower or its Subsidiaries would have an indemnity claim against Mondelēz International Inc. (successor to Kraft Foods, Inc.) or where the failure or related circumstance described below could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) Each of the Real Properties and all operations at the Real Properties are and, for the past three years, have been in compliance with all applicable Environmental Laws and permits, there is no violation of any Environmental Law or permit with respect to the Real Properties or the businesses of Parent, the Borrower and its Subsidiaries, and there are no conditions relating to the Real Properties or the Businesses that could reasonably be expected to give rise to liability under any applicable Environmental Laws.

(b) None of the Real Properties contains, or to the Borrower’s knowledge has previously contained, any Hazardous Materials at, on or under the Real Properties in amounts or concentrations that constitute or constituted a violation of, or could reasonably be expected to give rise to liability under, Environmental Laws and none of the properties currently or formerly owned or operated by Parent, the Borrower or any of its Subsidiaries is listed or proposed for listing on the NPL.

(c) Neither Parent nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to any Governmental Authority or the requirements of any Environmental Law. Neither Parent nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding any violation, alleged violation, noncompliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Real Properties or the Businesses, nor does any Responsible Officer of the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Hazardous Materials have not been transported or disposed of from the Real Properties, or generated, treated, stored or disposed of at, on or under any of the Real Properties or any other location, in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the best knowledge of the Responsible Officers of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to Parent, the Borrower or any Subsidiary, the Real Properties, or the businesses of Parent, the Borrower and its Subsidiaries.

(f) There has been no release or threat of release of Hazardous Materials at or from the Real Properties, or arising from or related to the operations (including disposal) of Parent, the Borrower or any Subsidiary in connection with the Real Properties or otherwise in connection with the businesses of Parent, the Borrower and its Subsidiaries, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws.

SECTION 3.10 Insurance. The properties of Parent, the Borrower and its Subsidiaries are insured with insurance companies the Borrower reasonably believes to be financially sound and reputable, in such amounts (after giving effect to self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in same or similar businesses and owning similar properties in localities where Parent, the Borrower or the applicable Subsidiary operates.

SECTION 3.11 Taxes. Parent, the Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) to the extent that the failure to make any such filings and payments, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against Parent, the Borrower or any Subsidiary that, either individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect.

SECTION 3.12 ERISA Compliance. (a) Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws, and (ii) Parent and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver pursuant to Section 412 of the Code has been made with respect to any Plan. Each Plan that is intended to qualify under Section 401(a) of the Code so qualifies and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that, either individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or reasonably is expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability in excess of $50,000,000; (iii) neither Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Parent nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA, except for an event described in clause (i), (iii) or (iv) above, which, individually or in the aggregate with all other such events, could not reasonably be expected to have a Material Adverse Effect.

(d) Except where such event, individually or in the aggregate with all other such events, could not reasonably be expected to have a Material Adverse Effect, with respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by Parent or any Subsidiary that is not subject to United States law (a “Foreign Plan”):

(i) any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

SECTION 3.13 Subsidiaries. Schedule 3.13 sets forth, as of the Closing Date, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by the Borrower or any other Domestic Subsidiary in, each Domestic Subsidiary of the Borrower and each first-tier Subsidiary of the Borrower that is not a Domestic Subsidiary, and identifies each Subsidiary Guarantor.

SECTION 3.14 Margin Regulations; Investment Company Act. (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board). The value of the assets of Parent, the Borrower and its Subsidiaries that constitute margin stock does not exceed an amount equal to 25% of the value of all assets of Parent, the Borrower and its Subsidiaries.

(b) None of the Loan Parties is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 3.15 Disclosure. The Borrower and/or Parent have disclosed to the Administrative Agent and the Lenders all matters known to it that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected and pro forma financial information, the Borrower and Parent represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projected and pro forma financial information was prepared, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

SECTION 3.16 Compliance with Laws. Parent, the Borrower and each of its Subsidiaries is in compliance with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.17 Intellectual Property; Licenses, Etc. Parent, the Borrower and each of its Subsidiaries owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, except for IP Rights that are not material to the conduct of the business of Parent, the Borrower and its Subsidiaries, taken as a whole. To the best of the Borrower’s knowledge, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Parent, the Borrower or any of its Subsidiaries infringes upon any proprietary rights held by any other Person and no claim or litigation regarding any of the foregoing is pending or threatened in writing, in any of the foregoing cases, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.18 Solvency. As of the Closing Date, before and after the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby, Parent, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

SECTION 3.19 OFAC and Anti-Corruption Laws. Parent, the Borrower and its Subsidiaries and, to Parent’s and the Borrower’s knowledge, their respective directors, officers and employees have conducted their business in material compliance with applicable Anti-Corruption Laws and applicable Sanctions. Parent, the Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to promote and achieve compliance by Parent, the Borrower and its Subsidiaries and their respective directors, officers, employees and agents and representatives with applicable Anti-Corruption Laws and applicable Sanctions. None of Parent, the Borrower or any of its Subsidiaries or, to Parent’s or the Borrower’s knowledge, their respective directors, officers, employees or agents or representatives acting or receiving a direct financial benefit (other than by virtue of the general benefits arising out of credit being made available to the Borrower pursuant hereto) in any capacity in connection with this Agreement: (i) is a Designated Person; (ii) is a Person that is owned or controlled by a Designated Person; (iii) is located, organized or resident in a Sanctioned Country; or (iv) has knowingly directly or indirectly engaged in, or is now knowingly directly or indirectly engaged in, any dealings or transactions (1) with any Designated Person, (2) in any Sanctioned Country, or (3) otherwise in violation of applicable Sanctions.

SECTION 3.20 USA Patriot Act. Each Loan Party is in compliance in all material respects with the USA Patriot Act.

SECTION 3.21 Ranking of Obligations. The obligations of each Guarantor under the Loan Documents to which it is a party rank at least equally with all of the unsecured unsubordinated Indebtedness of such Guarantor, and ahead of all subordinated Indebtedness, if any, of such Guarantor.

SECTION 3.22 EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

SECTION 3.23 Collateral Matters. (a) The Master Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties (as defined therein), a valid and enforceable security interest in the Collateral (as defined therein) to the extent a security interest can be created therein under New York law and (i) when the Collateral constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, to the extent required under the Master Collateral Agreement, the security interest created under the Master Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties party thereto in such Collateral, prior and superior in right to any other Person, except for rights secured by Liens permitted under Section 6.01 (including, for the avoidance of doubt, Liens securing the obligations under the Revolving Credit Agreement or any Permitted Revolving Indebtedness), and (ii) when Uniform Commercial Code financing statements (or equivalent) in appropriate form are filed in the applicable filing offices, the security interest created under the Master Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties party thereto in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements (or equivalent), prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.01 (including, for the avoidance of doubt, Liens securing the obligations under the Revolving Credit Agreement or any Permitted Revolving Indebtedness).

(b) Upon the execution and delivery of the Master IP Security Agreements by the Borrower and the recordation of the Master IP Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in paragraph (a) of this Section 3.26, the security interest created under the Master Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Borrower in the IP Collateral (to the extent constituting Collateral as defined in the Master Collateral Agreement) in which a security interest may be perfected by filing in the United States, in each case prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.01 (including, for the avoidance of doubt, Liens securing the obligations under the Revolving Credit Agreement or any Permitted Revolving Indebtedness) (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in the IP Collateral acquired by the Borrower after the Closing Date).

ARTICLE IV

CONDITIONS

SECTION 4.01 Closing Date. The obligation of each Lender to make Loans hereunder on the Closing Date shall be subject to satisfaction of the following conditions (or waiver thereof in accordance with Section 9.02):

(a) The Administrative Agent shall have executed a counterpart hereof and shall have received from the Borrower and each Person whose name is set forth on Schedule 2.01 (i) a counterpart of this Agreement executed by each party hereto or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission or other electronic imaging) that each such Person has signed a counterpart of this Agreement.

(b) [Reserved].

(c) The Administrative Agent shall have received the following:

(i) the Master Guaranty Agreement, executed and delivered by the Loan Parties party thereto;

(ii) in respect of each Loan Party, a certificate of such Loan Party, dated the Closing Date and executed by the secretary, an assistant secretary, another Responsible Officer or a director of such Loan Party, attaching (A) a copy of each Organization Document of such Person, which shall, to the extent applicable, be certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority, (B) signature and incumbency certificates of the officers of, or other authorized persons acting on behalf of, such Loan Party executing each Loan Document, (C) resolutions of the board of directors or similar governing body of such Loan Party (and, if customary or required in the jurisdiction of incorporation, organization or formation of such Loan Party, of the equityholders of such Loan Party) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, certified as of the Closing Date by such secretary, assistant secretary, other Responsible Officer or director as being in full force and effect without modification or amendment and (D) to the extent such concept is applicable in such jurisdiction, a good standing certificate from the applicable Governmental Authority of such Loan Party’s jurisdiction of incorporation, organization or formation, dated the Closing Date or a recent date prior thereto, all in form and substance reasonably satisfactory to the Required Lenders;

(iii) a favorable opinion of Kirkland & Ellis LLP, special New York counsel to the Loan Parties, dated the Closing Date and addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Required Lenders;

(iv) a favorable opinion of Baker & McKenzie Amsterdam N.V., special Dutch counsel to Tupperware Nederland B.V. and Premiere Brands International Holdings B.V., dated the Closing Date and addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Required Lenders;

(v) a completed Borrowing Request signed by a Responsible Officer of the Borrower and a customary letter of direction containing funds flow information with respect to the use of proceeds of the requested Loans;

(vi) a certificate of the Borrower, dated the Closing Date and executed by a Responsible Officer of the Borrower, certifying that, before and after giving effect to the Transaction, (A) the representations and warranties of the Loan Parties contained in this Agreement and each other Loan Document are true and correct in all material respects (other than in respect of representations and warranties that are subject to a Material Adverse Effect qualifier, in which case such representations and warranties are be true and correct as stated and so qualified) on and as of the Closing Date, (B) no Default or Event of Default hereunder shall have occurred and be continuing and (C) no Default or Event of Default (each as defined in the Revolving Credit Agreement) shall have occurred and be continuing;

(vii) a certificate from the Chief Financial Officer or the Treasurer of the Borrower, dated the Closing Date, attesting that, after giving effect to the Transaction, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent;

(viii) the Agent Fee Letter executed by the Borrower;

(ix) the Master Collateral Agreement, executed and delivered by the Borrower;

(x) the Master IP Security Agreements, executed and delivered by the Borrower; and

(xi) the Perfection Certificate executed by the Borrower.

(d) Without duplication of any fees paid or payable with respect to the Facility A Loans, the Lenders, the Administrative Agent and the Arranger shall have received all fees required to be paid on, and the Administrative Agent shall have received all expenses required to be reimbursed on, the Closing Date pursuant to the Lender Fee Letter, Agent Fee Letter, Loan Documents or any other agreements entered into by the Borrower and the Administrative Agent or the Arranger in connection with this Agreement, provided that invoices therefor shall have been presented to the Borrower no later than three Business Days prior to the Closing Date.

(e) The redemption of the Senior Notes and satisfaction of obligations thereunder and release of any guarantees in connection therewith shall have been consummated, or substantially concurrently with the funding of the Loans on the Closing Date, shall be consummated.

(f) At least three Business Days prior to the Closing Date, the Lenders shall have received all documentation and other information in respect of each Loan Party requested to satisfy the requirements of bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation, including without limitation, a duly executed W-9 tax form (or such other applicable IRS tax form) of the Borrower, to the extent requested in writing (which may be by email) at least 10 Business Days prior to the Closing Date.

(g) The Lenders and the Administrative Agent shall have received an updated copy of the financial model substantially in the form provided to the Lenders and the Administrative Agent on or before November 2, 2020.

(h) Since December 28, 2019, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

For purposes of determining whether the conditions set forth in this Section 4.01 have been satisfied, by releasing its signature page hereto, the Administrative Agent and each Lender party hereto shall be deemed to have consented to, approved, accepted or be satisfied with each document or other matter required hereunder to be consented to or approved by, or acceptable or satisfactory to, the Administrative Agent or such Lender, as the case may be.

ARTICLE V

AFFIRMATIVE COVENANTS

From and after the Closing Date and until the payment in full of the Loan Document Obligations, Parent and the Borrower covenant and agree that:

SECTION 5.01 Financial Statements. The Borrower or Parent will deliver to the Administrative Agent, for distribution to each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of Parent (or, if earlier, 15 days after the date required to be filed with the SEC, without giving effect to any extension), a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards, shall not contain any “going concern” or like qualification, exception or emphasis or any qualification, exception or emphasis as to the scope of such audit and shall state that such consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of Parent and its Subsidiaries on a consolidated basis as of the end of and for such year in accordance with GAAP; and

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Parent (or, if earlier, 5 days after the date required to be filed with the SEC, without giving effect to any extension), a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Parent’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all certified by the chief executive officer, chief financial officer, controller or the treasurer of Parent or the Borrower as presenting fairly, in all material respects, the financial position, results of operations and cash flows of Parent and its Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 5.02(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) of this Section 5.01, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in any such clause at the times specified therein.

SECTION 5.02 Certificates; Other Information. The Borrower or Parent will deliver to the Administrative Agent, for distribution to each Lender:

(a) within 10 days of the earlier of (i) each filing of the financial statements referred to in Section 5.01(a) or 5.01(b) with the SEC and (ii) each delivery of such financial statements to the Administrative Agent, a duly completed Compliance Certificate, signed by a Responsible Officer of the Borrower or Parent, setting forth the information required pursuant to the Compliance Certificate;

(b) within 90 days after the end of each fiscal year of the Parent, commencing for the fiscal year 2020, a duly completed Supplemental Perfection Certificate, signed by a Responsible Officer of the Borrower or Parent, setting forth the information required pursuant to the Supplemental Perfection Certificate;

(c) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters and, to the extent permitted by such Registered Public Accounting Firm, recommendations submitted to the board of directors (or the audit committee of the board of directors) of Parent or any Subsidiary by any Registered Public Accounting Firm in connection with the accounts or books of Parent or any of its Subsidiaries, or any audit of any of them;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Parent, and copies of all annual, regular, periodic and special reports and registration statements which Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(e) promptly after request, such additional information as the Administrative Agent or any Lender may from time to time reasonably request regarding Parent or any Subsidiary or the compliance with the terms of any Loan Document, including information regarding any Loan Party, in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.

Information required to be delivered pursuant to Section 5.01(a), 5.01(b) or 5.02(d) shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an Electronic System to which the Lenders have been granted access or shall be publicly available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to Sections 5.01 and 5.02 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of any of the information or documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such information and documents.

SECTION 5.03 Notices. The Borrower or Parent shall, promptly after a Responsible Officer of the Borrower or Parent obtains knowledge thereof, deliver to the Administrative Agent written notice of:

(a) the occurrence of any Default;

(b) any event, development or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event; and

(d) any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such Beneficial Ownership Certification.

Each notice pursuant to this Section 5.03 shall be accompanied by a statement of a Responsible Officer of the Borrower or Parent setting forth details of the occurrence referred to therein and, in the case of clause (a) above, describing with particularity any and all provisions of this Agreement and any other Loan Document that have been breached (if any) and stating what action Parent, the Borrower or relevant Subsidiary has taken and proposes to take with respect thereto.

SECTION 5.04 Payment of Taxes. Parent and the Borrower shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable all Taxes, unless (a) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Parent, the Borrower or such Subsidiary or (b) the failure to pay and discharge such Taxes could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.05 Preservation of Existence and Rights.

Parent and the Borrower shall, and shall cause each Subsidiary to, (a) preserve, renew and maintain in full force and effect its legal existence and good standing, to the extent such concept is relevant in such jurisdiction, under the laws of the jurisdiction of its incorporation, organization or formation, except, where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (c) preserve or renew all of its registered IP Rights the non-preservation of which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

provided that nothing in this Section 5.05 shall prohibit any transaction expressly permitted by Section 6.03 or 6.04.

SECTION 5.06 Maintenance of Properties. Parent, the Borrower shall, and shall cause each of its Subsidiaries to, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; provided that nothing in this Section 5.06 shall prevent Parent, the Borrower or any of its Subsidiaries from discontinuing the operation and maintenance of any of its properties or equipment if such discontinuance is, in the reasonable commercial judgment of the Borrower, desirable in the conduct of its business and could not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 5.07 Maintenance of Insurance. Parent and the Borrower shall, and shall cause each of its Subsidiaries to, maintain, with insurance companies Parent or the Borrower reasonably believes to be financially sound and reputable, insurance in such amounts (after giving effect to self insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in the same or similar business and owning similar properties in localities where Parent, the Borrower or such Subsidiary operates.

SECTION 5.08 Compliance with Laws. Parent and the Borrower shall, and shall cause each Subsidiary to, comply in all material respects with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.09 Books and Records. Parent and the Borrower shall, and shall cause each of its Subsidiaries to, maintain proper books of record and account in which full, true and correct entries in conformity, in all material respects, with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Parent, the Borrower or such Subsidiary, as the case may be; provided, that such books of record and account, and entries therein in, of Foreign Subsidiaries shall conform, in all material respects, with the generally accepted (or customary) financial practices and statutory requirements of its jurisdiction.

SECTION 5.10 Inspection Rights. Parent and the Borrower shall, and shall cause each of its Subsidiaries to, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower (unless a Default is then continuing, only to the extent such expenses are out-of-pocket and reasonable) and at such reasonable times during normal business hours and as often as may be reasonably desired, but not more than two times in any calendar year unless a Default shall have occurred and be continuing, upon reasonable advance notice to the Borrower.

SECTION 5.11 Use of Proceeds. The Borrower shall use the proceeds of the Loans solely (a) to redeem, as of the Closing Date, the Senior Notes, (b) for general corporate purposes and other purposes not prohibited by this Agreement and (c) to pay fees and expenses incurred in connection with the Transaction.

SECTION 5.12 Compliance with Environmental Laws. Parent and the Borrower shall comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, as required by and in accordance with the requirements of all Environmental Laws; provided (a) that none of Parent, the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances and (b) neither the Borrower nor any of its Subsidiaries shall be required to take any action described in this Section 5.12 if the failure to take such action, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.13 Dart. Parent shall cause the Borrower at all times to be the legal, beneficial and registered and record owner of the Material Marks (as defined in the Facility A Credit Agreement as in effect on the date hereof), except as otherwise expressly permitted under the Dart Security Agreement; provided that Dart may transfer or otherwise Dispose of any Material Marks (as defined in the Facility A Credit Agreement as in effect on the date hereof) as permitted pursuant to Section 6.04(h) to the Borrower and its Subsidiaries and as otherwise permitted pursuant to the Dart Security Agreement.

SECTION 5.14 [Reserved.]

SECTION 5.15 Additional Guarantee and Collateral Requirement.

(a) The Borrower shall cause the Additional Guarantee and Collateral Requirement to be satisfied on the Closing Date to the extent required to be satisfied on the Closing Date pursuant to the definition thereof (other than the actions set forth on Schedule 5.17 which shall be satisfied within the time period prescribed therefor on such schedule (as such time period may be extended by the Required Lenders).

(b) If any Subsidiary is formed or acquired after the Closing Date that is a Designated Subsidiary or any Subsidiary otherwise becomes, after the Closing Date, a Designated Subsidiary (including as a result of becoming a Material Subsidiary), the Borrower shall, as promptly as practicable, and in any event within 45 days (or such longer period as the Administrative Agent may agree to in writing), substantially concurrently with satisfying any corresponding requirement in the Revolving Credit Agreement, notify the Administrative Agent thereof and cause the Additional Guarantee and Collateral Requirement to be satisfied with respect to such Subsidiary (if it is a Designated Subsidiary).

(c) The Borrower shall, as promptly as practicable, and in any event within 60 days or such longer period as the Administrative Agent may agree to in writing) furnish to the Administrative Agent written notice of the acquisition by the Borrower of any material assets (other than any assets constituting Excluded Assets), other than any such assets constituting Collateral under the Security Documents in which the Administrative Agent shall have a valid, legal and perfected security interest (with the priority contemplated by the applicable Security Document) upon the acquisition thereof.

(d) The Borrower shall, as promptly as practicable, and in any event within 30 days (or such longer period as the Administrative Agent may agree to in writing), notify the Administrative Agent of any change in (i) the legal name of the Borrower as set forth in its Organizational Documents, (ii) the jurisdiction of incorporation, organization or formation or the form of organization of the Borrower (including as a result of any merger or consolidation), (iii) the location of the chief executive office or the principal place of business of the Borrower or (iv) the organizational identification number, if any, or the federal taxpayer identification number of the Borrower.

SECTION 5.16 Further Assurances.

(a) The Borrower shall, at any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents, and take all such other action, as the Administrative Agent may reasonably deem necessary in obtaining the full benefits of, or in perfecting and preserving in the United States the Liens of, the Loan Documents, in each case solely to the extent not inconsistent with the provisions of this Agreement or any other Loan Document.

(b) The Borrower shall, and shall cause each other Loan Party to, promptly execute and deliver any and all further instruments and documents, and take all such other action, that may be required under any applicable law, or that the Administrative Agent may reasonably deem necessary, to cause the Additional Guarantee and Collateral Requirement to be and remain satisfied at all times (it being understood that, with respect to matters set forth in Section 5.15, the requirements of this Section 5.16 shall be subject to the grace periods set forth therein).

SECTION 5.17 Post Closing Matters. Borrower shall, and shall cause each of its Subsidiaries to, take each of the actions set forth on Schedule 5.17 within the time period prescribed therefor on such schedule (as such time period may be extended by the Required Lenders).

ARTICLE VI

NEGATIVE COVENANTS

From and after the Closing Date and until the payment in full of the Loan Document Obligations, Parent and the Borrower covenant and agree that:

SECTION 6.01 Liens. Parent and the Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than the following:

(a) (i) Liens created pursuant to the Loan Documents securing the Loan Document Obligations and (ii) Liens on the Collateral (as defined in the Revolving Credit Agreement as of the Closing Date) securing any Indebtedness and other obligations under the Revolving Credit Agreement and any Permitted Revolving Indebtedness (and, in each case, any obligations relating thereto not constituting Indebtedness) permitted under Section 6.02(c);

(b) Liens existing on the Closing Date and listed on Schedule 6.01, and any renewals, extensions or refinancings thereof, provided that (i) the property covered thereby is not broadened or increased (other than with respect to improvements and accessions thereto and proceeds thereof) and (ii) the amount secured or benefited thereby is not increased;

(c) Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, landlords’, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) pledges or deposits (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of Parent or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(f) pledges and deposits made (i) to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations (other than any Lien imposed by ERISA), surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of Parent or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(g) easements, zoning restrictions, rights-of-way, restrictions and other similar encumbrances affecting real property or other minor irregularities in title which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.01(h) or securing appeal or other surety bonds related to such judgments;

(i) Liens securing Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and obligations for acquisition, construction or the improvement of fixed or capital assets, and any renewals, extensions or refinancings thereof; provided that (i) such Liens do not at any time encumber any property other than the property whose acquisition, construction or improvement was financed by such Indebtedness or, if applicable, subject to such Capitalized Lease or Synthetic Lease Obligations (and improvements and accessions thereto and proceeds thereof), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing, or improving such assets; provided further that individual financings of equipment or other fixed or capital assets otherwise permitted to be secured hereunder provided by any Person (or its Affiliates) may be cross-collateralized to other such financings provided by such Person (or its Affiliates);

(j) Liens in the form of leases or subleases of Real Properties granted or created by Parent or any Subsidiary that do not interfere, individually or in the aggregate, in any material respect with the business of Parent and its Subsidiaries (taken as a whole);

(k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Parent or any of its Subsidiaries in the ordinary course of business;

(l) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into by Parent or any of its Subsidiaries in the ordinary course of business;

(m) banker’s liens, rights of set-off or similar rights in favor of (i) a depository institution with respect to deposit accounts maintained with such depository institution in the ordinary course of business or (ii) a depository institution or other intermediary in connection with the processing of VISA, MasterCard and other credit card payments and remittances;

(n) Liens created over deposits and investments in the ordinary course of business in connection with the procurement and maintenance of insurance by Parent and its Subsidiaries, and Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(o) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (other than Capitalized Lease or Synthetic Lease Obligations), license or sublicense or concession agreement permitted by this Agreement;

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(q) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(r) deposits of cash with the owner or lessor of premises leased and operated by Parent or any Subsidiary to secure the performance of its obligations under the lease for such premises, in each case in the ordinary course of business;

(s) Liens on cash and cash equivalents deposited with a trustee or a similar Person to defease or to satisfy and discharge any Indebtedness; provided that such defeasance or satisfaction and discharge is permitted hereunder;

(t) Liens that are contractual rights of set-off;

(u) any Lien on any asset acquired by Parent or any Subsidiary after the Closing Date existing at the time of the acquisition thereof or existing on any asset of any Person that becomes a Subsidiary (other than as a result of a Division) (or of any Person not previously a Subsidiary that is merged or consolidated with or into Parent or a Subsidiary in a transaction permitted hereunder) after the Closing Date and prior to the time such Person becomes a Subsidiary (or is so merged or consolidated), provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), as the case may be, (ii) such Lien does not at any time encumber any other property of Parent or any Subsidiary (other than improvements or accessions thereto and the proceeds thereof) and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated), as the case may be, and extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof;

(v) in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.04, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(w) in the case of (i) any Subsidiary that is not a wholly owned Subsidiary, (ii) the Equity Interests in any Person that is not a Subsidiary or (iii) any Person or Subsidiary that ceases to be a wholly owned Subsidiary as a result of a Disposition of such Person’s or Subsidiary’s Equity Interests pursuant to Section 6.04, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the Organization Documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement; provided that, with respect to clause (iii) only, (1) such disposition is consummated with a bona fide third party that is not an Affiliate of a Loan Party, (2) no Default or Event of Default exists or would result therefrom, (3) the primary purpose of such Disposition is not to incur Liens pursuant to this Section 6.01(w)(iii) and (4) any such Disposition shall be deemed to be an Investment in a Subsidiary that is not a Loan Party by the parent entity of such Subsidiary in an amount equal to the fair market value of the net assets of such Subsidiary;

(x) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by Parent or any Subsidiary in connection with any letter of intent or purchase agreement for an Acquisition or other transaction permitted hereunder;

(y) Liens on assets of Foreign Subsidiaries securing lines of credit incurred in the ordinary course of business for Foreign Subsidiaries in an aggregate principal amount not to exceed $35,000,000 at any time outstanding;

(z) Liens securing intercompany obligations that are reasonably necessary to effectuate any Permitted Reorganization reasonably agreed to by the Required Lenders; and

(aa) other Liens (other than Liens on any real property) securing Indebtedness (other than Liens securing lines of credit for Foreign Subsidiaries and amounts outstanding under lines of credit for Foreign Subsidiaries) in an aggregate principal amount not to exceed $25,000,000 at any time outstanding.

Notwithstanding anything to the contrary herein or in any other Loan Document, Parent and the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien in respect of (i) the Material Marks (as defined in the Facility A Credit Agreement as in effect on the date hereof) or (ii) the Equity Interests in the Borrower, in each case, other than Liens permitted by Section 6.01(a) or 6.01(c) and, in the case of the Material Marks (as defined in the Facility A Credit Agreement as in effect on the date hereof), to the extent constituting Liens, licenses of IP Rights permitted by Section 6.04(h).

SECTION 6.02 Indebtedness. Parent and the Borrower shall not, and shall not permit any Subsidiary to create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness owing by Parent or any Subsidiary to any other Subsidiary or owing by any Subsidiary to Parent; provided that any such Indebtedness owing to a Subsidiary that is not Parent, the Borrower or a Subsidiary Guarantor is subordinated in right of payment to the obligations hereunder pursuant to an Intercompany Note, subject to Section 5.17;

(c) Indebtedness under (i) the Revolving Credit Agreement and any Loan Documents (as defined in the Revolving Credit Agreement) and (ii) any Permitted Revolving Indebtedness, in each case in an aggregate principal amount not to exceed $850,000,000, plus any Designated Cash Management Obligations (as defined in the Revolving Credit Agreement as of the Closing or any corollary term with respect to any Permitted Revolving Indebtedness) and Designated Swap Obligations (as defined in the Revolving Credit Agreement as of the Closing or any corollary term with respect to any Permitted Revolving Indebtedness), plus, any amounts of interest, fees, expenses and indemnification obligations related to the foregoing; provided that to the extent the aggregate principal amount of the revolving commitments under the Revolving Credit Agreement or any Permitted Revolving Indebtedness is increased to exceed $725,000,000,

(A) as of the date of such increase, Consolidated Leverage Ratio shall not exceed 3.25 to 1.00 after giving Pro Forma Effect to such increase (assuming for purposes hereof that the commitments under the Revolving Credit Agreement or any Permitted Revolving Indebtedness, including any such increase, are fully drawn) and (B) the Lenders shall be provided a right of first refusal on all or any portion of such increase prior to the effectiveness of such increase, in which case, (i) Parent or the Borrower shall offer the Lenders the opportunity to provide such increase on terms and conditions no better, taken as a whole, than the terms and conditions available to Parent or the Borrower at such time, (ii) the Lenders shall have five Business Days (or such longer period as mutually agreed by Borrower and the Administrative Agent) after the date of receipt of such offer to provide a binding letter of intent or similar document to provide such financing, subject to the consent of the Revolving Agent in accordance with Section 2.08(d) of the Revolving Credit Agreement (or any corollary section of any Permitted Revolving Indebtedness) and (iii) to the extent the Lenders fail to respond within such five Business Day period or decline such offer within the specified period of time, Parent or the Borrower shall be permitted to effectuate such increase substantially on the terms and conditions offered to the Lenders without the consent or other involvement of the Lenders;

(d) Indebtedness existing on the Closing Date and set forth on Schedule 6.02 and not otherwise permitted under this Section 6.02 and any renewals, extensions or refinancings thereof, provided that the amount of such Indebtedness is not increased at the time of such renewal, extension or refinancing thereof;

(e) Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of Parent, the Borrower or any Subsidiary in the ordinary course of business supporting obligations under (i) workers’ compensation, unemployment insurance and other social security legislation, (ii) bids, trade contracts, leases (other than Capitalized Leases or Synthetic Lease Obligations), statutory obligations, surety bonds, performance bonds, appeal bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and (iii) other obligations that do not constitute Indebtedness;

(f) Indebtedness in respect of netting services, overdraft protections and otherwise arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds, overdraft or any similar services, in each case in the ordinary course of business;

(g) Indebtedness of Parent, the Borrower or any Subsidiary (i) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Leases, provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, or (ii) assumed in connection with the acquisition of any fixed or capital assets, and, in each case, any renewals, extensions or refinancings thereof, provided that the amount of such Indebtedness is not increased at the time of such renewal, extension or refinancing thereof;

(h) Indebtedness of Parent, the Borrower or any Person that becomes a Subsidiary (other than as a result of a Division) (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the Closing Date, or Indebtedness of any Person that is assumed by Parent, the Borrower or any Subsidiary in connection with an acquisition of assets by Parent, the Borrower or such Subsidiary in an Acquisition permitted hereunder after the Closing Date, provided that such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired, and any renewals, extensions and refinancings thereof, provided that the amount of such Indebtedness is not increased at the time of such renewal, extension or refinancing;

(i) to the extent constituting Indebtedness, Taxes described in Section 6.01(c);

(j) other Indebtedness in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;

(k) Indebtedness under the Facility A Credit Agreement and any Loan Documents (as defined in the Facility A Credit Agreement);

(l) Indebtedness incurred in connection with an Acquisition permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs and seller notes) or similar adjustments;

(m) (i) Indebtedness in respect of letters of credit issued for the account of the Parent, Borrower or any of its Subsidiaries in the ordinary course of business and (ii) Indebtedness in respect of letters of credit in the ordinary course of business that are fully cash collateralized, in each case that are not issued under the Revolving Credit Agreement or any Permitted Revolving Indebtedness;

(n) Indebtedness pursuant to Swap Contracts to the extent entered into in the ordinary course of business for hedging purposes and net obligations of Parent, the Borrower or any Subsidiary under any such Swap Contracts;

(o) Attributable Indebtedness incurred in connection with a Sale Leaseback Transaction permitted hereunder;

(p) Guarantees by Parent and its Subsidiaries in respect of Indebtedness of Parent or any of its Subsidiaries otherwise permitted hereunder; provided that if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness; and

(q) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (p) above.

SECTION 6.03 Fundamental Changes. Parent and the Borrower shall not, and shall not permit any Subsidiary to, merge, dissolve, liquidate, consolidate with or into another Person, consummate a Division as the Dividing Person or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge or consolidate with or into, or be liquidated, wound up or dissolved into (i) Parent or the Borrower, provided that Parent or the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that in the case of a merger or consolidation involving a Subsidiary Guarantor with another Subsidiary that is not a Subsidiary Guarantor, either (x) such Subsidiary Guarantor shall be the continuing or surviving Person or (y) such surviving Subsidiary shall become a Subsidiary Guarantor;

(b) any Loan Party (other than the Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Parent, the Borrower or to another Loan Party;

(c) any Subsidiary that is not a Loan Party may Dispose of all or substantially all its assets (upon voluntary liquidation or otherwise) (i) to another Subsidiary which is not a Loan Party or (ii) to a Loan Party;

(d) any Subsidiary may merge or consolidate with or into any other Person (other than Parent, the Borrower or any Subsidiary), provided that (i) except in the case of a Disposition of a Subsidiary (other than Dart) otherwise permitted by Section 6.04, the surviving or continuing Person shall be a Subsidiary and, in the case of a merger or consolidation involving a Subsidiary Guarantor, a Subsidiary Guarantor and (ii) in the case of any merger or consolidation involving the Borrower, the Borrower shall be the continuing or surviving Person; and

(e) any Subsidiary (other than Dart) may consummate a Division as the Dividing Person if, immediately after the consummation of such Division, the assets of the applicable Dividing Person are held by one or more Subsidiaries (and, if the Dividing Person shall be a Subsidiary Guarantor, each such Subsidiary shall be a Subsidiary Guarantor) or, with respect to assets not so held by one or more Subsidiaries, such Division constitutes a Disposition permitted by Section 6.04.

For the avoidance of doubt, in no event shall this Section 6.03 (except with respect to any restriction applicable to the Borrower) be deemed to prohibit any Permitted Reorganization.

SECTION 6.04 Dispositions. Parent and the Borrower shall not, and shall not permit any Subsidiary to, make any Disposition, except:

(a) Dispositions of (i) obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, (ii) fixed operating assets (solely to the extent not constituting all or substantially all of the assets or business of Parent, the Borrower or any Subsidiary or a business unit, line of business or division of the Parent, Borrower or any Subsidiary) no longer used or useful to the business of the Parent, Borrower and its Subsidiaries, whether now owned or hereafter acquired, in the ordinary course of business and (iii) leasehold improvements to landlords pursuant to the terms of leases in respect of leasehold property;

(b) Dispositions of inventory in the ordinary course of business and Dispositions of cash and cash equivalents;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by the Borrower, Parent or any Subsidiary to Parent, a wholly owned Subsidiary or a Qualified Non-Wholly Owned Subsidiary; provided that such Disposition shall be for fair market value and on arm’s-length terms;

(e) Dispositions permitted by Section 6.03;

(f) Dispositions by the Borrower and Parent and its other Subsidiaries of the Specified Florida Properties and the Idle Properties;

(g) the Dispositions of accounts in connection with the collection or compromise thereof in the ordinary course of business;

(h) licenses of IP Rights in the ordinary course of business and substantially consistent with past practice or as otherwise permitted by Section 8(d) of the Dart Security Agreement;

(i) Dispositions made pursuant to the terms of any Plan or Employee Benefit Arrangement in the ordinary course of business;

(j) Dispositions of assets subject to any casualty or condemnation proceedings (including dispositions in lieu of condemnation);

(k) the unwinding of Swap Contracts in accordance with the terms thereof;

(l) Dispositions of Equity Interests in, and issuances of Equity Interests by, any joint venture or non-wholly owned Subsidiary to the extent required by, or made pursuant to customary buy/sell arrangements between the parties to such joint venture or equityholders of such non-wholly owned Subsidiary set forth in, the joint venture agreement, operating agreement, shareholders agreement or similar agreement governing such joint venture or non-wholly-owned Subsidiary;

(m) Dispositions by the Borrower and Parent and its other Subsidiaries not otherwise permitted under this Section 6.04; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the aggregate fair market value (as reasonably determined by the Borrower) of all property Disposed of in reliance on this clause (m) in any fiscal year shall not exceed 10% of the Parent’s consolidated total assets (determined in accordance with GAAP) as of the last day of the immediately preceding fiscal year, (iii) such Disposition shall be for consideration at least equivalent to fair market value (as reasonably determined by the Borrower) of the property or assets Disposed, (iv) cash proceeds received by the Borrower, Parent or its Subsidiaries pursuant to this clause (m) shall be applied in accordance with Section 2.11(b)(ii), and (v) any Disposition pursuant to this clause (m) for a purchase price in excess of $5,000,000 as of the date of the Disposition, the Borrower, Parent or any of its Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (m)(v) each of the following shall be deemed to be cash;

(i) any liabilities (as shown on the Borrower’s, Parents or such Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower, Parent or such Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Loan Document Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower, Parent and all of the Subsidiaries shall have been validly released by all applicable creditors in writing;

(ii) any securities received by such Borrower, Parent or Subsidiary from such transferee that are converted by such Borrower, Parent or Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty days following the closing of the applicable Disposition;

(iii) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of $5,000,000, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

(n) any intercompany Disposition constituting or otherwise made in connection with or relating to any Permitted Reorganization reasonably necessary to effectuate such Permitted Reorganization; and

(o) Dispositions in respect of Investments permitted under Section 6.10(a) and as otherwise permitted under Section 6.14.

SECTION 6.05 Change in Nature of Business. Parent and the Borrower shall not, and shall not permit any Subsidiary to, engage in any material line of business substantially different from those lines of business conducted by the Borrower and Parent and its other Subsidiaries on the Closing Date. For the avoidance of doubt, the Borrower and Parent and its other Subsidiaries may engage in any line of business that is similar, ancillary, complementary or otherwise reasonably related to the business conducted by the Borrower and Parent and its other Subsidiaries on the Closing Date or that is a reasonable extension, development or expansion thereof.

SECTION 6.06 Use of Proceeds. Parent and the Borrower shall not, and shall not permit any Subsidiary to, permit the proceeds of any Borrowings, whether directly or indirectly, to finance a Hostile Acquisition or for any purpose that entails a violation of Regulations U or X of the Board, or at any time permit the value of margin stock (within the meaning of Regulation U of the Board) held by the Borrower and Parent and its other Subsidiaries to exceed an amount equal to 25% of the value of all assets of the Borrower and Parent and its other Subsidiaries.

SECTION 6.07 Financial Covenant. Parent and the Borrower shall not permit the Consolidated Leverage Ratio as of the last day of any Measurement Period to be greater than or equal to the ratio set forth below opposite the period that includes such day (or, if such day does not end on the last day of the calendar quarter, that includes the last day of the calendar quarter that is nearest to such day):

Period	Consolidated Leverage Ratio

From the Closing Date to and including December 26, 2020	4.75 to 1.00

March 27, 2021	4.25 to 1.00

June 26, 2021 and thereafter	4.00 to 1.00

SECTION 6.08 OFAC and Anti-Corruption Laws.

(a) Parent and the Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly use the proceeds of credit extensions hereunder (i) for any purpose which would violate any applicable Anti-Corruption Laws, (ii) to fund, finance or facilitate any activities, business or transaction of or with any Designated Person or in any Sanctioned Country, or otherwise in violation of applicable Sanctions, or (iii) in any other manner that will result in the violation of any applicable Sanctions by the Administrative Agent or any Lender.

(b) Parent and the Borrower shall not, and shall not permit any Subsidiary to, use funds or assets obtained directly or indirectly from transactions with or otherwise relating to (i) Designated Persons or (ii) any Sanctioned Country, to pay or repay any amount owing to any Specified Party under any Loan Document.

(c) Parent and the Borrower shall not, and shall not permit any Subsidiary to, fail to (i) conduct its business in compliance in all material respects with applicable Anti-Corruption Laws and applicable Sanctions, (ii) maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws or (iii) have controls and safeguards in place designed to prevent any proceeds of any extension of credit hereunder from being used contrary to the representations and undertakings set forth in Section 3.19 or 3.20 or this Section 6.08, respectively.

SECTION 6.09 Restricted Payments. Parent and the Borrower shall not, and shall not permit any Subsidiary to make, directly or indirectly, any Restricted Payments other than the following:

(a) each Subsidiary may make Restricted Payments to the Borrower, Parent and to any other Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Subsidiary, to the Borrower, Parent or any such other Subsidiaries and to each other owner of Equity Interests of such Subsidiary ratably according to their relative ownership interests of the relevant class of Equity Interests or as otherwise required by the applicable Organization Documents);

(b) the Borrower, Parent and each of its Subsidiaries may declare and make Restricted Payments payable solely in the form of Equity Interests of such Person (other than Disqualified Equity Interests not otherwise permitted to be incurred under Section 6.02);

(c) [reserved];

(d) [reserved];

(e) Restricted Payments in respect of the repurchase of Equity Interests in the Borrower, Parent or any of its Subsidiaries that occur upon or in connection with the exercise of stock options or warrants or similar rights if such Restricted Payments represent a portion of the exercise price of such options or warrants or similar rights or tax withholding obligations with respect thereto;

(f) Parent and the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other equity or benefit plans for management or employees of the Borrower and Parent and its other Subsidiaries in effect from time to time;

(g) Parent and the Borrower may repurchase Equity Interests upon the exercise of stock options, deferred stock units and restricted shares to the extent such Equity Interests represent a portion of the exercise price of such stock options, deferred stock units or restricted shares;

(h) Restricted Payments (i) made in connection with the payment cash in lieu of fractional Equity Interests in connection with the exercise of warrants, options or other securities convertible into or exchangeable for shares of common stock in the Borrower or Parent, any dividend, split or combination thereof or any Acquisition or other transaction permitted by the Loan Documents or (ii) to honor any conversion request by a holder of convertible Indebtedness and to make cash payments in lieu of fractional shares in connection therewith;

(i) intercompany Restricted Payments (other than any Restricted Payment from Parent) constituting or otherwise made in connection with or relating to any Permitted Reorganization reasonably necessary to effectuate such Permitted Reorganization;

(j) repurchases of Equity Interests (i) deemed to occur on the exercise of options by the delivery of Equity Interests in satisfaction of the exercise price of such options or (ii) in consideration of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing), including deemed repurchases in connection with the exercise of stock options or the vesting of any equity awards;

(k) payments or distributions to satisfy dissenters rights (including in connection with or as a result of the exercise of appraisal rights and the settlement of any claims or actions, whether actual, contingent or potential) pursuant to or in connection with a merger, consolidation, transfer of assets or other transaction permitted by the Loan Documents;

(l) so long as no Default or Event of Default has occurred and is continuing, payments or distributions of a Restricted Payment within 60 days after the date of declaration thereof if at the date of declaration such Restricted Payment would have been permitted hereunder;

(m) the repurchase, retirement or other acquisition or retirement for value of Equity Interests held by any Management Stockholder in an aggregate amount not to exceed $5,000,000;

(n) redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests (other than Disqualified Equity Interests, except to the extent issued by Parent to a Subsidiary) or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests of the Borrower or Parent (other than Disqualified Equity Interests, except to the extent issued by Parent to a Subsidiary); and

(p) Restricted Payments in an aggregate amount not to exceed (A) $25,000,000 plus (B) after the Borrower shall have paid (or offered to pay) the Loans pursuant to Section 2.11(a) or (b) and/or the Facility A Loans pursuant to Section 2.11(a) or (b) of the Facility A Credit Agreement in an aggregate principal amount equal to at least $50,000,000, (i) $15,000,000 so long as Consolidated Leverage Ratio (after giving Pro Forma Effect to such Restricted Payment) would be less than or equal to 2.75 to 1.00 plus (ii) an additional $15,000,000 so long as Consolidated Leverage Ratio (after giving Pro Forma Effect thereto) would be less than or equal to 2.25 to 1.00 plus (iii) an additional $15,000,000 so long as Consolidated Leverage Ratio (after giving Pro Forma Effect thereto) would be less than or equal to 1.75 to 1.00 plus (iv) an additional $15,000,000 so long as Consolidated Leverage Ratio (after giving Pro Forma Effect to such Restricted Payment) would be less than or equal to 1.25 to 1.00 (in each case of clauses (i) – (iv), not more than once during the term of the Agreement for each such clause (i), (ii), (iii) or (iv)); provided that Restricted Payments pursuant to this clause (p) may only be made in cash.

The amount of any Restricted Payment at any time shall be the amount of cash and the fair market value of other property subject to the Restricted Payment at the time such Restricted Payment is made.

SECTION 6.10 Investments. Parent and the Borrower shall not, and shall not permit any Subsidiary to make or hold, directly or indirectly, any Investments other than the following:

(a) Investments,

(i) by Parent or any of its Subsidiaries in Parent or any other Subsidiary; and

(ii) by Parent or any Subsidiary in a Person, if as a result of such Investment (A) such Person becomes a Subsidiary or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Parent or a Subsidiary;

(b) Investments existing on the Closing Date or made pursuant to legally binding written contracts in existence on the Closing Date and any modification, replacement, renewal, reinvestment or extension of any of the foregoing; provided that the amount of any Investment permitted pursuant to this Section 6.10(b) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by another clause of this Section 6.11;

(c) Permitted Acquisitions;

(d) Investments (i) held by a Subsidiary acquired after the Closing Date or of a Person merged or consolidated with or into Parent or merged or consolidated with or into a Subsidiary (or committed to be made by any such Person) to the extent that, in each case, such Investments or any such commitments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation and (ii) held by Persons that become Subsidiaries after the Closing Date, including Investments by Subsidiaries made or acquired (or committed to be made or acquired), to the extent that such Investments were not made or acquired (or committed to be made or acquired) in contemplation of, or in connection with, such Person becoming a Subsidiary;

(e) Investments in Similar Businesses owned by a third party that do not exceed in the aggregate at any time outstanding $20,000,000 as of the applicable date of determination;

(f) Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests or the proceeds from the issuance thereof;

(g) Investments in any joint venture in an aggregate amount not to exceed $20,000,000 as of the applicable date of determination;

(h) loans or advances to any Company Person;

(i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes;

(ii) in connection with such Person’s purchase of Equity Interests of the Borrower or Parent; provided that to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to the Borrower or Parent, as applicable, in cash; and

(iii) for any other purpose; provided that either (A) no cash or Cash Equivalents are advanced in connection with such Investment or (B) the aggregate principal amount outstanding under this clause (iii) shall not exceed $5,000,000 as of the applicable date of determination;

(i) Investments in Swap Contracts permitted under Section 6.02(m);

(j) promissory notes and other Investments received in connection with Dispositions or any other transfer of assets not constituting a Disposition;

(k) Investments in assets that are cash or Cash Equivalents;

(l) Investments consisting of extensions of trade credit or otherwise made in the ordinary course of business, including Investments consisting of endorsements for collection or deposit and trade arrangements with customers, vendors, suppliers, licensors and licensees;

(m) Investments consisting of Liens, Indebtedness (including Guarantees), fundamental changes, Dispositions and Restricted Payments permitted under Sections 6.01, 6.02, 6.03, 6.04, and 6.09, respectively;

(n) Investments (i) received in connection with the bankruptcy, workout, recapitalization or reorganization of, or in settlement of delinquent obligations of, or other disputes with, the issuer of such Investment or an Affiliate thereof, (ii) received in connection with the foreclosure of any secured Investment or other transfer of title with respect to any secured Investment in default, (iii) in satisfaction of judgments against other Persons, (iv) as a result of the settlement, compromise or resolutions of litigation, arbitration or other disputes with Persons who are not Affiliates and (v) received in satisfaction or partial satisfaction of trade credit and other credit extended in the ordinary course of business, including to vendors and suppliers;

(o) advances of payroll and other payments to any Company Person in the ordinary course of business;

(p) Investments consisting of purchases and acquisitions of inventory, supplies, material, services or equipment pursuant to joint marketing arrangements with other Persons;

(q) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors, vendors, suppliers, licensors and licensees;

(r) Guarantees of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(s) Intercompany Investments in connection with any Permitted Reorganization and the transactions related thereto or contemplated thereby;

(t) Investments in connection with any deferred compensation plan or arrangement or other compensation plan or arrangement, including to a “rabbi” trust or to any grantor trust claims of creditors;

(u) (i) Investments made in connection with or to effect the Transactions and (ii) any Investments held by or committed to by the Borrower, Parent or any Subsidiary on the Closing Date;

(v) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that such obligations and/or liabilities, as applicable, are permitted to remain unfunded under applicable law;

(w) Investments in connection with intercompany cash management services, treasury arrangements and any related activities arising in the ordinary course of business and consistent with past practices or industry norm;

(x) Investments consisting of (i) the licensing or contribution of IP Rights pursuant to joint marketing, collaborations or other similar arrangements with other Persons in the ordinary course and permitted under Section 6.14 and/or (ii) minority equity interests in customers received as part of fee arrangements or other commercial arrangements;

(y) the conversion to Qualified Equity Interests of any Indebtedness owed by the Borrower, Parent or any Subsidiary;

(z) the elimination or forgiving of intercompany balances in connection with intercompany restructurings (including dissolutions, liquidations and mergers) between or among the Borrower and Parent and its other Subsidiaries and

(aa) Investments that do not exceed in the aggregate at any time outstanding $15,000,000 as of the applicable date of determination.

If any Investment is made in any Person that is not a Subsidiary on the date of such Investment and such Person subsequently becomes a Subsidiary, such Investment shall thereupon be deemed to have been made pursuant to Section 6.10(a)(i) and to not have been made pursuant to any other clause set forth above.

The amount of any Investment at any time shall be the amount of cash and the fair market value of other property actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of any return, whether a return of capital, interest, dividend or otherwise, with respect to such Investment.

For purposes of determining compliance with any Dollar-denominated (or percentage of Consolidated EBITDA, if greater) restriction on the making of Investments, the Dollar equivalent amount of the Investment denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Investment was made.

SECTION 6.11 Transactions with Affiliates. Parent and the Borrower shall not and shall not permit any Subsidiary to enter into any transaction of any kind with any Affiliate of Parent, involving aggregate consideration in excess of $5,000,000, other than the following:

(a) transactions between or among Parent or any of its Subsidiaries or any entity that becomes a Subsidiary as a result of such transaction;

(b) transactions on terms substantially as favorable to Parent or such Subsidiary as would be obtainable by Parent or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate (as determined by the Borrower in good faith);

(c) transactions existing on the Closing Date and disclosed to the Administrative Agent as of the Closing Date;

(d) the Transactions and the payment of fees and expenses (including the Transaction Expenses) related to the Transactions on or about the Closing Date;

(e) employment and severance arrangements and confidentiality agreements among Parent and its Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option, profits interest and other equity plans and employee benefit plans and arrangements;

(f) the licensing of trademarks, copyrights or other intellectual property in the ordinary course of business to permit the commercial exploitation of such intellectual property between or among Affiliates and Subsidiaries of Parent permitted under Section 6.14;

(g) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Borrower and Parent and its other Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and Parent and its other Subsidiaries;

(h) any agreement, instrument or arrangement as in effect as of the Closing Date or any amendment thereto (so long as any such amendment is not adverse to the Lenders in any material respect as compared to the applicable agreement as in effect on the Closing Date);

(i) Restricted Payments permitted under Section 6.09 and Investments permitted under Section 6.10;

(j) transactions in which Parent or any of its Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to Parent or such Subsidiary from a financial point of view or meets the requirements of clause (b) of this Section 6.11 (without giving effect to the parenthetical phrase at the end thereof);

(k) payments to or from, and transactions with, joint ventures, in the ordinary course of business;

(l) transactions between the Borrower, Parent or any of the Subsidiaries and any person, a director of which is also a director of the Borrower or Parent; provided, however, that such director abstains from voting as a director of the Borrower or Parent, as applicable, on any matter involving such other person;

(m) payments, loans (or cancellation of loans) or advances to employees or consultants that are (i) approved by a majority of the disinterested members of the board of directors of Borrower or Parent in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement;

(n) payments to satisfy their obligations to pay Taxes and other required amounts pursuant to any Tax sharing agreements among the Loan Parties and their Subsidiaries to the extent such Taxes and other required amounts are attributable to the ownership or operations of the Loan Parties and their Subsidiaries, provided that such Taxes and amounts shall be determined by reference to applicable Tax laws and on an arm’s length basis;

(o) intercompany transactions constituting any part of a Permitted Reorganization; and

(p) transactions with any Affiliate in its capacity as a Lender party to any Loan Document or party to any agreement, document or instrument governing or relating to any Indebtedness permitted to be incurred pursuant to Section 6.02 to the extent such Affiliate is being treated no more favorably than all other Lenders or lenders thereunder.

SECTION 6.12 Junior Debt Prepayments; Amendments to Junior Financing Documentation.

(a) Parent and the Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, prepay, repay, redeem, purchase, defease or otherwise satisfy prior to the date that is one year before the scheduled maturity thereof any Indebtedness (“Junior Debt”) that is (i) unsecured, (ii) contractually subordinated in right of payment to the Loan Document Obligations expressly by its terms or (iii) is secured by a Lien on the Collateral that is junior to the Lien securing the Loan Document Obligations (any such prepayment, repayment, redemption, purchase, defeasance or satisfaction, a “Junior Debt Repayment”), other than the following:

(i) Junior Debt Repayment with the proceeds of, or in exchange for, any other Indebtedness permitted to be incurred under Section 6.02 that is (A) (i) unsecured, (ii) contractually subordinated in right of payment to the Loan Document Obligations expressly by its terms or (iii) is secured by a Lien on the Collateral that is junior to the Lien securing the Loan Document Obligations; provided that, (x) the final maturity date of such Indebtedness shall not be earlier than the Maturity Date, (y) such Indebtedness shall not be guaranteed by any person other than the Borrower, Parent and the Subsidiary Guarantors and (z) such Indebtedness shall not be secured by any Lien on assets of the Borrower, Parent or any Subsidiary, other than the Collateral or the Collateral (as defined in the Facility A Credit Agreement);

(ii) Junior Debt Repayments (A) made with Qualified Equity Interests, with the proceeds of an issuance of any such Equity Interests or with the proceeds of a contribution to the capital of the Borrower or Parent after the Closing Date that is Not Otherwise Applied or (B) consisting of the conversion of any such Indebtedness to Equity Interests;

(iii) Junior Debt Repayments of Indebtedness of the Borrower, Parent or any of its Subsidiaries owed to the Borrower, Parent or a Subsidiary;

(iv) so long as no Default or Event of Default has occurred and is continuing, Junior Debt Repayments within 60 days of giving notice thereof if at the date of such notice, such payment would have been permitted hereunder;

(v) Junior Debt Repayments consisting of the payment of regularly scheduled interest and principal payments, payments of fees, expenses, penalty interest and indemnification obligations when due, other than payments prohibited by any applicable subordination provisions;

(vi) Junior Debt Repayments consisting of a payment to avoid the application of Section 163(e)(5) of the Code (an “AHYDO Catch Up Payment”); and

(vii) Junior Debt Repayments in an aggregate amount not to exceed $5,000,000 as of the applicable date of determination.

The amount of any Junior Debt Repayment at any time shall be the amount of cash and the fair market value of other property used to make the Junior Debt Repayment at the time such Junior Debt Repayment is made.

(b) Parent and the Borrower will not, and will not permit any Subsidiary to, amend or modify any Junior Financing Documentation, in each case if the effect of such amendment or modification is materially adverse to the Lenders.

SECTION 6.13 Restrictive Agreements. Parent and the Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, enter into any agreement, instrument, deed or lease that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon the Collateral, for the benefit of the Secured Parties with respect to the Loan Document Obligations or under the Loan Documents other than the following:

(a) restrictions and conditions imposed by (1) requirements of law, (2) any Loan Document, and (3) any documentation governing Indebtedness incurred pursuant to Section 6.01(a), 6.02(c), 6.02(j) and/or 6.02(k);

(b) customary restrictions and conditions existing on the Closing Date and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(c) restrictions disclosed to the Administrative Agent prior to the Closing Date and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(d) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 6.10 and applicable solely to such joint venture and entered into in the ordinary course of business;

(e) restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder;

(f) customary provisions in leases, licenses and other contracts restricting the assignment thereof;

(g) restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing such Indebtedness;

(h) any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Subsidiary that is not a Loan Party (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrower, Parent or any Subsidiary;

(i) restrictions or conditions in any Indebtedness permitted pursuant to Section 6.01 that is incurred or assumed by Subsidiaries that are not Loan Parties to the extent such restrictions or conditions are no more restrictive in any material respect than the restrictions and conditions in the Loan Documents or, in the case of Indebtedness that is unsecured, contractually subordinated or secured on a junior lien basis to the Loan Document Obligations, are market terms at the time of issuance and are imposed solely on such Subsidiary and its Subsidiaries;

(j) restrictions on cash (or any investment permitted under this agreement) or other deposits imposed by agreements entered into in the ordinary course of business;

(k) customary restrictions contained in leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto;

(l) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower, Parent or any Subsidiary;

(m) any restrictions that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such obligations were not entered into in contemplation of such Person becoming a Subsidiary or binding with respect to any asset at the time such asset was acquired;

(n) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 6.10 and applicable solely to such joint venture and entered into in the ordinary course of business;

(o) customary provisions (including provisions limiting the Disposition, distribution or encumbrance of assets or property) included in sale leaseback agreements or other similar agreements; and

(p) customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as Parent has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of Parent and its Subsidiaries to meet their ongoing obligations.

SECTION 6.14 Dart. (i) Borrower shall not transfer or otherwise Dispose of Collateral (as defined in the Facility A Credit Agreement as in effect on the date hereof), except as permitted by Section 8 of the Dart Security Agreement or Section 6.04(h) and (ii) Parent shall not Dispose of or pledge the Equity Interests in Dart, in each case, other than Liens permitted by Section 6.01(a) or 6.01(c).

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) Non-Payment. Borrower or any other Loan Party (i) fails to pay when and as required to be paid herein any amount of principal of any Loan or (ii) fails to pay within five Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document;

(b) Specific Covenants. Borrower fails to perform or observe any covenant or agreement contained in any of Section 5.03(a), 5.05(a) (with respect to legal existence of Parent or the Borrower), 5.11 or 5.13 or Article VI;

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 7.01(a) or 7.01(b)) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) notice of such default shall have been given to the Borrower by the Administrative Agent and (ii) a Responsible Officer of any Loan Party shall have actual knowledge of such failure;

(d) Representations and Warranties. Any representation, warranty or certification made or deemed made by or on behalf of Parent, the Borrower or any other Loan Party herein, in any other Loan Document or in any document delivered in connection herewith or therewith shall be incorrect in any material respect (other than in respect of any representation or warranty that is subject to a Material Adverse Effect qualifier, in which case, such representation or warranty shall be incorrect as stated and so qualified) when made or deemed made, except with respect to any representation or warranty to the extent incorrect solely as to Subsidiaries that are not Material Subsidiaries;

(e) Cross-Default. (i) Parent or any of its Subsidiaries (A) fails (other than as a result of an administrative funds transmission problem beyond the Borrower’s control which is remedied within two Business Days) to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that this clause (i) shall not apply to (x) any secured Indebtedness that becomes due as a result of the voluntary Disposition of assets securing such Indebtedness or (y) any Indebtedness that becomes due as a result of a voluntary prepayment, repurchase, defeasance or redemption thereof, or any refinancing thereof, not prohibited under this Agreement; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower, Parent or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower, Parent or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount;

(f) Insolvency Proceedings, Etc. Any Loan Party or any Material Subsidiary institutes or consents to the institution of any proceeding, procedure, step or action under any Debtor Relief Law, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, judicial manager, examiner, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, examiner, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding;

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy;

(h) Judgments. There is entered against the Borrower, Parent or any of its Subsidiaries (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by (A) independent third-party insurance as to which the insurer is financially sound, has been notified of the potential claim and does not dispute coverage, or (B) an indemnity by Mondelēz International, Inc. (successor to Kraft Foods, Inc.) or Hillshire Brands Co. f/k/a Sara Lee Corporation (the “Applicable Indemnitor”), as applicable, pursuant to a legally binding agreement then in full force and effect as to which Parent shall have made a claim for indemnification from the Applicable Indemnitor in accordance with the applicable agreement and the Applicable Indemnitor does not dispute such claim or its obligations to indemnify), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Parent or any of its Subsidiaries under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) Parent or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount;

(j) Foreign Benefits Plans. The occurrence of any of the following events, where such events individually or in the aggregate with all other events in this Section 7.01(j), could reasonably be expected to have a Material Adverse Effect: (i) any employer or employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan are not made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is not sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; or (iii) any Foreign Plan required to be registered is not registered or is not maintained in good standing with applicable regulatory authorities;

(k) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Loan Document Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document;

(l) Change of Control. There occurs any Change of Control; or

(m) Collateral. With respect to the Collateral, any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by the Borrower, Parent or any Subsidiary Guarantor not to be, a valid and perfected Lien on any material Collateral, with the priority required by the applicable Security Document, except as a result of (A) a Disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (B) the release thereof as provided in the applicable Security Document or Section 9.17 or (C) as a result of the Administrative Agent’s failure (x) to maintain possession of any stock certificate, promissory note or other instrument delivered to it under any Security Document or (y) to file Uniform Commercial Code (or equivalent) continuation statements;

then, and in every such event (other than an event with respect to Parent described in clause (f) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may with the consent, and shall at the request, of the Required Lenders, by notice to the Borrower, take any or all of the following actions, at the same or different times:

(i) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees, including any Make-Whole Amount and prepayment premium, and other obligations of the Borrower accrued hereunder, shall become due and payable immediately without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and

(ii) exercise on behalf of itself, the Lenders all rights and remedies available to it, the Lenders under the Loan Documents and applicable law.

In case of any event with respect to Parent described in clause (f) of this Section 7.01, the principal of the Loans then outstanding, together with accrued interest thereon and all fees, Make-Whole Amount, prepayment premium and other obligations of the Borrower accrued hereunder, shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02 Application of Funds. After the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable), any amounts received by the Administrative Agent on account of the Loan Document Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Loan Document Obligations constituting fees, expenses (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article II) and indemnities payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Loan Document Obligations constituting fees and expenses payable to the Lenders (including fees, charges and disbursements of counsel to any Lender and amounts payable under Article II), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Loan Document Obligations constituting accrued and unpaid interest on the Loans and other Loan Document Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Loan Document Obligations constituting unpaid principal of the Loans, ratably among the Lenders, in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to all indemnities and other Loan Document Obligations in favor of any Lender, ratably to each such Lender in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to the payment of all other Loan Document Obligations that are due and payable to the Administrative Agent, the Lenders or the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Loan Document Obligations owing to the Administrative Agent and such other Persons on such date; and

Last, the balance, if any, after all of the Loan Document Obligations (other than contingent obligations for indemnification, expense reimbursement or tax or yield protection as to which no claim has been made) have been paid in full, to the Borrower or as otherwise required by law.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints the Person named as the Administrative Agent in the heading of this Agreement and its successors and permitted assigns as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The Administrative Agent shall also act as the collateral agent under the Loan Documents, and each of the Lenders hereby irrevocably appoints the Administrative Agent as the agent of such Lender for purposes of acquiring, holding and enforcing any and all liens on Collateral granted by any of the Loan Parties to secure any of the Loan Document Obligations, together with such powers and discretion as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower, Parent or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein, and the Administrative Agent’s duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.02), provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose it to liability or be contrary to any Loan Document or applicable law, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, Parent or any of its Subsidiaries or other Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment). Notwithstanding the foregoing, no action nor any omission to act, taken by the Administrative Agent at the direction of the Required Lenders (or such other number or percentage of the Lenders as shall be provided for herein or in the other Loan Documents) shall constitute gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in this Agreement or any other Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also may rely upon, and shall not incur any liability for relying upon, any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan, the Administrative Agent may presume that such condition is satisfactory to such Lender, as the case may be, unless the Administrative Agent shall have received notice to the contrary from such Lender, as the case may be, prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from, or be responsible for any loss, cost or expense suffered on account of, any determination by the Administrative Agent (a) that any Lender is a Defaulting Lender, or the effective date of such status, it being further understood and agreed that the Administrative Agent shall not have any obligation to determine whether any Lender is a Defaulting Lender, (b) [reserved], (c) of whether the Required Lenders or any other requisite Lenders shall have consented to any amendment, waiver or other modification of any Loan Document, and shall be entitled to rely, and shall not incur any liability for relying, on the records maintained by it as contemplated by Section 9.04(e) and (d) as contemplated by the definition of the term “Additional Guarantee and Collateral Requirement” or by Section 5.15.

The Administrative Agent may perform any and all its duties and exercise its rights and powers under any Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the funding of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any of its sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such. In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. In the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign (the “Resignation Effective Date”), the retiring Administrative Agent’s resignation shall nevertheless become effective on the Resignation Effective Date. On the Resignation Effective Date, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that solely for purposes of maintaining any security interest granted to the Administrative Agent under any Loan Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the retiring Administrative Agent, shall continue to hold such Collateral, solely as gratuitous bailee, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Loan Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the retiring Administrative Agent for the account of any Person other than the retiring Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the retiring Administrative Agent shall also directly be given or made to each Lender. After the Administrative Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as the Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above. Upon the acceptance of its appointment as Administrative

Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged (to the extent not already discharged as provided above) from its duties and obligations, hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender and based on the financial statements prepared by Parent and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender and based on such documents and information (which may contain MNPI concerning the Borrower, Parent and its Affiliates) as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

Each Lender, by delivering its signature page to this Agreement, or delivering its signature page to an Assignment and Assumption or any other document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent on the Closing Date.

In case of the pendency of any proceeding with respect to any Loan Party under any Debtor Relief Law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Loan Document Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.16, 2.17 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender (and shall be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Loan Document Obligations provided under the Loan Documents, to have been authorized by each other Secured Party) to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03).

Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.08 (or any similar provision in any other Loan Document) or with respect to a Lender’s right to file a proof of claim in any proceeding under any Debtor Relief Law, no Secured Party (other than the Administrative Agent) shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Loan Document Obligations provided under the Loan Documents, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent (including in its capacity as the security trustee), in each case, on behalf of the Secured Parties in accordance with the terms thereof. In furtherance of the foregoing and not in limitation thereof, no Swap Contract and no agreement relating to Cash Management Services, in each case, the obligations under which constitute Loan Document Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is not a party hereto shall be deemed to have appointed the Administrative Agent to serve as collateral agent (or a security trustee) under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder. It is understood and agreed that the availability of benefits of the Collateral to any Secured Party that is not a party hereto is made available on an express condition that, and is subject to, such Secured Party not asserting that it is not bound by the appointments and other agreements expressed in this Article VIII or in Section 9.21 to be made, or deemed herein to be made, by such Secured Party. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

The Arranger shall not have any obligation, liability, responsibility or duty under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender), but the Arranger shall have the benefit of the indemnities and exculpatory provisions provided for hereunder or thereunder. Without limiting the foregoing the Lenders and the Arranger are arms-length counterparties and none of such Lenders or the Arranger shall have or be deemed to have a fiduciary relationship with any Lender or Arranger.

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, Parent or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, Parent or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone and subject to paragraph (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email (or by other means agreed to by the Administrative Agent), as follows:

(i) if to the Borrower, to it at 14901 South Orange Blossom Trail, Orlando, Florida 32837, Attention of Treasurer (email: keithcrowe@tupperware.com);

(ii) if to the Administrative Agent, to 225 W. Washington Street, 9th Floor, Chicago, Illinois 60606, Attention of Legal Department and Lisa Schutz (Phone No. (312) 564-5100; e-mail: legal@alterdomus.com and lisa.schutz@alterdomus.com), with a copy to (which shall not constitute notice), Holland & Knight LLP, 150 N. Riverside Plaza, Suite 2700, Chicago, Illinois 60606, Attention: Joshua M. Spencer (Phone No. (312) 312-715-5709 ; e-mail: joshua.spencer@hklaw.com); and

(iii) if to any Lender, to it at its address (or email address) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) of this Section 9.01, shall be effective as provided in such paragraph (b).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower (on behalf of itself and the other Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Electronic System shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Any party hereto may change its address or e-mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications available to the other Lenders by posting the Communications on Debt Domain, Intralinks, SyndTrak, ClearPar or any other Electronic System. Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of any Electronic System and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, Parent, any other Loan Party, any Lender or any other Person for damages of any kind, including without limitation direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise), arising out of the Loan Parties’ or the Administrative Agent’s transmission of Communications through an Electronic System, except, as to any Agent Party, to the extent that any such direct damages (as opposed to indirect, special, incidental or consequential damages) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party.

SECTION 9.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of the Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Except as provided in paragraph (c) of this Section 9.02, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, Administrative Agent and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) reduce the principal amount of any Loan, reduce the rate of interest thereon or reduce any fees payable hereunder without the written consent of each Lender affected thereby (other than any waiver of any mandatory prepayment, waiver of any default interest applicable pursuant to Section 2.13(g) and other than as a result of any change in the definition, or in any components thereof, of the term “Consolidated Leverage Ratio”), (ii) postpone the scheduled final maturity of any Loan or the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder or reduce the amount of, waive or excuse any such payment without the written consent of each Lender affected thereby (other than the waiver of any mandatory prepayment), (iii) change Section 2.18(b) or 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (iv) change any of the provisions of this paragraph or the percentage set forth in the definition of “Required Lenders” or any other provision hereof or any other Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or thereunder or make any determination or grant any consent hereunder or thereunder, without the written consent of each Lender, provided that, with the consent of the Required Lenders, the provisions of this paragraph and the definition of the term “Required Lenders” may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans), (v) release substantially all of the Collateral from the Liens of the Master Collateral Agreement, without the written consent of each Lender (except as expressly provided in Section 5.13 of the Master Collateral Agreement or Section 9.17 (including any such release by the Administrative Agent in connection with any sale or other Disposition of such Collateral upon the exercise of remedies under the Master Collateral Agreement)), or (vi) release substantially all of the value of the Guarantees created under the Master Guarantee Agreement without the written consent of each Lender (except as expressly provided in Section 9.17 or the Master Guarantee Agreement), it being understood that an amendment or other modification of the type of obligations Guaranteed under the Master Guarantee Agreement shall not be deemed to be a release of any Guarantee; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under the other Loan Documents without the prior written consent of the Administrative Agent.

(c) Notwithstanding anything to the contrary in paragraph (b) of this Section 9.02:

(i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof (together with a copy thereof) and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment;

(ii) no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i) or (ii) of the first proviso of paragraph (b) of this Section 9.02 and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification;

(iii) [reserved];

(iv) [reserved];

(v) this Agreement and the other Loan Documents may be amended in the manner provided in Section 2.14(b);

(vi) [reserved];

(vii) the Administrative Agent may, without the consent of any other Secured Party, (A) consent to a departure by the Borrower, Parent or any Subsidiary Guarantor from any covenant of such Loan Party set forth in this Agreement or any other Loan Document to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Additional Guarantee and Collateral Requirement” or (B) amend, waive or otherwise modify any provision in the Master Collateral Agreement or the Master IP Security Agreements, or consent to a departure by the Borrower therefrom, to the extent the Administrative Agent determines that such amendment, waiver, other modification or consent is necessary in order to eliminate any conflict between such provision and the terms of this Agreement;

(viii) [reserved]; and

(ix) no amendment, waiver or other modification of this Agreement or any other Loan Document which is in all other respects approved by the Lenders in accordance with this Section 9.02 shall require the consent or approval of any Lender (A) which immediately after giving effect to such amendment, waiver or other modification shall not hold any Loans and (B) which, substantially contemporaneously with the effectiveness of such amendment, waiver or other modification, is paid in full all amounts owing to it hereunder (including principal, interest and fees, but excluding unmatured contingent obligations), it being understood that from and after the effectiveness of any such amendment, waiver or other modification, any such Lender shall be deemed to no longer be a “Lender” hereunder or a party hereto; provided, that such Lender shall retain the benefit of indemnification and other provisions hereof which, by the terms hereof, would survive a termination of this Agreement.

(d) The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 9.03 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, Lenders and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, Lenders and their Affiliates (which, in the case of this clause (i), shall be limited to (1) a single U.S. counsel for Administrative Agent and their Affiliates, which as of the Closing Date is Holland & Knight LLP, (2) a single U.S. counsel for the Lenders and their Affiliates, which as of the Closing Date is Simpson, Thatcher & Bartlett LLP and (3) if reasonably necessary, a single U.S. intellectual property counsel, a single local counsel in each other relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions), in connection with the funding of the credit facilities provided for herein, the preparation and administration of this Agreement or any other Loan Document, any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of a single counsel for the Administrative Agent and their Affiliates and a single counsel for the Lenders and their Affiliates (and, if reasonably necessary, a single local counsel in each other relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions) for the Administrative Agent, the Lenders and their Affiliates (taken as a whole), and, in the event an actual or perceived conflict of interest arises, one additional local counsel in each relevant jurisdiction to the similarly affected Persons (taken as a whole)), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. For the avoidance of doubt, this Section 9.03(a) shall not apply with respect to Taxes, which shall be governed by Sections 2.15 and 2.17.

(b) Without duplication of the expense reimbursement obligations pursuant to clause (a) above, the Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Related Party of any of the foregoing Persons (each such Person being called an “Agent Indemnitee”) and the Arranger, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called a “Lender Indemnitee”; together with the Agent Indemnitee, each such Person being called an “Indemnitee” and collectively, the “Indemnitees”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the funding of the credit facilities provided for herein, the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the Transaction or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower, Parent or any of its Subsidiaries (excluding with regard to any Hazardous Materials first present on any property after the Borrower, Parent and any of its Subsidiaries no longer have possession or control of such property), or any Environmental Liability related in any way to the Borrower, Parent or any of its Subsidiaries (or any former Subsidiary), or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether initiated against or by any party to this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party and regardless of whether any Indemnitee is a party thereto; provided that (1) this clause (b) shall be limited in the case of legal fees and expenses, to (x) the reasonable and documented fees, charges and disbursements of a single counsel for the Agent Indemnitees and if reasonably necessary, one local counsel in each relevant jurisdiction (which may be a single counsel acting in multiple jurisdictions), (y) the reasonable and documented fees, charges and disbursements of a single counsel for the Lender Indemnitees and (z) if reasonably necessary, one local counsel in each relevant jurisdiction and, in the event an actual or perceived conflict of interest arises, one additional counsel (plus one local counsel in each relevant jurisdiction)) to the similarly affected Lender Indemnitees (taken as a whole)) and (z) in the case of an actual or perceived conflict of interest between the Arranger, on the one hand, and the other Lender Indemnitees on the other hand, the reasonable and documented fees, charges and disbursements of a single counsel for the Arranger (and one local counsel for the Arranger in each relevant jurisdiction) and (2) such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (w) are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties, (x) are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from a material breach of such Indemnitee’s or its Related Parties’ obligations hereunder or under any other Loan Document, (y) result from a claim not involving an act or omission of the Borrower, Parent or any Subsidiary and that is brought by an Indemnitee against another Indemnitee (other than against the Administrative Agent, the Arranger or any other titled Person in its capacity or in fulfilling its role as such) or (z) no Indemnitee will be indemnified for any settlement effected without the Borrower’s prior written consent, but if settled with the Borrower’s prior written consent (not to be unreasonably withheld or delayed) or if there is a final judgment against an Indemnitee in any such proceedings, the Borrower will indemnify and hold harmless each Indemnitee from and against any and all actual losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this Section. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) Each Lender shall indemnify and hold harmless the Agent Indemnitees (to the extent the Borrower fails to pay any amount required to be paid by it), based on and to the extent of such Lender’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all losses, claims, damages, liabilities and related expenses (including reasonable and documented or invoiced out-of-pocket fees and expenses of a single counsel for the Agent Indemnitees, taken as a whole (in addition to one local counsel in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions), which may be imposed on, incurred by or asserted against any Agent Indemnitee in any way relating to or arising out of or in connection with this Agreement or any other Loan Document or any action taken or omitted to be taken by the Agent Indemnitees; provided that such indemnity shall not, as to any Agent Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties. Without limiting the foregoing, each Lender shall promptly following written demand therefor, pay or reimburse the Administrative Agent based on and to the extent of such Lender’s ratable share of all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such out-of-pocket costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective fees, charges and disbursements of a single counsel (in addition to one local counsel in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions) for the Agent Indemnitees, to the extent that the Agent Indemnitees are not timely reimbursed for such expenses by or on behalf of the Borrower (solely to the extent, in each case, that the Borrower is required to so indemnify and hold harmless the Administrative Agent Indemnitees pursuant to (and subject to the limitations of) paragraph (a) and/or (b) of this Section 9.03). For purposes hereof, a

Lender’s “ratable share” shall be determined based upon its share of the outstanding Loans and unused Commitments at such time (or if such indemnity payment is sought after the date on which the Loans have been paid in full and the Commitments are terminated in accordance with such Lender’s ratable share immediately prior to the date on which the Loans are paid in full and the Commitments are terminated).

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet and Electronic Systems), except to the extent such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (ii) for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transaction or any Loan or the use of the proceeds thereof. To the extent permitted by applicable law, the Administrative Agent and the Lenders shall not assert, and hereby waive, any claim against the Borrower, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transaction, any Loan or the use of the proceeds thereof; provided, that nothing in this sentence shall limit the Borrower’s indemnity and reimbursement obligations set forth in this Section 9.03 or any other Loan Document or separately agreed, including such indemnity and reimbursement obligations with respect to any special, indirect, consequential or punitive damages arising out of, in connection with or as a result of any claim, litigation, investigation or proceeding brought against any Indemnitee by any third party.

(e) All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

SECTION 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (g) of this Section 9.04), the Arranger, and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Subject to the conditions set forth in paragraph (c) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(i) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender or a Specified Permitted Assignee or, if an Event of Default has occurred and is continuing, any other assignee; provided, further, that the Borrower shall be deemed to have consented to any assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received written notice thereof; and

(ii) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to (x) any Lender, an Affiliate of a Lender or a Specified Permitted Assignee or (y) subject to Section 9.04(g), the Borrower, Parent or any of its Subsidiaries.

(c) Assignments shall be subject to the following additional conditions:

(i) except in the case of an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or a Specified Permitted Assignee or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing; provided, further, that the Borrower shall be deemed to have consented to such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received written notice thereof;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Electronic System), together with a processing and recordation fee of $3,500 (except, (x) in the case of contemporaneous assignments by any Lender to one or more Approved Funds or a Specified Permitted Assignee, only a single processing and recording fee shall be payable for such assignments, (y) in the case of assignments by any of the initial Lenders or any of their Affiliates within 30 days of the Closing Date and (z) the Administrative Agent, in its sole discretion, may elect to waive such processing and recording fee in the case of any assignment);

(iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent (i) an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all public lender-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws, and (ii) all documentation and other information reasonably determined by the Administrative Agent to be required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(v) each Lender is prohibited from assigning all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) to any Loan Party or any Affiliate of a Loan Party (and any such assignment shall be void ab initio).

(d) Subject to acceptance and recording thereof pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption, which, for the avoidance of doubt, shall be the date of recordation in the Register (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Electronic System) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (g) of this Section 9.04.

(e) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice (which may be by e-mail).

(f) Upon its receipt of a duly completed Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Electronic System) executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the “know your customer” information requested by the Administrative Agent, the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(e), 2.05(f), 2.06(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(g) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more Eligible Assignees (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section 9.04; (ii) shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation; and (iii) Excluded Taxes in respect of the Participant shall be determined in reference to the date such Person becomes a Participant (as distinguished from the date the participating Lender became party hereto). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations (or any successor thereof, including proposed Treasury Regulations Section 1.163-5(b)). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i) Any Lender may, at any time, with the consent of the Required Lenders, assign all or a portion of its Loans to the Borrower, Parent or any of its Subsidiaries, through (x) Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.11(a)(iii) or other customary procedures acceptable to the Required Lenders and/or (y) open market purchases on a non-pro rata basis, provided that (i) any Loans that are so assigned will be automatically and irrevocably cancelled and the aggregate principal amount of the tranches and installments of the relevant Loans then outstanding shall be reduced by an amount equal to the principal amount of such Loans, (ii) no Event of Default shall have occurred and be continuing and (iii) each Lender making such assignment to the Borrower, Parent or any of its Subsidiaries acknowledges and agrees that in connection with such assignment, (1) the Borrower, Parent or its Subsidiaries then may have, and later may come into possession of MNPI, (2) such Lender has independently and, without reliance on the Borrower, Parent, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the MNPI and (3) none of the Borrower, Parent, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by requirements of law, any claims such Lender may have against the Borrower, Parent, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the MNPI. Each Lender entering into such an assignment further acknowledges that the MNPI may not be available to the Administrative Agent or the other Lenders.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement or any other Loan Document and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness; Electronic Execution. (a)This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates, set forth in any commitment letter entered into in connection herewith (but do not supersede any provisions of any such commitment letter that by their terms survive the effectiveness of this Agreement). Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Delivery of an executed counterpart of a signature page of this Agreement by emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09 GOVERNING LAW; Jurisdiction; Consent to Service of Process. (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and the Borrower hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding brought by it shall be brought, and heard and determined, exclusively in such Federal court or, in the event such Federal court lacks subject matter jurisdiction, such New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each of the parties hereto hereby irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its and their Related Parties, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential or be subject to customary confidentiality obligations of employment or professional practice), (b) to the extent requested by any Governmental Authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any other Loan Document or any suit, action or proceeding relating to this Agreement, any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (or its advisors), (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its Loan Document Obligations or (iii) any credit insurance provider relating to the Borrower and its Loan Document Obligations, (g) with the consent of the Borrower, (h) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower, Parent or its Subsidiaries. For the purposes of this Section 9.12, “Information” means all information, including MNPI, received from the Borrower, Parent or its Subsidiaries relating to such entities or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower, Parent or its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. It is agreed that, notwithstanding the restrictions of any prior confidentiality agreement binding on the Administrative Agent or the Arranger relating to this Agreement, such Persons may disclose Information as provided in this Section 9.12.

EACH LENDER ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MNPI AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MNPI AND THAT IT WILL HANDLE MNPI IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY ANY LOAN PARTY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE PUBLIC LENDER-LEVEL INFORMATION, WHICH MAY CONTAIN MNPI. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MNPI IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14 Certain Notices. Each Lender that is subject to the requirements of the USA Patriot Act and/or the Beneficial Ownership Regulation hereby notifies each Loan Party that pursuant to such requirements, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA Patriot Act and the Beneficial Ownership Regulation.

SECTION 9.15 [Reserved].

SECTION 9.16 [Reserved].

SECTION 9.17 Release of Liens and Guarantees. (a) The Guarantees made under the Master Guarantee Agreement and the Liens created under the Master Collateral Agreement shall automatically terminate and be released when all the Loan Document Obligations (other than contingent obligations for indemnification, expense reimbursement or tax or yield protection as to which no claim has been made) have been paid in full in cash.

(b) A Subsidiary Guarantor shall automatically be released from its obligations under the Master Guarantee Agreement upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary; provided that if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise.

(c) Upon any Disposition by the Borrower, Parent or any Subsidiary Guarantor (other than to the Borrower, Parent or any other Subsidiary Guarantor, or to any Subsidiary that, upon the consummation of such Disposition, would be required to become a Subsidiary Guarantor) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under the Master Collateral Agreement or the Master IP Security Agreements in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Master Collateral Agreement shall be automatically released.

(d) [Reserved].

(e) In connection with any termination or release pursuant to this Section 9.17, the Administrative Agent shall execute and deliver to the Borrower, at the Borrower’s expense, all documents that the Borrower shall reasonably request to evidence such termination or release. Furthermore, upon the satisfaction of the requirements to the termination and release of the Guarantees and Liens set forth in paragraph (a) of this Section (and disregarding the proviso set forth therein), the Administrative Agent shall release all the Collateral from the Lien of the Master Collateral Agreement. Any execution and delivery of documents pursuant to this Section 9.17 shall be without recourse to or warranty by the Administrative Agent. Each of the Secured Parties irrevocably authorizes the Administrative Agent, at the direction of the Required Lenders, to effect the releases and give directions set forth in this Section 9.17. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to enter into the termination or release documentation, release or subordinate its interest in particular types of Collateral or to release any Subsidiary Guarantor. In the event of any conflict between the provisions of this Section 9.17 and any release or termination provisions set forth in the Master Collateral Agreement or the Master IP Security Agreements, the provisions of this Section 9.17 shall govern and control.

SECTION 9.18 [Reserved].

SECTION 9.19 No Fiduciary Relationship. The Borrower and Parent and its other Subsidiaries, agree that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, Parent or its Subsidiaries or other Affiliates, on the one hand, and the Administrative Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, the Lenders and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and Parent and its other Subsidiaries or other Affiliates, and none of the Administrative Agent, the Lenders or their Affiliates has any obligation to disclose any of such interests to the Borrower, Parent or any of its Subsidiaries or other Affiliates. To the fullest extent permitted by law, the Borrower hereby agrees not to assert any claims against the Administrative Agent, the Lenders or their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in this Agreement, any other Loan Document or any related agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of a Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any Resolution Authority.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PARENT:
TUPPERWARE BRANDS CORPORATION, a Delaware corporation

	By:	/s/ Cassandra E. Harris
	Name:	Cassandra E. Harris
	Title:	Chief Financial Officer and Chief Operating
Officer
BORROWER:

DART INDUSTRIES INC., a Delaware corporation

	By:	/s/ Cassandra E. Harris
	Name:	Cassandra E. Harris
	Title:	Vice President and Chief Financial Officer

[Signature Page to Term Loan Credit Agreement (Facility B)]

SUBSIDIARY GUARANTORS:
DEERFIELD LAND CORPORATION, a Delaware corporation
PREMIERE PRODUCTS, INC., a Delaware corporation
TUPPERWARE BRANDS CORPORATION, a Delaware corporation
TUPPERWARE HOME PARTIES LLC, a Delaware limited liability company
TUPPERWARE INTERNATIONAL HOLDINGS CORPORATION, a Delaware corporation
TUPPERWARE PRODUCTS, INC., a Delaware corporation
TUPPERWARE U.S., INC., a Delaware corporation

	By:	/s/ Cassandra E. Harris
	Name:	Cassandra E. Harris
	Title:	Vice President and Chief Financial Officer

[Signature Page to Term Loan Credit Agreement (Facility B)]

SUBSIDIARY GUARANTORS:
PREMIERE BRANDS INTERNATIONAL HOLDINGS B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands

	By:	/s/ Thomas K. Pauly
	Name:	Thomas K. Pauly
	Title:	Managing Director A

	By:	/s/ Nicolaas L. Verrips
	Name:	Nicolaas L. Verrips
	Title:	Managing Director B

TUPPERWARE NEDERLAND B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands

	By:	/s/ Thomas K. Pauly
	Name:	Thomas K. Pauly
	Title:	Managing Director A

	By:	/s/ Nicolaas L. Verrips
	Name:	Nicolaas L. Verrips
	Title:	Managing Director B

[Signature Page to Term Loan Credit Agreement (Facility B)]

ADMINISTRATIVE AGENT:
Alter Domus (US) LLC

	By:	/s/ Matthew Trybula
Name: Matthew Trybula
Title: Associate Counsel

[Signature Page to Term Loan Credit Agreement (Facility B)]

LENDERS:

AG Credit Solutions Non-ECI Master Fund, L.P.
By: Angelo, Gordon & Co., L.P., as investment manager or fund advisor

By:	/s/ Frank Stadelmaier
Name: Frank Stadelmaier
Title: Authorized Signatory

AG CSF1A Dislocation Master Fund 1, L.P.
By: Angelo, Gordon & Co., L.P., as investment manager or fund advisor

By:	/s/ Frank Stadelmaier
Name: Frank Stadelmaier
Title: Authorized Signatory

AG CSF1B Dislocation Master Fund 1, L.P.
By: Angelo, Gordon & Co., L.P., as investment manager or fund advisor

By:	/s/ Frank Stadelmaier
Name: Frank Stadelmaier
Title: Authorized Signatory

AG Capital Solutions SMA One, L.P.
By: Angelo, Gordon & Co., L.P., as investment manager or fund advisor

By:	/s/ Frank Stadelmaier
Name: Frank Stadelmaier
Title: Authorized Signatory

AG Cataloochee, L.P.
By: Angelo, Gordon & Co., L.P., as investment manager or fund advisor

By:	/s/ Frank Stadelmaier
Name: Frank Stadelmaier
Title: Authorized Signatory

AG Corporate Credit Opportunities Fund, L.P.
By: Angelo, Gordon & Co., L.P., as investment manager or fund advisor

By:	/s/ Frank Stadelmaier
Name: Frank Stadelmaier
Title: Authorized Signatory

[Signature Page to Term Loan Credit Agreement (Facility B)]

AG Super Fund Master, L.P.
By: Angelo, Gordon & Co., L.P., as investment manager or fund advisor

By:	/s/ Frank Stadelmaier
Name: Frank Stadelmaier
Title: Authorized Signatory

AG Centre Street Partnership, L.P.
By: Angelo, Gordon & Co., L.P., as investment manager or fund advisor

By:	/s/ Frank Stadelmaier
Name: Frank Stadelmaier
Title: Authorized Signatory

AG MM, L.P.
By: Angelo, Gordon & Co., L.P., as investment manager or fund advisor

By:	/s/ Frank Stadelmaier
Name: Frank Stadelmaier
Title: Authorized Signatory

[Signature Page to Term Loan Credit Agreement (Facility B)]

LENDERS:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Brian M. Ercolani
Name: Brian M. Ercolani
Title: Operations Manager

[Signature Page to Term Loan Credit Agreement (Facility B)]

SCHEDULE 1.01

PRICING SCHEDULE

APPLICABLE RATE	LEVEL I STATUS	LEVEL II STATUS
Applicable Margin for Eurocurrency Loans	8.25%	8.75%
Applicable Margin for ABR Loans	7.25%	7.75%

Capitalized terms used but not defined in this Pricing Schedule have the meanings assigned thereto in Section 1.01. For the purposes of this Pricing Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Financials” means the annual or quarterly consolidated financial statements of Parent and its Subsidiaries most recently delivered pursuant to Section 5.01(a) or 5.01(b) of this Agreement.

“Level I Status” shall exist at any date if as of the last day of the fiscal quarter of Parent referred to in the most recent Financials, the Consolidated Leverage Ratio set forth in the related Compliance Certificate is less than or equal to 2.75 to 1.00.

“Level II Status” shall exist at any date if as of the last day of the fiscal quarter of Parent referred to in the most recent Financials, the Consolidated Leverage Ratio set forth in the related Compliance Certificate is greater than 2.75 to 1.00.

“Status” means Level I Status or Level II Status.

The Applicable Rate shall be determined in accordance with the foregoing table based on the Consolidated Leverage Ratio set forth in the most recent Compliance Certificate. Adjustments, if any, to the Applicable Rate shall be effective five Business Days after the Administrative Agent has received the applicable Financials and the Compliance Certificate. If Parent or Borrower fails to deliver the Financials and the Compliance Certificate to the Administrative Agent at the time required pursuant to this Agreement, then the Applicable Rate shall be the highest Applicable Rate set forth in the foregoing table until five Business Days after such Financials and the Compliance Certificate are so delivered. Until after the delivery of the Financials and the Compliance Certificate for the first full fiscal quarter of Parent completed after the Closing Date pursuant to Section 2.18, Level II Status shall apply.

In the event that any Financials under Section 3.05 or a Compliance Certificate is shown to be inaccurate at any time and such inaccuracy, if corrected, would have led to a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Borrower shall promptly (and in no event later than five (5) Business Days thereafter) deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined by reference to the corrected Compliance Certificate, and (iii) the Borrower shall pay to the Administrative Agent promptly upon written demand (and in no event later than five (5) Business Days after written demand) any additional interest owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof.

Schedule 2.01

Term Commitments

Lender	Commitment Amount	Commitment Percentage
AG Credit Solutions Non-ECI Master Fund, L.P.	$25,658,481.30	34.21%
AG CSF1A Dislocation Master Fund 1, L.P.	$12,928,045.90	17.24%
AG CSF1B Dislocation Master Fund 1, L.P.	$4,385,679.51	5.85%
AG Capital Solutions SMA One, L.P.	$5,630,686.95	7.51%
AG Cataloochee, L.P.	$3,375,021.77	4.50%
AG Corporate Credit Opportunities Fund, L.P.	$717,773.08	0.96%
AG Super Fund Master, L.P.	$2,213,764.67	2.95%
AG Centre Street Partnership, L.P.	$5,381,818.45	7.18%
AG MM, L.P.	$2,208,728.37	2.94%
JPMorgan Chase Bank, N.A.	$12,500,000.00	16.67%
Total	$75,000,000.00	100%

Schedule 3.03

Government Authorizations and Other Consents

None.

Schedule 3.13

Subsidiaries

DOMESTIC SUBSIDIARIES OF BORROWER

Name of Entity	State of Incorporation/ Organization	Parent	Ownership	Designated Subsidiary (Yes/No)
Deerfield Cinque Terre, LLC	FL	Deerfield Land Corporation	100%	No
Deerfield Crosslands, LLC	FL	Deerfield Land Corporation	100%	No
BeautiControl, Inc.	DE	Dart Industries Inc.	100%	No
BC International Cosmetic & Image Services, Inc.	DE	BeautiControl, Inc.	100%	No
Beauty Products, Inc.	DE	BC International Cosmetic & Image Services, Inc.	100%	No
Tupperware U.S., Inc.	DE	Dart Industries Inc.	100%	Yes
Tupperware Distributors, Inc.	DE	Tupperware U.S., Inc.	100%	No
Armand Dupree, Inc.	DE	Dart Industries Inc.	100%	No
Tupperware Turkey, Inc.	DE	Dart Industries Inc.	100%	No
Deerfield Land Corporation	DE	Dart Industries Inc.	100%	Yes
Dartco Manufacturing, Inc.	DE	Dart Industries Inc.	100%	No
Tupperware Products, Inc.	DE	Dart Industries Inc.	100%	Yes
Premiere Products, Inc.	DE	Dart Industries Inc.	100%	Yes
Tupperware International Holdings Corporation	DE	Dart Industries Inc.; Premiere Products, Inc.	Dart Industries Inc.: 60% Premiere Products, Inc.: 40%	Yes
Tupperware Home Parties, LLC	DE	Tupperware Brands Corporation; Dart Industries Inc.	Tupperware Brands Corporation: 99% Dart Industries Inc.: 1%	Yes
Dart Financial Services, Ltd	DE	Dart Industries Inc.	100%	No
Tupperware East Asia, LLC	DE	Tupperware Asia Pacific Holdings Private Ltd	100%	No
Tupperware Brands Latin America Holdings LLC	FL	Premiere Brands International Holdings BV	100%	No
Premiere Brands International LLC	DE	Premiere Brands International Holdings BV	100%	No
Premiere Brands LLC	DE	Premier Brands Int’l Cooperatief	100%	No
SASL HoldCo, LLC	DE	House of Fuller S. de RL de CV	100%	No

FIRST-TIER NON-DOMESTIC SUBSIDIARIES OF PARENT BORROWER

Name of Entity	State of Incorporation/ Organization	Parent	Ownership	Designated Subsidiary (Yes/No)
Dart Manufacturing India Pvt. Ltd.	India	Dart Industries Inc. Premiere Products Inc.	Dart Industries Inc: 99% Premiere Products Inc.: 1%	No
Dart Industries Hong Kong Ltd	Hong Kong	Dart Industries Inc.	100%	No
Dart Industries (New Zealand) Ltd	New Zealand	Dart Industries Inc.	100%	No
P.T. Tupperware Indonesia	Indonesia	Dart Industries Inc. Tupperware Home Parties LLC	Dart Industries Inc.: 99% Tupperware Home Parties, LLC: 1%	No
Tupperware Brands Malaysia SDN BHD	Malaysia	Dart Industries Inc.	100%	No
Tupperware de Costa Rica, S.A.	Costa Rica	Dart Industries Inc.	100%	No
Orlando Sociedad Comercializadora Limitada	Chile	Dart Industries Inc. Tupperware Home Parties LLC	Dart Industries Inc: 95% Tupperware Home Parties LLC: 5%	No
Tupperware Iberica, S.A.	Spain	Dart Industries Inc. Tupperware Home Parties LLC	Dart Industries Inc.: 99,997% Tupperware Home Parties LLC: 0,003% (1 share)	No
Tupperware (Portugal) Artigos Domesticos, Limitada.	Portugal	Dart Industries Inc.	100%	No
Tupperware de El Salvador, SA. de CV	El Salvador	Dart Industries Inc Tupperware Home Parties LLC.	Dart Industries Inc.: 99,95% Tupperware Home Parties LLC: 0,05% (1 share)	No
Tupperware Honduras, S de RL	Honduras	Dart Industries Inc. Tupperware Home Parties LLC	Dart Industries Inc.: 99,97% Tupperware Home Parties LLC: 0,03%	No
Premiere Servicios de Administracion S de RL de CV	Mexico	Dart Industries Inc. Tupperware Brands Corporation	Dart Industries Inc.: 99,9259% Tupperware Brands Corporation: 0,0714%	No
Tupperware del Ecuador Cia. Ltda.	Ecuador	Dart Industries Inc. Tupperware Home Parties LLC Tupperware Corporation (??)	Dart Industries Inc.: 98% Tupperware Home Parties LLC: 1% Tupperware Corporation: 1%	No

Tupperware Guatemala, S.A.	Guatamala	Dart Industries Inc. Tupperware Home Parties LLC	Dart Industries Inc.: 99,286 % Tupperware Home Parties LLC: 0,714% (1 share)	No
Tupperware Panama, S.A.	Panama	Dart Industries Inc.	100%	No
Tupperware Uruguay S.A.	Uruguay	Dart Industries Inc. Tupperware Home Parties LLC	Dart Industries Inc.: 90 % Tupperware Home Parties LLC: 10%	No
Premiere Brands International Holdings BV	Netherlands	Dart Industries Inc. Tupperware Home Parties LLC	Dart Industries Inc.: 99% Tupperware Home Parties LLC: 1%	No

Schedule 5.17

Post-Closing Matters

1.	Within 60 days after the Closing Date, deliver the Intercompany Note to the Administrative Agent.

Schedule 6.01

Existing Liens

Amount	Loan Party/Subsidiary	Comments/Property Secured	Lienholder(s)
$3,700,000.00	Tupperware Belgium Mfg.	Capital Lease on manufacturing facility (KBC Bank/Fortis (now BNP)) Aalst, Belgium	Fortis (now BNP)/KBC Bank

$1,050,000.00	Nutrimetics Australia Pty Ltd	Uncommitted line of credit with National Australia Bank secured with a letter of credit from JPMorgan Chase	National Australia Bank

$30,000.00	Tupperware Brands Argentina	Miscellaneous employee liens	Various

$1,630,000.00	Dart do Brasil Industria e Comercio Ltda.	Various warehouse rental obligations	Various

$1,160,000.00	Dart do Brasil Industria e Comercio Ltda.	Guarantee by Dart do Brazil to Government of Brazil covering judicial dispute defense	Government of Brazil

$100,000.00	Tupperware Brands Corp.	CAD equipment, office furniture, computer equipment, security equipment, photocopiers - leases	Various

$11,500.00	Tupperware Products S.A.	Cash deposits for employee housing and office space	Various

$20,000.00	Tupperware Products S.A.	Automobiles, office equipment	Various

$1,000,000.00	Tupperware India	Cash deposits held in Chandigarh legal case	HDFC Bank

The following Foreign Subsidiaries (acquired from Sara Lee Corporation in December 2005) include preemptive rights, rights of first refusal or similar restrictions on the transfer of shares in their respective Organization Documents.

Avroy Shlain Cosmetics (Pty) Ltd.

Nutrimetics France SNC

Nutrimetics France Holdings SNC

Nutri-Metics (B) Sdn. Bhd

FC Mexican Consulting, S. de R.L. de C.V.

Vlijmense Belegging-Maatschappij B.V.

Fuller Mexicana Holdings, S. de R.L. de C.V.

Tupperware Brands Philippines

House of Fuller, S. de R.L. de C.V.

Schedule 6.02

Existing Subsidiary Debt

Schedule of Indebtedness Not Already Detailed on Financial Statements

Obligations for Borrowed Money

Borrower(s)	Lender	Currency Amount
Obligations for Letters of Credit, Bank Guarantees

Tupperware Brands Corporation	JPMorgan Chase	USD	1,510,541.11
Tupperware Brands Corporation	Bank of Tokyo Mitsubishi	RMB	12,000,000.00
Tupperware Brands Corporation	Mizuho Bank Ltd	USD	2,237,500.00
Tupperware Brands Corporation	Mizuho Bank Ltd	EUR	3,749,225.95
Obligations to Pay Deferred Purchase Price

None
Indebtedness Secured with Liens on Property

Tupperware Belgium	Capital Lease - Manufacturing Facility	USD	3,700,000.00
Nutrimetics Australia	Uncommitted Line of Credit secured with JPMorgan Chase letter of credit- National Australia Bank	USD	1,050,000.00
Tupperware Brands Argentina	Various - employee liens	USD	30,000.00
Tupperware Brazil	Government of Brazil	USD	1,160,000.00
Tupperware Brazil	Various warehouse rental obligations	USD	1,630,000.00
Tupperware Brands Corporation	CAD Equipment, Computer Equipment, Photocopiers, etc	USD	100,000.00
Tupperware Products SA	Various - deposits for employee housing, office space	USD	11,500.00
Tupperware Products SA	Automobiles, office equipment	USD	20,000.00
Tupperware India	Cash deposit held in Chandigarh legal case	USD	1,000,000.00
Attributable Indebtedness
None

Obligations to Redeem Equity Interests

None

Open Lines of Credit - Uncommitted

Tupperware Deutschland GmbH	HSBC	USD	6,835,200.00
Tupperware Hellas SAIC	Alpha Bank	USD	569,600.00
Tupperware Italia SPA	Unicredit Banca Intesa BCI	USD	1,139,200.00
Tupperware Italia SPA	Banca Nazionale del Lavoro	USD	455,680.00

Borrower(s)	Lender	Currency Amount
Tupperware International Capital Limited (Ireland)	JPMorgan Chase (London)	USD	8,000,000.00
Nutrimetics Australia	JPMorgan Chase (Australia)	USD	1,000,000.00
Tupperware Southern Africa (Proprietary) Limited	Standard Bank	USD	1,203,890.00
Avroy Shlain	Rand Merchant Bank (First Rand Bank Limited), secured	USD	1,417,150.00
Tupperware Osterreich Gmbh (Austria)	Bank of Austria	USD	1,500,000.00
Tupperware Central	K&H Bank (affiliate of KBC Bank)	USD	230,520.00
Tupperware Switzerland, Tupperware Products SA Tupperware International Holdings BV (Nyon) and Tupperware Products Inc.	UBS	USD	3,021,150.00
Tupperware Switzerland, Tupperware Products SA and Tupperware Products Inc.	JPMorgan Chase (London)	USD	4,000,000.00
Tupperware Colombia	HSBC Columbia	USD	140,000.00
Tupperware Belgium N.V.	BNP Paribas (formerly Fortis)	USD	3,417,600.00
Tupperware India	HSBC	USD	2,851,340.00
Tupperware Indonesia	Bank of Tokyo Mitsubishi	USD	2,666,670.00
Tupperware Australia, and Diecraft Australia	National Australia Bank	USD	2,735,400.00
Tupperware Brazil	Banco Itau	USD	2,049,390.00
Tupperware Brazil	HSBC	USD	6,404,340.00
Tupperware Brazil	Santander	USD	768,520.00
Tupperware Nordic A/S	Nordea Bank	USD	2,290,080.00
Tupperware France, S.A.	Credit Lyonnais (Calyon)	USD	3,417,600.00
Premiere Products Canada	Royal Bank of Canada	USD	2,209,940.00
Nutrimetics Australia	National Australia Bank - secured with letter of credit from JPMorgan Chase	USD	1,031,200.00
ADA Mexico	BBVA Bancomer	USD	753,470.00
ADA Mexico	HSBC	USD	2,009,260.00
House of Fuller S de RL de CV	Citi / Banamex	USD	1,959,030.00
House of Fuller S de RL de CV, Fuller Cosmetics SA de CV, Probemex	HSBC	USD	2,009,260.00
House of Fuller Argentina SA	HSBC	USD	4,500,000.00
Nuvo Cosmeticos SA	Itau	USD	1,000,000.00
Tupperware Brands Japan	Mizuho	USD	1,798,880.00
Tupperware Brands Japan	Mizuho	USD	4,497,210.00
Tupperware Brands Philippines	HSBC	USD	754,760.00
Tupperware Brands Philippines	Bank of Philippines Islands	USD	660,410.00
Tupperware Brands Korea	Korea Exchange Bank	USD	889,680.00
Tupperware LLC	HSBC	USD	2,000,000.00

Schedule 9.04

Specified Permitted Assignees

1.	JPMorgan Chase Bank, N.A.

2.	Barclays Bank PLC

3.	Bank of America, N.A.

4.	Citibank, N.A.

5.	BlackRock, Inc.

6.	Athene Holdings Ltd.

7.	Any affiliate of, and, if applicable, any fund or other entity managed by, any of the entities listed above.

EXHIBIT A

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in Item 1 below (the “Assignor”) and the Assignee identified in Item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions for Assignment and Assumption set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the applicable facilities identified below and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Specified Permitted Assignee/Approved Fund of [identify Lender]1]

3.	Borrower:	Dart Industries Inc.

4.	Administrative Agent:	Alter Domus (US) LLC, as the administrative agent under the Credit Agreement

[1]	Select as applicable.

5.	Credit Agreement:	The Term Loan Credit Agreement dated as of December 3, 2020, among Dart Industries Inc., the Lenders party thereto and Alter Domus (US) LLC, as Administrative Agent, as amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time

6.	Assigned Interest:

Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned[2]		Percentage Assigned of Loans
[$]	[$	]	%
[$]	[$	]	%
[$]	[$	]	%

Effective Date: , 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee, if it is not a Lender, agrees to deliver to the Administrative Agent (i) a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws, and (ii) all documentation and other information reasonably determined by the Administrative Agent to be required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

By its acceptance of this Assignment and Assumption and in consideration of the benefits being provided under the Dart Security Agreement, the Dart IP Security Agreement and the Intercreditor Agreement, the Assignee hereby expressly agrees to be bound by the terms of the Intercreditor Agreement. The foregoing agreement shall inure to the benefit of all “Secured Parties” as defined in the Intercreditor Agreement.

[signature pages follow]

[2]

Except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or a Specified Permitted Assignee or an assignment of the entire remaining amount of the assigning Lender’s Loans, not to be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]3 Accepted:

ALTER DOMUS (US) LLC, as Administrative Agent

By:
Name:
Title:

[Consented to:][4]

[ ]

By:
Name:
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than its representations and warranties set forth in this Assignment and Assumption, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any Collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or other Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or other Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it is an Eligible Assignee and has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and the other Loan Documents as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.17(f) of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor, any Arranger or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it irrevocably appoints the Person named as the Administrative Agent in the heading of the Credit Agreement and its successors and permitted assigns as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto, (iii) it irrevocably appoints the Collateral Agent as set forth in the Intercreditor Agreement and (iv) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Electronic System shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the law of the State of New York.

EXHIBIT B

[FORM OF] BORROWING REQUEST

Alter Domus (US) LLC

225 W. Washington Street, 9th Floor,

Chicago, Illinois 60606 USA

Attention of Legal Department and Lisa Schutz

_____________ ____, 20___

Ladies and Gentlemen:

Reference is made to the Term Loan Credit Agreement dated as of December 3, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dart Industries Inc. (the “Borrower”), the Lenders party thereto and Alter Domus (US) LLC, as Administrative Agent. Capitalized terms used herein, but not otherwise defined herein, are used as defined in the Credit Agreement.

The Borrower hereby gives notice, irrevocably, pursuant to Section 2.03 of the Credit Agreement that the Borrower hereby requests a Loan (the “Proposed Borrowing”) and, in that connection, sets forth below the information relating to the Proposed Borrowing as required by Section 2.03 of the Credit Agreement:

(a) Aggregate Principal Amount of the Proposed Borrowing: $ ____________;

(b) Date of the Proposed Borrowing: _____________ ____, 20__ (the “Funding Date”);1

(c) Type of the Proposed Borrowing: [an ABR Borrowing] [a Eurocurrency Borrowing]

(d) [Initial Interest Period of the Proposed Borrowing: [[one] [two] [three] [six] month[s]];]2 [;and]

(e) [Location and account number to which the funds of the Proposed Borrowing are to be disbursed: __________________ [.]

[1]	The Funding Date must be a Business Day.
[2]

Include in the case of a Eurocurrency Loan. Must be a period contemplated by the definition of “Interest Period.” If no Interest Period is specified with respect to any requested Eurocurrency Loan, then the Interest Period shall be one month’s duration.

B-1

The undersigned hereby certifies as follows:

(a) the representations and warranties of the Borrower and each other Loan Party contained in the Loan Documents are true and correct in all material respects (other than in respect of representations and warranties that are subject to a Material Adverse Effect qualifier, in which case such representations and warranties are true and correct as stated and so qualified) on and as of the Funding Date, except to the extent that any such representation and warranty specifically refers to an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than in respect of representations and warranties that are subject to a Material Adverse Effect qualifier, in which case such representations and warranties will be true and correct as stated and so qualified) as of such earlier date; and

(b) at the time of and immediately after giving effect to the Proposed Borrowing on the Funding Date, no Default will have occurred and be continuing.

DART INDUSTRIES INC.

By:
Name:
Title:

B-2

EXHIBIT C

[FORM OF] INTEREST ELECTION REQUEST

Alter Domus (US) LLC

225 W. Washington Street, 9th Floor,

Chicago, Illinois 60606 USA

Attention of Legal Department and Lisa Schutz

_____________ ____, 20___

Ladies and Gentlemen:

Reference is made to the Term Loan Credit Agreement dated as of December 3, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dart Industries Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto and Alter Domus (US) LLC, as Administrative Agent. Capitalized terms used herein, not otherwise defined herein are used herein as defined in the Credit Agreement.

The Borrower hereby gives notice, irrevocably, pursuant to Section 2.07 of the Credit Agreement that it elects to convert the Borrowing identified below, or a portion thereof as described below, to a different Type, and in that connection sets forth below the terms on which such conversion is to be made. The applicable Borrowing is in an aggregate principal amount of $ [                ] and consists of Loans that are [ABR Loans] [Eurocurrency Loans having an Interest Period ending on _____________ ____, 20___].

(a)	The amount of the Borrowing to which this Interest Election Request applies:

(b)	The effective date of the election (which is a Business Day):

(c)	Type of Borrowing following [conversion] [continuation]:	[[ABR] [EUROCURRENCY] Borrowing]

(d)	Interest Period and the last day thereof:[1]	[[one] [two] [three] [six] month[s]]

[1]	For EUROCURRENCY Borrowings only. Shall be subject to the definition of “Interest Period” in the Credit Agreement.

C-1

DART INDUSTRIES INC.

By:
Name:
Title:

C-2

EXHIBIT D

[FORM OF] PROMISSORY NOTE

TERM NOTE

$[___]	December 3, 2020

FOR VALUE RECEIVED, the undersigned, Dart Industries Inc., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to the order of [___] (the “Lender”), in lawful money of the United States of America and in immediately available funds, on the dates specified in the Credit Agreement (as defined below) the principal amount of (a) $[___], or, if less, (b) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Section 2.02 of the Credit Agreement. The Borrower further agrees to pay interest in like money on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.13 of the Credit Agreement.

The holder of this Term Note (this “Note”) is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Loan made by the Lender pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurocurrency Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement shall not affect the obligations of the Borrower in respect of such Loans.

This Note (a) is one of the promissory notes referred to in the Term Loan Credit Agreement dated as of December 3, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto and Alter Domus (US) LLC, as Administrative Agent, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is guaranteed and secured as provided in the Loan Documents. Reference is hereby made to the Loan Documents for the nature and extent of the guarantee and collateral security, the terms and conditions upon which the guarantee and collateral security were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

THIS NOTE, AND ANY PROCEEDING (WHETHER IN TORT, IN CONTRACT, AT LAW OR IN EQUITY OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATED TO THIS NOTE, SHALL BE GOVERNED BY, AND CONSTRUED AND

INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

DART INDUSTRIES INC.

By:
Name:
Title:

[Signature Page to Term Note]

EXHIBIT E

[FORM OF] COMPLIANCE CERTIFICATE

Alter Domus (US) LLC

225 W. Washington Street, 9th Floor,

Chicago, Illinois 60606 USA

Attention of Legal Department and Lisa Schutz

Financial Statement Date:__________

Reference is made to the Term Loan Credit Agreement dated as of December 3, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dart Industries Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto and Alter Domus (US) LLC, as Administrative Agent. Capitalized terms used herein, not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned Responsible Officer of [the Borrower][Parent] hereby certifies as of the date hereof that he/she is the [                ] of [the Borrower][Parent], and that, as such, he/she is authorized to execute and deliver this Compliance Certificate on behalf of [the Borrower][Parent], and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 5.01(a) of the Credit Agreement for the fiscal year of the Parent ended as of the above date, together with the report and opinion of a Registered Public Accounting Firm of nationally recognized standing required by such Section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 5.01(b) of the Credit Agreement for the fiscal quarter of the Parent ended as of the above date. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP as of the dates thereof and for the period covered thereby, subject only to normal year-end adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and the other Loan Documents and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Parent and its Subsidiaries during the accounting period covered by the attached financial statements, and

[Select one, as appropriate:]

[to the best knowledge of the undersigned no Default has occurred and is continuing.]

--or-

[the following is a list of each Default that has occurred and is continuing and its nature and status:]

3. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

4. Schedule 3 attached hereto sets forth a true and complete listing of each Material Subsidiary and, if applicable, any calculations required to make such determinations.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of ______________, __________.

[TUPPERWARE BRANDS CORPORATION][DART INDUSTRIES INC.]

By:
Name:
Title:

SCHEDULE 1

to the Compliance Certificate

Financial Statements for the Fiscal [Quarter][Year] ended _______________(“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

I.	Section 6.07(a) – Consolidated Leverage Ratio

A.	Consolidated Funded Indebtedness at Statement Date

1.  Outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Loans outstanding under the Credit Agreement) and all obligations evidenced by bonds, debentures, notes or other similar instruments:

$__________

	2. All purchase money Indebtedness:	$__________

3.  All outstanding reimbursement obligations in respect of drawings made under letters of credit (including standby and commercial letters of credit constituting Indebtedness), bankers’ acceptances, bank guaranties and similar instruments:

$__________

	4. All obligations to pay the deferred purchase price of property or services (other than any obligation in respect of an Employee Benefit Arrangement) to the extent it constitutes Indebtedness:	$__________

	5. All Attributable Indebtedness:	$__________

	6. All Guarantees with respect to outstanding Indebtedness of the types specified in Lines I.A.1 through I.A.5 above of Persons other than the Parent or any Subsidiary:	$__________

7.  All Indebtedness of the types referred to in Lines I.A.1 through I.A.6 above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Parent or a Subsidiary is a general partner or joint venturer to the extent that the Parent or such Subsidiary is legally liable therefor as a result of its ownership interest in such entity or is contractually liable therefor by operation of its charter or other governing documents, unless such Indebtedness is expressly made non-recourse to the Parent or such Subsidiary:

$__________

	8. Consolidated Funded Indebtedness (sum of Lines I.A.1 through I.A.7):	$__________

B.	Consolidated EBITDA for four consecutive fiscal quarters ending on the Statement Date (“Measurement Period”)

	1. Consolidated Net Income (“CNI”) of the Parent and its Subsidiaries for Measurement Period:	$__________

	2. To the extent deducted in CNI for Measurement Period, Consolidated Interest Charges:	$__________

	3. To the extent deducted in CNI for Measurement Period, the provision for Federal, state, local and foreign income taxes payable (including franchise and similar taxes based on net income):	$__________

	4. To the extent deducted in CNI for Measurement Period, depreciation expense:	$__________

	5. To the extent deducted in CNI for Measurement Period, amortization expense:	$__________

6.  To the extent deducted in CNI for Measurement Period, extraordinary, unusual or non-recurring non-cash charges, expenses or losses (including, without duplication, non-cash reengineering and impairment charges and write-off of goodwill and intangibles) and non-cash charges for deferred tax asset valuation allowances:

$__________

	7. To the extent deducted in CNI for Measurement Period, any non-cash impairment charges or asset write-off under ASC 350:	$__________

8.  To the extent deducted in CNI for Measurement Period, any non-cash expense realized or resulting from any employee benefit plans, post-employment benefit plans, deferred stock compensation plan or grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors and employees of the Parent or any of its Subsidiaries:

$__________

9.  To the extent deducted in CNI for Measurement Period, any write-off of deferred costs incurred in connection with the Existing Credit Agreement and related interest rate Swap Contracts and any other losses arising from the early extinguishment of Indebtedness or obligations under Swap Contracts:

$__________

	10. To the extent deducted in CNI for Measurement Period, non-cash losses or expenses resulting from fair-value accounting under Auditing Standards Update No. 133:	$__________

	11. To the extent included in CNI for Measurement Period, Federal, state, local and foreign income tax credits:	$__________

	12. Any amounts paid in cash during Measurement Period in respect of any non-cash charges, expenses or losses added back pursuant to Line I.B.6 above in any prior period:	$__________

	13. To the extent included in CNI for Measurement Period, all extraordinary, unusual or non-recurring non-cash items increasing CNI:	$__________

	14. To the extent included in CNI for Measurement Period, gains arising from the early extinguishment of Indebtedness or obligations under Swap Contracts:	$__________

	15. Consolidated EBITDA ((a) sum of Lines I.B.1 through I.B.10 minus (b) sum of Lines I.B.11 through I.B.14):	$__________

C.	Consolidated Leverage Ratio (Line I.A.8 ÷ Line I.B.15):	____ to 1.00

Maximum permitted: from the Closing Date until December 26, 2020	Less than 4.75 to 1.00
March 27, 2021	Less than 4.25 to 1.00
June 26, 2021 and thereafter	Less than 4.00 to 1.00

SCHEDULE 3

to the Compliance Certificate

Material Subsidiaries:

EXHIBIT F-1

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of December 3, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dart Industries Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto and Alter Domus (US) LLC, as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower and the Parent within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower and the Parent as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent, the Borrower and the Parent with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower, the Parent and the Administrative Agent and (ii) the undersigned shall have at all times furnished the Borrower, the Parent and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:________, 20__

F-1-1

EXHIBIT F-2

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships

For U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Credit Agreement dated as of December 3, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dart Industries Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto and Alter Domus (US) LLC, as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower and the Parent within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower and the Parent as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:________, 20__

F-2-1

EXHIBIT F-3

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Credit Agreement dated as of December 3, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dart Industries Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto and Alter Domus (US) LLC, as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower and the Parent within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower and the Parent as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:________, 20__

F-3-1

EXHIBIT F-4

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Credit Agreement dated as of December 3, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dart Industries Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto and Alter Domus (US) LLC, as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower and the Parent within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower and the Parent as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent, the Borrower and the Parent with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower, the Parent and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower, the Parent and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:________, 20__

F-4-1

EXHIBIT G

[FORM OF] MASTER GUARANTY AGREEMENT

[See attached.]

MASTER GUARANTY AGREEMENT

dated as of

December 3, 2020

among

TUPPERWARE BRANDS CORPORATION,

THE SUBSIDIARY GUARANTORS IDENTIFIED HEREIN

and

ALTER DOMUS (US) LLC,

as the Administrative Agent

i

Schedules:

Schedule I – Initial Subsidiary Guarantors

Exhibits:

Exhibit A – Form of Supplement

ii

MASTER GUARANTY AGREEMENT dated as of December 3, 2020 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among, TUPPERWARE BRANDS CORPORATION, a Delaware corporation (the “Parent”), the SUBSIDIARY GUARANTORS identified herein and ALTER DOMUS (US) LLC, as the Administrative Agent, on behalf of itself and the other Secured Parties.

Reference is made to the Term Loan Credit Agreement dated as of December 3, 2020 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dart Industries Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto, Alter Domus (US) LLC, as Administrative Agent, and JPMorgan Chase Bank, N.A., as Arranger. The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The Guarantors are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Credit Agreement. (a) Capitalized terms used in this Agreement (including in the introductory paragraph hereto) and not otherwise defined herein have the meanings specified in the Credit Agreement.

(b) The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement, mutatis mutandis.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Agreement” has the meaning set forth in the preamble hereto.

“Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“Claiming Party” has the meaning set forth in Section 3.02.

“Contributing Party” has the meaning set forth in Section 3.02.

“Credit Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Guarantors” means the Parent and the Subsidiary Guarantors.

“Loan Document Obligations” has the meaning set forth in the Credit Agreement.

“Parent” has the meaning set forth in the preamble hereto.

“Secured Parties” has the meaning set forth in the Credit Agreement.

“Subsidiary Guarantors” means the Subsidiaries identified as such on Schedule I hereto and each other Subsidiary that becomes a party to this Agreement as a Subsidiary Guarantor after the date hereof pursuant to Section 5.13; provided that if a Subsidiary is released from its obligations as a Subsidiary Guarantor hereunder as provided in Section 5.12(b), such Subsidiary shall cease to be a Subsidiary Guarantor hereunder effective upon such release.

“Supplement” means an instrument substantially in the form of Exhibit A hereto or any other form approved by the Administrative Agent.

ARTICLE II

THE GUARANTEES

SECTION 2.01. Guarantee. Each Guarantor irrevocably and unconditionally guarantees to each of the Secured Parties, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, by way of an independent payment obligation, the due and punctual payment and performance of the Loan Document Obligations. Each Guarantor further agrees, to the fullest extent permitted by applicable law, that the Loan Document Obligations may be extended or renewed, in whole or in part, or amended or modified, without notice to or further assent from it, and that it will remain bound upon its Guarantee hereunder notwithstanding any extension, renewal, amendment or modification of any of the Loan Document Obligations. Each Guarantor waives presentment to, demand of payment from and protest to the Borrower, any other Loan Party or any other Subsidiary of any of the Loan Document Obligations, and also waives notice of acceptance of its Guarantee hereunder and notice of protest for nonpayment.

SECTION 2.02. Guarantee of Payment; Continuing Guarantee. Each Guarantor further agrees that its Guarantee hereunder constitutes a Guarantee of payment when due (whether or not any proceeding under any Debtor Relief Law shall have stayed the accrual or collection of any of the Loan Document Obligations or operated as a discharge thereof) and not merely of collection, and, to the fullest extent permitted by applicable law, waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of any of the Loan Document Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower, any other Loan Party or any other Person. Each Guarantor agrees that its Guarantee hereunder is continuing in nature and applies to all of the Loan Document Obligations, whether currently existing or hereafter incurred.

SECTION 2.03. No Limitations. (a) Except for the termination or release of a Subsidiary Guarantor’s Loan Document Obligations hereunder as expressly provided in Section 5.12, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise of any of the Loan Document Obligations or of any other Guarantor, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Loan Document Obligations,

2

any impossibility in the performance of any of the Loan Document Obligations, or otherwise. Without limiting the generality of the foregoing, except for termination or release of its obligations hereunder as expressly provided in Section 5.12, to the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Administrative Agent, any other Secured Party or any other Person to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement, (iii) the release of, or any impairment of or failure to perfect any Lien on, or security interest in, any security held by the Administrative Agent or any other Secured Party for any of the Loan Document Obligations, (iv) any default, failure or delay, willful or otherwise, in the performance of any of the Loan Document Obligations, (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity, (vi) any illegality, lack of validity or enforceability of any of the Loan Document Obligations, (vii) any change in the corporate existence, structure or ownership of any Loan Party, or any proceeding under any Debtor Relief Law affecting any Loan Party or its assets or any resulting release or discharge of any of the Loan Document Obligations, (viii) the existence of any claim, set-off or other rights that any Guarantor may have at any time against the Borrower, any other Loan Party, the Administrative Agent, any other Secured Party or any other Person, whether in connection with the Credit Agreement, the other Loan Documents or any unrelated transaction, (ix) this Agreement having been determined (on whatsoever grounds) to be invalid, non-binding or unenforceable against any other Guarantor ab initio or at any time after the date hereof, (x) the fact that any Person that, pursuant to the Loan Documents, was required to become a party hereto may not have executed or is not effectually bound by this Agreement, whether or not this fact is known to the Secured Parties, (xi) any action permitted or authorized hereunder or (xii) any other circumstance (including any statute of limitations), or any existence of or reliance on any representation by the Administrative Agent, any other Secured Party or any other Person, that might otherwise constitute a defense to, or a legal or equitable discharge of, the Borrower, any Guarantor or any other guarantor or surety.

(b) Each Guarantor expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Loan Document Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security in accordance with its terms and direct the order and manner of any sale, transfer or other disposition thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Loan Document Obligations, all without affecting the obligations of any Guarantor hereunder.

(c) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Borrower, any other Loan Party or any other Subsidiary or the unenforceability of the Loan Document Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower, any other Loan Party or any other Subsidiary, other than the indefeasible payment in full in cash of all the Loan Document Obligations. To the fullest extent permitted by applicable law, the Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such

3

security in lieu of foreclosure, compromise or adjust any part of the Loan Document Obligations, make any other accommodation with the Borrower, any other Loan Party or any other Subsidiary or exercise any other right or remedy available to them against the Borrower, any other Loan Party or any other Subsidiary, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Loan Document Obligations have been indefeasibly paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Loan Party, as the case may be, or any security.

SECTION 2.04. Reinstatement. Each Guarantor agrees that, unless, in the case of any Subsidiary Guarantor, released pursuant to Section 5.12(b), its Guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Loan Document Obligations is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon any proceeding under any Debtor Relief Law affecting the Borrower, any other Loan Party or otherwise.

SECTION 2.05. Agreement to Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Loan Document Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash and in the applicable currency the amount of such unpaid Loan Document Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Borrower or any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article III.

SECTION 2.06. Information. Each Guarantor assumes (a) all responsibility for being and keeping itself informed of the Borrower’s and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Loan Document Obligations and (b) the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or any of the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 2.07. Payments Free of Taxes. Each Guarantor hereby acknowledges the provisions of Section 2.17 of the Credit Agreement and agrees to be bound by such provisions with the same force and effect, and to the same extent, as if such Guarantor were a party to the Credit Agreement.

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ARTICLE III

INDEMNITY, SUBROGATION, CONTRIBUTION AND SUBORDINATION

SECTION 3.01. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 3.03) in respect of any payment hereunder, the Borrower agrees that (a) in the event a payment in respect of any Loan Document Obligation shall be made by any Guarantor under this Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to this Agreement or any Loan Document to satisfy in whole or in part any Loan Document Obligations, the Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value and the fair market value of the assets so sold.

SECTION 3.02. Contribution and Subrogation. Each Guarantor (a “Contributing Party”) agrees (subject to Section 3.03) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Loan Document Obligations or assets of any other Guarantor, shall be sold pursuant to any Loan Document to satisfy any Loan Document Obligation and such other Guarantor (the “Claiming Party”) shall not have been fully indemnified by the Borrower as provided in Section 3.01, each Contributing Party shall indemnify such Claiming Party in an amount equal to the amount of such payment or the greater of the book value and the fair market value of such assets (the “Indemnified Amount”), as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Subsidiary Guarantor becoming a party hereto pursuant to Section 5.13, the date of the Supplement hereto executed and delivered by such Subsidiary Guarantor). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 3.02 shall (subject to Section 3.03) be subrogated to the rights of such Claiming Party under Section 3.01 to the extent of such payment.

SECTION 3.03. Subordination.

(a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 3.01 and 3.02 and all other rights of the Guarantors of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the payment in full in cash of all the Loan Document Obligations. No failure on the part of the Borrower or any Guarantor to make the payments required by Sections 3.01 and 3.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

(b) Each Guarantor hereby agrees that all Indebtedness and other monetary obligations owed to it by any other Guarantor shall be fully subordinated to the prior payment in full in cash of all the Loan Document Obligations of such other Guarantor.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each Guarantor represents and warrants to the Administrative Agent and the other Secured Parties that the execution, delivery and performance by such Guarantor of this Agreement have been duly authorized by all necessary corporate or other organizational action, and that this Agreement has been duly executed and delivered by such Guarantor and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, winding-up or other laws affecting the enforceability of creditors’ rights generally and subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

ARTICLE V

MISCELLANEOUS

SECTION 5.01. Notices. All notices and other communications hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Guarantor shall be given to it in care of the Borrower as provided in Section 9.01 of the Credit Agreement.

SECTION 5.02. Waivers; Amendment. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Guarantor herefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement and the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Affiliate of any of the foregoing may have had notice or knowledge of such Default at the time. No notice or demand on any Guarantor in any case shall entitle any Guarantor to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Section 5.13 hereof, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Guarantor or Guarantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.02 of the Credit Agreement.

(c) This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

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SECTION 5.03. Expenses; Indemnity; Damage Waiver. (a) Each Guarantor, jointly with the other Guarantors and severally, agrees to reimburse each of the Administrative Agent and the other Secured Parties for its fees and expenses incurred in enforcing or preserving any rights under this Agreement to the extent provided in Section 9.03(a) of the Credit Agreement; provided that each reference therein to the “Borrower” shall be deemed to be a reference to “each Guarantor.”

(b) Each Guarantor agrees to pay, and to hold the Administrative Agent and the other Secured Parties harmless from, any and all losses, claims, penalties, damages, liabilities and related expenses with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent provided in Section 9.03(b) of the Credit Agreement; provided that each reference therein to the “Borrower” shall be deemed to be a reference to “each Guarantor.”

(c) To the extent permitted by applicable law, no Guarantor shall assert, and each Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability, (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet and Electronic Systems), except to the extent such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (ii) for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transaction or any Loan or the use of the proceeds thereof. To the extent permitted by applicable law, each Secured Party shall not assert, and hereby waives, any claim against any Guarantor, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transaction, any Loan or the use of the proceeds thereof; provided, that nothing in this sentence shall limit the Guarantors’ indemnity and reimbursement obligations set forth in this Section 5.03 or any other Loan Document or separately agreed, including such indemnity and reimbursement obligations with respect to any special, indirect, consequential or punitive damages arising out of, in connection with or as a result of any claim, litigation, investigation or proceeding brought against any Indemnitee by any third party.

(d) All amounts due under this Section 5.03 shall be payable promptly after written demand therefor.

(e) BY ACCEPTING THE BENEFITS OF THIS AGREEMENT AND THE GUARANTEES CREATED HEREBY, EACH SECURED PARTY SHALL BE DEEMED TO HAVE ACKNOWLEDGED THE PROVISIONS OF ARTICLE VIII OF THE CREDIT AGREEMENT AND AGREED TO BE BOUND BY SUCH PROVISIONS AS FULLY AS IF THEY WERE SET FORTH HEREIN.

SECTION 5.04. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party.

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SECTION 5.05. Survival of Agreement. All covenants, agreements, representations and warranties made by the Guarantors in this Agreement or any other Loan Document and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Administrative Agent, the Arranger and the Lenders and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans, regardless of any investigation made by or on behalf of the Administrative Agent, the Arranger, any Lender and notwithstanding that the Administrative Agent, the Arranger, any Lender or any Affiliate of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Credit Agreement is outstanding and unpaid. The provisions of Sections 2.04, 2.07, and 5.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated by the Loan Documents, the repayment of the Loans or the termination of this Agreement or any provision hereof.

SECTION 5.06. Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by fax or any other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective as to any Guarantor when a counterpart hereof executed on behalf of such Guarantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Guarantor and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Guarantor, the Administrative Agent and the other Secured Parties and their respective successors and assigns, except that no Guarantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any attempted assignment or transfer by any Guarantor shall be null and void), except as expressly provided in this Agreement and the Credit Agreement.

SECTION 5.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 5.08. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any of the Guarantors against any of and all the Loan Document Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or the Credit Agreement and although such Loan Document Obligations may be unmatured. The rights of each Lender under this Section 5.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

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SECTION 5.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the Guarantors hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding brought by it shall be brought, and heard and determined, exclusively in such Federal court or, in the event such Federal court lacks subject matter jurisdiction, such New York State court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Guarantor or any of its properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party hereto hereby irrevocably consents to service of process in the manner provided for notices in Section 5.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law.

SECTION 5.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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SECTION 5.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.12. Termination or Release. (a) Subject to Section 2.04, this Agreement and the Guarantees made herein shall automatically terminate and be released when all the Loan Document Obligations (other than contingent obligations for indemnification, expense reimbursement or tax or yield protection as to which no claim has been made) have been paid in full in cash and the Lenders have no further commitment to lend under the Credit Agreement.

(b) The Guarantees made herein by the Subsidiary Guarantors shall also be released at the time or times and in the manner set forth in Section 9.17(b) of the Credit Agreement.

(c) In connection with any termination or release pursuant to paragraph (a) or (b) of this Section, the Administrative Agent shall execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents by the Administrative Agent pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

SECTION 5.13. Additional Subsidiary Guarantors. Pursuant to the Credit Agreement, certain Subsidiaries not a party hereto on the date hereof are required to, or may, become party to this Agreement. Upon the execution and delivery by the Administrative Agent and any such Subsidiary of a Supplement, such Subsidiary shall become a Subsidiary Guarantor hereunder with the same force and effect as if originally named as such herein. The execution and delivery of any Supplement shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any additional Guarantor as a party to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

TUPPERWARE BRANDS CORPORATION

BY
Name:
Title:

SIGNATURE PAGE TO MASTER GUARANTY AGREEMENT - FACILITY B

DEERFIELD LAND CORPORATION

By
Name:
Title:

SIGNATURE PAGE TO MASTER GUARANTY AGREEMENT - FACILITY B

PREMIERE PRODUCTS, INC.

By
Name:
Title:

SIGNATURE PAGE TO MASTER GUARANTY AGREEMENT - FACILITY B

TUPPERWARE HOME PARTIES LLC

By
Name: Keith S. Crowe
Title: Vice President & Treasurer

SIGNATURE PAGE TO MASTER GUARANTY AGREEMENT - FACILITY B

TUPPERWARE INTERNATIONAL HOLDINGS CORPORATION

By
Name:
Title:

SIGNATURE PAGE TO MASTER GUARANTY AGREEMENT - FACILITY B

TUPPERWARE PRODUCTS, INC.

By
Name:
Title:

SIGNATURE PAGE TO MASTER GUARANTY AGREEMENT - FACILITY B

TUPPERWARE NEDERLAND B.V.

By
Name:
Title:

SIGNATURE PAGE TO MASTER GUARANTY AGREEMENT - FACILITY B

PREMIERE BRANDS INTERNATIONAL HOLDINGS B.V.

By
Name:
Title:

SIGNATURE PAGE TO MASTER GUARANTY AGREEMENT - FACILITY B

ALTER DOMUS (US) LLC, as the Administrative Agent,

By
Name:
Title:

SIGNATURE PAGE TO MASTER GUARANTY AGREEMENT - FACILITY B

Schedule I to

the Master Guaranty Agreement

INITIAL SUBSIDIARY GUARANTORS

Name	Jurisdiction of Formation
Deerfield Land Corporation	DE

Premiere Products, Inc.	DE

Tupperware Home Parties LLC	DE

Tupperware International Holdings Corporation	DE

Tupperware Products, Inc.	DE

Tupperware U.S., Inc.	DE

Tupperware Nederland B.V.	The Netherlands

Premiere Brands International Holdings B.V.	The Netherlands

SUPPLEMENT NO. __ dated as of [ ] (this “Supplement”) to the Master Guaranty Agreement dated as of December 3, 2020 (the “Master Guaranty Agreement”), among TUPPERWARE BRANDS CORPORATION, the SUBSIDIARY GUARANTORS party thereto and ALTER DOMUS (US) LLC, as the Administrative Agent.

Reference is made to (a) the Credit Agreement dated as of December 3, 2020 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dart Industries Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto, Alter Domus (US) LLC, as Administrative Agent, and JPMorgan Chase Bank, N.A., as Arranger and (b) the Master Guaranty Agreement.

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Master Guaranty Agreement, as applicable.

The Guarantors have entered into the Master Guaranty Agreement in order to induce the Lenders to extend credit to the Borrower. Section 5.13 of the Master Guaranty Agreement provides that additional Subsidiaries may become Subsidiary Guarantors under the Master Guaranty Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary Guarantor”) is executing this Supplement to become a Subsidiary Guarantor under the Master Guaranty Agreement in order to induce the Lenders to make additional extensions of credit under the Credit Agreement and as consideration for extensions of the credit previously made continuing to be outstanding.

Accordingly, the Administrative Agent and the New Subsidiary Guarantor agree as follows:

SECTION 1. In accordance with Section 5.13 of the Master Guaranty Agreement, the New Subsidiary Guarantor by its signature below becomes a Subsidiary Guarantor under the Master Guaranty Agreement with the same force and effect as if originally named therein as a Subsidiary Guarantor, and the New Subsidiary Guarantor hereby agrees to all the terms and provisions of the Master Guaranty Agreement applicable to it as a Subsidiary Guarantor thereunder. Each reference to a “Guarantor” in the Master Guaranty Agreement shall be deemed to include the New Subsidiary Guarantor. The Master Guaranty Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary Guarantor represents and warrants to the Administrative Agent and the other Secured Parties that (a) the execution and delivery by the New Subsidiary Guarantor of this Supplement, and the performance by the New Subsidiary Guarantor of this Supplement and the Master Guaranty Agreement, have been duly authorized by all necessary corporate or other organizational action, (b) this Supplement has been duly executed and delivered by the New Subsidiary Guarantor and (c) each of this Supplement and the Master Guaranty Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, winding-up or other laws affecting the enforceability of creditors’ rights generally and subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Supplement by fax or any other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Supplement. This Supplement shall become effective when a counterpart hereof executed on behalf of the New Subsidiary Guarantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon the New Subsidiary Guarantor and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of the New Subsidiary Guarantor, the Administrative Agent and the other Secured Parties and their respective successors and assigns, except that the New Subsidiary Guarantor shall not have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any attempted assignment or transfer by the New Subsidiary Guarantor shall be null and void) except as expressly provided in this Supplement, the Master Guaranty Agreement and the Credit Agreement.

SECTION 4. Except as expressly supplemented hereby, the Master Guaranty Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

SECTION 6. Any provision of this Supplement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Master Guaranty Agreement.

SECTION 8. The provisions of Sections 5.02, 5.04, 5.05, 5.09 and 5.10 of the Master Guaranty Agreement are hereby incorporated by reference herein as if set forth in full force herein, mutatis mutandis.

IN WITNESS WHEREOF, the New Subsidiary Guarantor and the Administrative Agent have duly executed this Supplement to the Master Guaranty Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY GUARANTOR],

By
Name:
Title:

ALTER DOMUS (US) LLC, as the Administrative Agent,

By
Name:
Title:

EXHIBIT H

PERFECTION CERTIFICATE

December 3, 2020

Reference is made to the Term Loan Credit Agreement, dated December 3, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Dart Industries Inc., a Delaware corporation (the “Borrower” or “Grantor”), the Lenders party thereto and Alter Domus (US) LLC, as Administrative Agent. Capitalized terms used but not defined herein have the meanings assigned thereto in the Credit Agreement or the Master Collateral Agreement referred to therein, as applicable.

This Perfection Certificate is dated as of the date set forth above and is delivered pursuant to the Additional Guarantee and Collateral Requirement definition of the Credit Agreement.

The undersigned, a Responsible Officer of the Borrower, hereby certifies to the Administrative Agent, not individually, but on behalf of the Borrower, as follows:

1. Legal Names. (a) Set forth on Schedule 1(a), is (i) the exact legal name of the Grantor, as such name appears in its certificate of organization, incorporation or formation, (ii) each other legal name the Grantor has had in the past five years, together with the date of the relevant name change, and (iii) each other name (including trade names or similar appellations) used by the Grantor or any of its divisions or other business units in connection with the conduct of its business, the ownership of its properties or in any Federal or state tax filings at any time during the past five years.

(b) Except as set forth on Schedule 1(b), the Grantor has not changed its legal identity or corporate structure in any way within the past five years. Changes in legal identity or corporate structure would include mergers, amalgamations, consolidations and acquisitions of all or substantially all of the assets of (or all or substantially all of the assets constituting a business unit, division, product line or line of business of) another Person or other acquisitions of material assets outside the ordinary course of business, as well as any change in the form or jurisdiction of organization or formation. With respect to any such change that has occurred within the past five years, set forth on Schedule 1(b) is the information required by clauses (i) and (ii) of Section 1(a) above as to each acquiree, constituent or seller party to such merger, amalgamation, consolidation or acquisition (each, a “Predecessor Entity”).

2. Current Locations. Set forth on Schedule 2 opposite the name of the Grantor (and, in the case of clauses (a) and (b), each Predecessor Entity as of immediately prior to the relevant change in legal identity or corporate structure) is (a) the jurisdiction of incorporation, organization or formation of such Person, (b) the address of the chief executive office of such Person and (c) each location where the Grantor maintains any books or records relating to any Accounts.

3. File Search Reports and UCC Filings. File search reports have been obtained from the UCC filing office relating to the location of the organization of the Grantor identified on Schedule 2. The file search reports obtained reflect no Liens on any of the Collateral other than those permitted under the Credit Agreement. Schedule 3 sets forth, with respect to the Grantor, the UCC filing office or county recorder’s office in which a UCC filing is required to be made to perfect the Administrative Agent’s security interest in the Collateral.

4. Stock Ownership and other Equity Interests. Set forth on Schedule 4 is a true and complete list, for the Grantor, of all the stock, partnership interests, limited liability company membership interests or other Equity Interests directly owned by the Grantor (other than any Equity Interests in any Subsidiary that is not a Material Subsidiary or where such Equity Interests constitutes an Excluded Asset), specifying the issuer (including the jurisdiction of organization thereof) and certificate number of (to the extent such information is available as of the date hereof), and the number and percentage of ownership represented by, such Equity Interests.

5. Debt Instruments. Set forth on Schedule 5 is a true and complete list, for the Grantor, of all promissory notes, if any, evidencing Indebtedness of any Person in a principal amount of US$2,500,000 or more, in each case specifying the debtor thereunder and the type and outstanding principal amount thereof.

6. Intellectual Property. (a) Set forth on Schedule 6(a) is a true and complete list, with respect to the Grantor, of each Patent (including each Patent application) issued (or applied for issuance) by the applicable Governmental Authority of the United States or any Material Foreign Jurisdiction owned by the Grantor, in each case specifying the name of the registered owner, title, registration or application number and the registration date or application date (if already registered) thereof.

(b) Set forth on Schedule 6(b) is a true and complete list, with respect to the Grantor, of each Trademark (including each Trademark application) constituting Material IP Collateral registered (or applied for registration) with the applicable Government Authority of the United States or any Material Foreign Jurisdiction owned by the Grantor, specifying the name of the registered owner, the registration or application number and the registration date or application date (if already registered) thereof; provided, that such list does not include any trademark listed on Schedule I to the Security Agreement dated as of June 2, 2011 between Dart Industries, Inc. and JPMorgan Chase Bank, N.A., as collateral agent or renewals of any such trademark.

(c) Set forth on Schedule 6(c) is a true and complete list, with respect to the Grantor, of each Copyright (including each Copyright application) registered (or applied for registration) with the applicable Government Authority of the United States or any Material Foreign Jurisdiction owned by such Grantor, specifying the name of the registered owner, the title and the registration number (if already registered) thereof.

Notwithstanding the foregoing, Schedule 6 excludes any Patent, Trademark or Copyright (or any application therefor) registered or issued by (or applied for the registration or issuance by) any Governmental Authority of any jurisdiction other than the United States (and, for the avoidance of doubt, not registered or issued by (or applied for the registration or issuance by) any

Governmental Authority of the United States) that is not material to the business, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, as reasonably determined by the Borrower (with the Borrower hereby advising the Administrative Agent that such excluded Intellectual Property does not constitute Material IP Collateral for purposes of the Credit Agreement).

7. Commercial Tort Claims. Set forth on Schedule 7 is a true and complete list of commercial tort claims in excess of US$2,500,000 held by the Grantor, including a brief description thereof.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the date first set forth above.

DART INDUSTRIES INC.,

By:
Name: [_____]
Title: [_____]

[Signature Page to Perfection Certificate]

SCHEDULE 1(a)

Legal Names

SCHEDULE 1(b)

Changes in Legal Identity or Corporate Structure

SCHEDULE 2

Locations

SCHEDULE 3

Schedule of Filings

UCC-1 Filings

SCHEDULE 4

Equity Interests

SCHEDULE 5

Debt Instruments

SCHEDULE 6(a)

Intellectual Property

Patents/Patent Applications

SCHEDULE 6(b)

Intellectual Property

Trademarks/Trademark Applications

SCHEDULE 6(c)

Intellectual Property

Copyrights/Copyright Applications

EXHIBIT I

[FORM OF] DISCOUNT RANGE PREPAYMENT NOTICE

Date: [______, 20__]

To: [ ], as Auction Agent

Ladies and Gentlemen:

This Discount Range Prepayment Notice is delivered to you pursuant to Section 2.11(a)(iii)(C) of that certain Term Loan Credit Agreement, dated as of December 3, 2020, (as further amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among Dart Industries Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Alter Domus (US) LLC, as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

Pursuant to Section 2.11(a)(iii)(C) of the Agreement, the [•]8 hereby requests that each Lender submit a Discount Range Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discount Range Prepayment Offer is extended at the sole discretion of the [•] to each Lender.

2. The maximum aggregate principal amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is $[•]9 of Loans (the “Specified Discount Range Prepayment Amount”).

3. The [•] is willing to make Discounted Term Loan Prepayments at a percentage discount to par value greater than or equal to [•]% but less than or equal to [•]% in respect of the Loans (the “Discount Range”).

To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent (or its delegate) a Discount Range Prepayment Offer on or before 5:00 p.m. Local Time on the third Business Days following the dated delivery of the notice to the relevant Lenders pursuant to Section 2.11(a)(iii)(C) of the Agreement.

[•] hereby represents and warrants to the Auction Agent and the Lenders that (i) at least ten (10) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by [•] on the applicable Discounted Prepayment Effective Date and (ii) at least three (3) Business Days have passed since the date [•]

[8]	[To reflect the Borrower, or any of its Subsidiaries, as applicable.]
[9]	[Such amount which will not be less than $1,000,000 and whole increments of $500,000 in excess thereof.]

was notified that no Lender was willing to accept any prepayment of any Loan within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower or its Subsidiaries election not to accept any Solicited Discounted Prepayment Offers made by a Lender.

[•] acknowledges that the Auction Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with any Discount Range Prepayment Offer made in response to this Discount Range Prepayment Notice and the acceptance of any prepayment made in connection with this Discount Range Prepayment Notice.

[•] further acknowledges that the consummation of any prepayment subject to this Discount Range Prepayment Notice is subject to the consent of the Required Lenders and that no such prepayment will be effective without the consent of the Required Lenders.

[•] requests that Auction Agent promptly notify each of the relevant Lenders party to the Agreement of this Discount Range Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Notice as of the date first above written.

[•]

By:
Name:
Title:

Enclosure: Discount Range Prepayment Offer

[SIGNATURE PAGE TO DISCOUNT RANGE PREPAYMENT NOTICE]

EXHIBIT J

[FORM OF] DISCOUNT RANGE PREPAYMENT OFFER

Date: [______, 20__]

To: [ ], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Term Loan Credit Agreement, dated as of December 3, 2020, (as further amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among Dart Industries Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Alter Domus (US) LLC, as Administrative Agent, and (b) that certain Discount Range Prepayment Notice, dated [______, 20__], from the [•] (the “Discount Range Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Discount Range Prepayment Notice or, to the extent not defined therein, in the Agreement.

The undersigned Lender hereby gives you irrevocable notice, pursuant to Section 2.11(a)(iii)(C) of the Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1. This Discount Range Prepayment Offer is available only for prepayment on the Loans held by the undersigned.

2. The maximum aggregate outstanding amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Submitted Amount”):

Loans—$[•]

3. The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [•]% in respect of the Loans (the “Submitted Discount”).

The undersigned Lender hereby expressly consents and agrees to a prepayment of its Loans above pursuant to Section 2.11(a)(iii)(C) of the Agreement at a price equal to the Applicable Discount and in an aggregate outstanding amount not to exceed the Submitted Amount, as such amount may be reduced in accordance with the Discount Range Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Agreement.

The Lender acknowledges that the consummation of any prepayment subject to this Discount Range Prepayment Offer is subject to the consent of the Required Lenders and that no such prepayment will be effective without the consent of the Required Lenders.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Offer as of the date first above written.

[ ]

By:
Name
Title:

By:
Name
Title:

[SIGNATURE PAGE TO DISCOUNT RANGE PREPAYMENT OFFER]

EXHIBIT K

[FORM OF] SOLICITED DISCOUNTED PREPAYMENT NOTICE

Date: [______, 20__]

To: [ ], as Auction Agent

Ladies and Gentlemen:

This Solicited Discounted Prepayment Notice is delivered to you pursuant to Section 2.11(a)(iii)(D) of that certain Term Loan Credit Agreement, dated as of December 3, 2020, (as further amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among Dart Industries Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Alter Domus (US) LLC, as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

Pursuant to Section 2.11(a)(iii)(D) of the Agreement, [•]10 hereby request that each Lender submit a Solicited Discounted Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discounted Prepayment Offer is extended at the sole discretion of [•] to each Lender.

2. The maximum aggregate outstanding amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is (the “Solicited Discounted Prepayment Amount”):11

Loans—$[•]

To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent (or its delegate) a Solicited Discounted Prepayment Offer on or before 5:00 p.m. Local Time on the third Business Days following the dated delivery of the notice to the relevant Lenders pursuant to Section 2.11(a)(iii)(D) of the Agreement.

[•] acknowledges that the consummation of any prepayment subject to this Solicited Discounted Prepayment Notice is subject to the consent of the Required Lenders and that no such prepayment will be effective without the consent of the Required Lenders.

[•] requests that Auction Agent promptly notify each of the relevant Lenders party to the Agreement of this Solicited Discounted Prepayment Notice.

[10]	[To reflect the Borrower, or any of its Subsidiaries, as applicable.]
[11]	[Such amount which will not be less than $1,000,000 and whole increments of $500,000 in excess thereof.]

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Notice as of the date first above written.

[•]

By:
Name:
Title:

Enclosure: Solicited Discounted Prepayment Offer

[SIGNATURE PAGE SOLICITED DISCOUNTED PREPAYMENT NOTICE]

EXHIBIT L

[FORM OF] SOLICITED DISCOUNTED PREPAYMENT OFFER

Date: [______, 20__]

To: [ ], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Term Loan Credit Agreement, dated as of December 3, 2020, (as further amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among Dart Industries Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Alter Domus (US) LLC, as Administrative Agent, and (b) that certain Solicited Discounted Prepayment Notice, dated [______, 20__], from the [•] (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Solicited Discounted Prepayment Notice or, to the extent not defined therein, in the Agreement.

To accept the offer set forth herein, you must submit an Acceptance and Prepayment Notice on or before the third Business Day following your receipt of this notice.

The undersigned Lender hereby gives you irrevocable notice, pursuant to Section 2.11(a)(iii)(D) of the Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1. This Solicited Discounted Prepayment Offer is available only for prepayment on the Loans held by the undersigned.

2. The maximum aggregate outstanding amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Offered Amount”):

Loans—$[•]

3. The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [•]% in respect of the Loans (the “Offered Discount”).

The undersigned Lender hereby expressly consents and agrees to a prepayment of its Loans pursuant to Section 2.11(a)(iii)(D) of the Agreement at a price equal to the Acceptable Discount and in an aggregate outstanding amount not to exceed such Lender’s Offered Amount as such amount may be reduced in accordance with the Solicited Discount Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Agreement.

The Lender acknowledges that the consummation of any prepayment subject to this Solicited Discounted Prepayment Offer is subject to the consent of the Required Lenders and that no such prepayment will be effective without the consent of the Required Lenders.

[REMINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Offer as of the date first above written.

[ ]

By:
Name:
Title:

[SIGNATURE PAGE SOLICITED DISCOUNTED PREPAYMENT OFFER]

EXHIBIT M

[FORM OF] SPECIFIED DISCOUNT PREPAYMENT NOTICE

Date: [______, 20__]

To: [ ], as Auction Agent

Ladies and Gentlemen:

This Specified Discount Prepayment Notice is delivered to you pursuant to Section 2.11(a)(iii)(B) of that certain Term Loan Credit Agreement, dated as of December 3, 2020, (as further amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among Dart Industries Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Alter Domus (US) LLC, as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

Pursuant to Section 2.11(a)(iii)(B) of the Agreement, the [•]12 hereby offers to make a Discounted Term Loan Prepayment to each Lender on the following terms:

1. This Borrower Offer of Specified Discount Prepayment is available only to each Lender.

2. The maximum aggregate outstanding amount of the Discounted Term Loan Prepayment that will be made in connection with this offer shall not exceed $[•] of Loans (the “Specified Discount Prepayment Amount”).13

3. The percentage discount to par value at which such Discounted Term Loan Prepayment will be made is [•]% in respect of the Loans (the “Specified Discount”).

To accept this offer, you are required to submit to the Administrative Agent a Specified Discount Prepayment Response on or before 5:00 p.m., Local Time, on the third Business Day following the date of delivery of this notice pursuant to Section 2.11(a)(iii)(B) of the Agreement.

[•] hereby represents and warrants to the Auction Agent and the Lenders that (i) at least ten (10) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date and (ii) at least three (3) Business Days have passed since the date the Borrower or any of its Subsidiaries were notified that no Lender was willing to accept any prepayment of any Loan at the Specified Discount or at any discount to par value, as applicable, or in the case of Borrower or its Subsidiaries election not to accept any Specified Discount Prepayment Offers made by a Lender.

[12]	[To reflect the Borrower, or any of its Subsidiaries, as applicable.]
[13]	[Such amount which will not be less than $1,000,000 and whole increments of $500,000 in excess thereof.]

[•] acknowledges that the Auction Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with any Specified Discount Prepayment Offer made in response to this Specified Discount Prepayment Notice and the acceptance of any prepayment made in connection with this Specified Discount Prepayment Notice.

[•] further acknowledges that the consummation of any prepayment subject to this Specified Discount Prepayment Notice is subject to the consent of the Required Lenders and that no such prepayment will be effective without the consent of the Required Lenders.

[•] requests that Auction Agent promptly notify each of the relevant Lenders party to the Agreement of this Specified Discount Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Notice as of the date first above written.

[•]

By:
Name:
Title:

Enclosure: Specified Discount Prepayment Response

[SIGNATURE PAGE TO SPECIFIED DISCOUNT PREPAYMENT NOTICE]

EXHIBIT N

[FORM OF] SPECIFIED DISCOUNT PREPAYMENT RESPONSE

Date: [______, 20__]

To: [], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Term Loan Credit Agreement, dated as of December 3, 2020, (as further amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among Dart Industries Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Alter Domus (US) LLC, as Administrative Agent, and (b) that certain Specified Discount Prepayment Notice, dated [______, 20__], from [•] (the “Specified Discount Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Specified Discount Prepayment Notice or, to the extent not defined therein, in the Agreement.

The undersigned Lender hereby gives you irrevocable notice, pursuant to Section 2.11(a)(iii)(B) of the Agreement, that it is willing to accept a prepayment of the following Loans held by such Lender at the Specified Discount in an aggregate outstanding amount as follows:

Loans—$[•]

The undersigned Lender hereby expressly consents and agrees to a prepayment of its Loans pursuant to Section 2.11(a)(iii)(B) of the Agreement at a price equal to the Specified Discount in the aggregate outstanding amount not to exceed the amount set forth above, as such amount may be reduced in accordance with the Specified Discount Proration, and as otherwise determined in accordance with and subject to the requirements of the Agreement.

The Lender acknowledges that the consummation of any prepayment subject to this Solicited Discounted Prepayment Offer is subject to the consent of the Required Lenders and that no such prepayment will be effective without the consent of the Required Lenders.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Response as of the date first above written.

[ ]

By:
Name
Title:

[SIGNATURE PAGE TO SPECIFIED DISCOUNT PREPAYMENT RESPONSE]

Exhibit O

[FORM OF] GLOBAL INTERCOMPANY NOTE

[ ], 20[ ]

FOR VALUE RECEIVED, (a) TUPPERWARE BRANDS CORPORATION, a Delaware corporation (“Parent”), promises to pay to each Subsidiary of Parent that is a signatory hereto (each such Subsidiary, a “Subsidiary” and, collectively, the “Subsidiaries” and, together with Parent, each a “Group Member”) the principal amount from time to time outstanding to such Subsidiaries, (b) each Subsidiary promises to pay to Parent the principal amount from time to time outstanding to Parent, and (c) each Subsidiary promises to pay to any other Subsidiary the principal amount from time to time outstanding to such Subsidiary. Parent and each Subsidiary in its capacity as a borrower hereunder are referred to herein as a “Payor” and Parent and each Subsidiary in its capacity as a lender hereunder are referred to herein as “Payee.”

Reference is made to (1) the Term Loan Credit Agreement dated as of December 3, 2020 (as amended, amended and restated, extended, supplemented and/or otherwise modified from time to time, the “Facility A Credit Agreement”), by and among the Parent, the Lenders party thereto and Alter Domus (US) LLC (“Alter Domus”), as Administrative Agent (in such capacity, the “Facility A Agent”), and (2) the Term Loan Credit Agreement dated as of December 3, 2020 (as amended, amended and restated, extended, supplemented and/or otherwise modified from time to time, the “Facility B Credit Agreement” and together with the Facility A Credit Agreement, the “Credit Agreements” and each a “Credit Agreement”), by and among the Dart Industries Inc., a Delaware Corporation (the “Facility B Borrower”), the Lenders party thereto and Alter Domus, as Administrative Agent (in such capacity, the “Facility B Agent” and together with the Facility A Agent, the “Administrative Agents” and each an “Administrative Agent”). Capitalized terms used in this note (“Note”) and not otherwise defined herein have the respective meanings specified in the applicable Credit Agreement.

This Note evidences loans, advances and other credit extensions that may be borrowed, repaid and reborrowed from time to time and each Payor shall be obligated hereunder to pay to the appropriate Payee on demand the net amount outstanding on the date of any such demand, unless otherwise agreed in writing by such Payor and Payee, as applicable.

This Note has been pledged by each Payee that is a Loan Party to the Administrative Agent under each Credit Agreement, for the benefit of the Secured Parties under each Credit Agreement, as security for such Payee’s obligations, if any, under the Loan Documents to which such Payee is a party. Each Payor acknowledges and agrees that after the occurrence of and during the continuation of an Event of Default (as defined in the Credit Agreements), the applicable Administrative Agent and the other Secured Parties may exercise all the rights of each Payee that is a Loan Party under this Note and will not be subject to any abatement, reduction, recoupment, defense, setoff or counterclaim available to such Payor.

Each Payor and each Payee under this Note covenants and agrees that the obligations of each Payor hereunder shall be wholly subordinate, and junior in right of payment to the obligations of each Payor and each Payee under the Loan Documents (as defined in the applicable Credit Agreement), including the Loan Document Obligations (as defined under each of the Credit Agreements). Notwithstanding any right of any Payee to ask, demand, sue for, take or receive any payment from any Payor, all rights, Liens and security interests of such Payee, whether now or hereafter arising and howsoever existing, in any assets of any Payor (whether constituting part of the security or collateral given to any Secured Party to secure payment of all or any part of the Loan Document Obligations or otherwise) shall be and hereby are subordinated to the rights of the Secured Parties in such assets. Except as expressly permitted by the Loan Documents (as defined in each of the Credit Agreements), the Payees shall have no right to possession of any such asset or to foreclose upon, or exercise any other remedy in respect of, any such asset, whether by judicial action or otherwise, unless and until all of the Loan Document Obligations shall have been performed and paid in full (other than contingent indemnification obligations not due and payable) and all commitments have been expired or terminated.

If any Event of Default under the applicable Credit Agreement occurs and is continuing with respect to any of the Loan Document Obligations under the applicable Credit Agreement and the applicable Administrative Agent delivers notice to the Loan Parties instructing the Loan Parties that the Administrative Agent is thereby exercising its rights pursuant to this paragraph, then no payment or distribution of any kind or character by any Payor that is a Loan Party shall be made to any Payee that is not a Loan Party with respect to this Note until such Event of Default is no longer continuing, unless consented to by the applicable Administrative Agent.

This Note may be prepaid in whole or in part at any time without penalty or premium. All partial prepayments shall be applied first to accrued and unpaid interest and then to the unpaid principal amount of the obligations.

Upon the commencement of any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar proceeding of any jurisdiction relating to any Payor, the unpaid principal amount hereof with respect to the applicable Payor shall become immediately due and payable without presentment, demand, protest or notice of any kind in connection with this Note.

Each Payor shall maintain at its office a copy of each and any assignment of this Note delivered to it by any Payee and a register for the recordation of the name and address of such payee’s successors and registered assigns and remaining principal amount of the Note (the “Register”). The entries in the Register shall be conclusive absent manifest error, and each Payor may treat each person whose name is recorded in the Register pursuant to the terms hereof as a payee for all purposes of this Note, notwithstanding notice to the contrary. The Register shall be available for inspection by any Payee, at any reasonable time and from time to time upon reasonable notice.

From time to time after the date hereof, additional Subsidiaries and affiliates of Parent may become parties hereto (as a Payor and/or a Payee) by executing a counterpart signature page to this Note (each additional subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the other Payors and Payees and the Administrative Agents, notice of which is hereby waived by the other Payors and Payees, each Additional Party shall be a Payor and a Payee and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor or Payee hereunder.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

Each Payor, for itself and its successors and assigns, waives presentment, demand, protest and notice thereof or of dishonor and waives the right to be released by reason of any extension of time or other indulgences or change in the terms of payment or any change, alteration or release of any security given for the payment hereof. This Note may be amended, modified or supplemented only by an instrument in writing executed by each Payor and each Payee.

This Note shall be binding upon the Payors and their respective successors and assigns and shall inure to the benefit of the Payees and their respective successors and assigns (it being understood that Payees may assign this Note without the consent of Payors).

The Secured Parties shall be third party beneficiaries hereof and shall be entitled to enforce the subordination and other provisions hereof.

Notwithstanding anything to the contrary contained herein, in any other Loan Document or in any such promissory note or other instrument, this Note (i) replaces and supersedes any and all promissory notes or other instruments which create or evidence any loans or advances made on or before the date hereof by any Payee to any Payor and (ii) shall not be deemed replaced, superseded or in any way modified by any agreement, promissory note, document or other instrument entered into on or after the date hereof which purports to create or evidence any loan or advance by any Group Member to any other Group Member until the Maturity Date (as defined in the Credit Agreements). To the extent that the terms of any such other agreements, promissory notes, documents or instruments are inconsistent with this Note, this Note shall govern.

This Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Note by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Note.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Payee and each Payor has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date first written above.

PARENT:

TUPPERWARE BRANDS CORPORATION
a Delaware incorporation, as a Payor and a Payee

By:
Name:
Title:

DART:

DART INDUSTRIES INC.,
a Delaware corporation, as a Payor and a Payee

By:
Name:
Title:

SUBSIDIARY GUARANTORS:

DEERFIELD LAND CORPORATION,
a Delaware corporation, as a Payor and a Payee
PREMIERE PRODUCTS, INC.,
a Delaware corporation, as a Payor and a Payee
TUPPERWARE HOME PARTIES LLC,
a Delaware limited liability company, as a Payor and a Payee
TUPPERWARE INTERNATIONAL HOLDINGS CORPORATION,
a Delaware corporation, as a Payor and a Payee
TUPPERWARE PRODUCTS, INC.,
a Delaware corporation, as a Payor and a Payee
TUPPERWARE U.S., INC.,
a Delaware corporation, as a Payor and a Payee

By:
Name:
Title:

Signature Page to Global Intercompany Note

SUBSIDIARY GUARANTORS:

PREMIERE BRANDS INTERNATIONAL HOLDINGS B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands

By:
Name: Thomas K. Pauly
Title: Managing Director A

By:
Name: Nicolaas L. Verrips
Title: Managing Director B

TUPPERWARE NEDERLAND B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands

By:
Name: Thomas K. Pauly
Title: Managing Director A

By:
Name: Nicolaas L. Verrips
Title: Managing Director B

Signature Page to Global Intercompany Note

ENDORSEMENT

FOR VALUE RECEIVED, each of the undersigned does hereby sell, assign and transfer to _____________________ all of its interests in, to, and under that certain Intercompany Note (the “Note”) dated [ ], 20[ ] in the aggregate principal amount of $                 and issued by each Payor (as defined in the Note) in favor of each of the undersigned, and does hereby irrevocably constitute and appoint as attorney to transfer the Note, with full power of substitution in the premises.

This endorsement is intended to be attached to the Note and, when so attached, shall constitute an endorsement thereof.

From time to time after the date thereof, Additional Parties (as defined in the Note) may become parties to the Note. Upon execution and delivery of a counterpart signature page to this endorsement, each Additional Party that is a Payee under the Note (each, an “Additional Payee”) shall be as fully a signatory to this endorsement as if such Additional Payee were an original signatory hereof. Each Payee expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payee under the Note or hereunder. This endorsement shall be fully effective as to any Additional Payee that is or becomes a signatory hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payee to the Note or hereunder.

[Signature Pages Follow]

Dated: _______________ ___, 20__

[_],

a [_], as a Payor and a Payee

By:
Name:
Title:

EXHIBIT P

[FORM OF] NOTICE OF PREPAYMENT OF FACILITY A LOANS

Date: [______, 20__]

Alter Domus (US) LLC

225 W. Washington Street, 9th Floor,

Chicago, Illinois 60606 USA

Attention of Legal Department and Lisa Schutz

Email: legal@alterdomus.com and lisa.schutz@alterdomus.com

Ladies and Gentlemen:

Reference is made to that certain Term Loan Credit Agreement, dated as of December 3, 2020 (as further amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among Dart Industries Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Alter Domus (US) LLC, as Administrative Agent.

The undersigned Lender hereby certifies that it is (i) a lender of record under the Agreement and the Facility A Credit Agreement and (ii) the legal and beneficial owner of its Loans and the Facility A Loans.

Pursuant to Section 2.11[(a)(v)][(b)(vi)], the undersigned Lender hereby directs the Administrative Agent to apply [all][$____/____%] of its pro rata share of the [optional][mandatory] prepayment to prepay the Facility A Loans. For the avoidance of doubt, the prepayment shall be applied to solely pay down the principal of the Facility A Loans and will not be inclusive of interest.

The undersigned Lender has notified Parent (or Parent’s Affiliate or its counsel or representative), in its capacity as borrower under the Facility A Credit Agreement of such prepayment arrangement and Parent has acknowledged that the Lender’s pro rata portion of the [optional][mandatory] prepayment made under the Agreement will be applied to prepay its obligations under the Facility A Credit Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Prepayment of Facility A Loans as of the date first above written.

[LENDER]

By:
Name
Title: